Exhibit 10.1

  Execution Version

$350,000,000
Senior Secured Credit Facility

SIXTH AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

among

FRESHPET, INC.,
a Delaware corporation, as Borrower,

THE LENDERS FROM TIME TO TIME PARTY HERETO

and

CITY NATIONAL BANK,
as Lead Arranger and Agent

Dated as of February 19, 2021

i

3.10	Federal Regulations	72
3.11	ERISA Compliance	72
3.12	Investment Company Act	72
3.13	Subsidiaries	72
3.14	Purpose of Loans and Letters of Credit.	73
3.15	Accuracy and Completeness of Information	73
3.16	Real Property Assets	74
3.17	Permits, Etc	74
3.18	Nature of Business	74
3.19	Capital Structure and Equity Ownership	74
3.20	Insolvency	74
3.21	Labor Matters	74
3.22	Condemnation	75
3.23	[Reserved].	75
3.24	Foreign Assets Control Regulations; Anti-Money Laundering; Beneficial Ownership Certification.	75

Section 4.	CONDITIONS PRECEDENT	76
4.1	Conditions to Closing Date	76
4.2	Conditions to Each Loan	78

Section 5.	AFFIRMATIVE COVENANTS	79
5.1	Financial Statements	79
5.2	Certificates; Other Information	80
5.3	[Reserved].	81
5.4	Conduct of Business and Maintenance of Existence	81
5.5	Maintenance of Tangible Property; Insurance	82
5.6	Inspection of Property; Books and Records; Discussions	83
5.7	Use of Proceeds	83
5.8	Hedging Obligations	83
5.9	[Reserved]	83
5.10	Lease and License Compliance; Landlord Consents	83
5.11	Environmental Laws	84
5.12	Covenants Regarding Subsidiaries.	85
5.13	Payment of Taxes.	86
5.14	Acquisition of Real Property Collateral	86
5.15	Cash Management.	88
5.16	Certain Post-Closing Obligations	89

Section 6.	NEGATIVE COVENANTS	90
6.1	Financial Condition Covenants	90
6.2	Limitation on Indebtedness	91
6.3	Limitation on Liens	92
6.4	Limitation on Fundamental Changes	94
6.5	Limitation on Sale of Assets	94
6.6	Limitation on Restricted Payments	94
6.7	Limitation on Acquisitions, Investments, Loans and Advances	95

6.8	Transactions with Affiliates.	97
6.9	Fiscal Year	97
6.10	Prohibitions on Certain Agreements, Modifications to Certain Agreements	97
6.11	Sale-Leaseback Transactions	98
6.12	Line of Business	98
6.13	Anti-Terrorism Laws	98

Section 7.	EVENTS OF DEFAULT	99
7.1	Events of Default	99
7.2	Application of Payments and Proceeds	104

Section 8.	THE AGENT	104
8.1	Appointment	104
8.2	Delegation of Duties	105
8.3	Exculpatory Provisions	105
8.4	Reliance by Agent	105
8.5	Notice of Default	106
8.6	Non-Reliance on Agent and Other Lenders	106
8.7	Indemnification	107
8.8	Agent in Its Individual Capacity	107
8.9	Successor Agent	107
8.10	Administrative Agent May File Proofs of Claim	108
8.11	Collateral Matters	108
8.12	Lead Arranger	109

Section 9.	CREATION OF SECURITY INTEREST	109
9.1	Grant of Security Interest	109
9.2	Negotiable Collateral	109
9.3	Collection of Accounts, General Intangibles, and Negotiable Collateral	109
9.4	Filing of Financing Statements; Commercial Tort Claims; Delivery of Additional Documentation Required.	110
9.5	Power of Attorney	111
9.6	Right to Inspect	111
9.7	Control Agreements	111

Section 10.	MISCELLANEOUS	112
10.1	Amendments and Waivers	112
10.2	Replacement of Holdout Lender	113
10.3	Notices	113
10.4	No Waiver; Cumulative Remedies	115
10.5	Survival of Representations and Warranties	115
10.6	Payment of Expenses; Indemnification	115
10.7	Successors and Assigns; Participation; Purchasing Lenders	116
10.8	Adjustments; Set-Off	119
10.9	Counterparts	120
10.10	Severability	120
10.11	Integration	120

10.12	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE PROVISION	120
10.13	Acknowledgements	124
10.14	Headings	124
10.15	Confidentiality	124
10.16	Interest Rate Limitation	125
10.17	PATRIOT Act	125
10.18	Keepwell	125
10.19	Acknowledgement and Consent to Bail-In of Affected Financial Institutions.	126
10.20	Amendment and Restatement	126
10.21	Acknowledgement Regarding Any Supported QFCs	127
10.22	Revival and Reinstatement of Obligations; Certain Waivers.	128

Exhibits

	A-1	Form of Revolving Note
	A-2	Form of Delayed Draw Term Note
	A-3	Form of Swing Line Note
	B	Form of Continuation Notice
	C	Form of Borrowing Notice
	D	Form of Covenant Compliance Certificate
	E	Form of Assignment and Acceptance
	F	Form of Pricing Certificate

Schedules
	A.	Commitments
	3.1	Certain Off-Balance Sheet Items
	3.2	Legal Names
	3.13	Subsidiaries
	3.16	Real Property
	3.19	Capital Structure and Equity Ownership
	5.15	Cash Management Banks
	6.2	Indebtedness
	6.3	Liens

SIXTH AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This SIXTH AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT, made as of February 19, 2021, by and among (1) FRESHPET, INC., a Delaware corporation (the “Borrower”), (2) the banks and other lenders from time to time party hereto (the “Lenders”) and (3) CITY NATIONAL BANK, a national banking association (“CNB”), as lead arranger and administrative agent for the Lenders (in such capacity as administrative agent, together with its successors and assigns in such capacity, the “Agent”).

RECITALS

A.  The Borrower, CNB, as the Agent and a Lender, and certain other Lenders, are parties to that certain Fifth Amended and Restated Loan and Security Agreement, dated as of April 17, 2020 (as amended, restated, supplemented, or otherwise modified from time to time prior to the date hereof, the “Existing Loan Agreement”), pursuant to which the Lenders party thereto, made available to Borrower (i) a revolving loan and letter of credit facility in the aggregate maximum principal amount of $35,000,000, with an aggregate outstanding principal amount of $1,975,703.15 as of the date hereof, consisting entirely of Letter of Credit Usage (as defined in the Existing Loan Agreement), and (ii) delayed draw term loan facility in the aggregate maximum principal amount of $130,000,000, with an aggregate outstanding principal amount of $0.00 as of the date hereof.

B.  The Borrower has requested that the Existing Loan Agreement be amended and restated to (i) increase the revolving loan and letter of credit facility to $50,000,000, (ii) increase the delayed draw term loan facility to $300,000,000 and (iii) make certain other changes to the Existing Loan Agreement as set forth herein.

C.    The Agent and the Lenders have agreed to such requests, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend and restate the Existing Loan Agreement as follows, without constituting a novation:

SECTION 1.            DEFINITIONS

1.1            Defined Terms.  As used in this Agreement, the following terms shall have the following meanings:

“Accountants”:  any of the “Big Four” independent certified public accounting firms or other nationally recognized or regionally-recognized independent accounting firm reasonably acceptable to the Agent.

“Acquisition”:  any transaction, or any series of related transactions, consummated after the Closing Date, by which the Borrower and/or any of its Subsidiaries directly or indirectly (a) acquires any division, any operating business unit, or any line of business or all or substantially all of the assets of any firm, partnership, joint venture, limited liability company, corporation or division thereof, whether through purchase of assets, merger or otherwise, (b) acquires in one transaction or as the most recent transaction in a series of transactions control of securities of a Person engaged in an ongoing business representing more than 50% of the ordinary voting power for the election of directors or other governing position if the business affairs of such Person are managed by a board of directors or other governing body or (c) acquires control of more than 50% of the ownership interest in any partnership, joint venture, limited liability company, business trust or other Person that is not managed by a board of directors or other governing body.

“Adjusted EBITDA”:  for Borrower and its Subsidiaries on a consolidated basis, for the fiscal quarter most recently ended and the immediately preceding three fiscal quarters, the sum of (a) net income (or loss) for that period, plus (b) the aggregate amount of U.S. federal, state and local and non-U.S. taxes that are measured by income for that period (including distributions made pursuant to Section 6.6(ii)), plus (c) Interest Expense for that period, plus (d) depreciation expense for that period, plus (e) amortization expense for that period, plus (f) non-recurring plant start-up costs in connection with the Projects or other real property (including all buildings, fixtures, integrated equipment or other improvements located thereon) owned or leased by the Borrower for its pet food business operations in the United States, incurred in any period beginning with the quarter ending March 31, 2021, not to exceed $14,000,000 for all such costs added back pursuant to this clause (f) during the term of this Agreement, plus, (g) extraordinary, non-recurring or unusual costs, expenses or losses, in each case, acceptable to the Agent, not to exceed 20% of EBITDA for that period (or less extraordinary, non-recurring or unusual gains), plus (h) any non-cash expense associated with compensation in the form of Capital Stock paid to employees, officers and directors of the Borrower and its Subsidiaries, plus (i) any costs or expenses incurred pursuant to any stock option plan or any other management or employee benefit plan, agreement or any stock subscription or stockholders agreement, in each case set forth in clauses (b) through (i) without duplication and to the extent deducted in the calculation of net income.  For the avoidance of doubt, calculation of Adjusted EBITDA (i) shall not include addbacks for any lost revenue related to the COVID-19 global pandemic or other epidemiological conditions (such as downturns in the financial markets or pandemics) and (ii) shall exclude income or gains resulting from grants or forgiveness of any loans made pursuant to any program offered by Governmental Authorities in response to circumstances resulting from the COVID-19 virus, including without limitation, programs offered under the Coronavirus Aid, Relief, and Economic Security Act, and including the Paycheck Protection Program.  The Borrower shall provide to the Agent, upon request, back-up documentation regarding the foregoing add-backs, reasonably acceptable to the Agent.

“Affected Financial Institution”: (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate”:  as to any Person, (a) any other Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person or (b) any Person who is a director, officer, shareholder, member or partner (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in the preceding clause (a).  For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (i) vote securities having 10% or more of the ordinary voting power for the election of directors or managers of such Person or (ii) direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Agent”:  as defined in the preamble hereto.

“Aggregate Delayed Draw Term Loan Commitment”:  $300,000,000, as the same may be adjusted pursuant to the provisions hereof.

“Aggregate Revolving Loan Commitment”: $50,000,000, as the same may be adjusted pursuant to the provisions hereof.

“Aggregate Total Commitment”:  on any date of determination, collectively, the sum of the Aggregate Delayed Draw Term Loan Commitment and the Aggregate Revolving Loan Commitment.

“Aggregate Total Commitment Percentage”:  with respect to each Lender, the percentage equivalent of the ratio which such Lender’s Commitments bears to the Aggregate Total Commitment.

“Agreement”:  this Sixth Amended and Restated Loan and Security Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Anti-Terrorism Laws”:  any Requirements of Law relating to terrorism or money laundering, including Executive Order No. 13224, the PATRIOT Act, the Bank Secrecy Act, the Money Laundering Control Act of 1986 (i.e., 18 U.S.C. §§ 1956 and 1957), the Requirements of Law administered by OFAC, and all Requirements of Law comprising or implementing these laws.

“Applicable Margin”:  with respect to Revolving Loans and Delayed Draw Term Loans:

(i)      if the Total Funded Debt Ratio as of the fiscal quarter most recently ended (for which the Agent has received the financial statements and Covenant Compliance Certificate required by Sections 5.1 and 5.2(a)) is equal to or greater than 3.25:1.00 (“Leverage Level 1”), 3.25% per annum (in the case of LIBOR Loans) and 2.25% per annum (in the case of Base Rate Loans);

(ii)      if the Total Funded Debt Ratio as of the fiscal quarter most recently ended (for which the Agent has received the financial statements and Covenant Compliance Certificate required by Sections 5.1 and 5.2(a)) is less than 3.25:1.00, but equal to or greater than 2.50:1.00 (“Leverage Level 2”), 2.75% per annum (in the case of LIBOR Loans) and 1.75% per annum (in the case of Base Rate Loans);

(iii)      if the Total Funded Debt Ratio as of the fiscal quarter most recently ended (for which the Agent has received the financial statements and Covenant Compliance Certificate required by Sections 5.1 and 5.2(a)) is less than 2.50:1.00, but equal to or greater than 1.75:1.00 (“Leverage Level 3”), 2.25% per annum (in the case of LIBOR Loans) and 1.25% per annum (in the case of Base Rate Loans); and

(iv)      if the Total Funded Debt Ratio as of the fiscal quarter most recently ended (for which the Agent has received the financial statements and Covenant Compliance Certificate required by Sections 5.1 and 5.2(a)) is less than 1.75:1.00 (“Leverage Level 4”), 1.75% per annum (in the case of LIBOR Loans) and 0.75% per annum (in the case of Base Rate Loans).

Notwithstanding the foregoing or any provision herein to the contrary, during the period from and including the Closing Date through and including the date that is five (5) Business Days after receipt by the Agent of the financial statements and related Covenant Compliance Certificate referred to in Sections 5.1 and 5.2(a) with respect to the period ending March 31, 2021, the Applicable Margin for each Type of Revolving Loan and Delayed Draw Term Loan shall be set at Leverage Level 4.  Thereafter, the Applicable Margin for Revolving Loans and Delayed Draw Term Loans is subject to change following receipt by the Agent of a Pricing Certificate pursuant to Section 2.7(d).

“Asset Disposition”:  the sale, sale and leaseback, transfer, conveyance, exchange, long-term lease accorded sales treatment under GAAP or similar disposition (including by means of a merger, consolidation, amalgamation, joint venture or other substantive combination) of any of the properties, business or assets (other than cash and Cash Equivalents, but including the assignment of any lease, license or permit relating to any property) of the Borrower or any of its Subsidiaries to any Person or Persons; provided that Asset Dispositions shall not include any of the following:

(a)            the sale of inventory in the ordinary course of business;

(b)            dispositions of assets or property (x) between or among the Loan Parties or (y) by a Subsidiary to a Loan Party, to the extent (i) any resulting investment constitutes an investment permitted pursuant to Section 6.7, (ii) the foregoing constitutes a distribution permitted pursuant to Section 6.6, or (iii) the foregoing constitutes a transaction permitted by Section 6.4;

(c)            dispositions in the ordinary course of business constituting the sale or discount of accounts receivable reasonably in connection with the collection or compromise thereof;

(d)            the disposition of equipment that is substantially damaged, obsolete or worn-out in the ordinary course of business or no longer used or useful;

(e)            the use or transfer of money or Cash Equivalents in the ordinary course of business, in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents;

(f)            the licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business, or the lapse of intellectual property that is immaterial or no longer used in or necessary to its business;

(g)            trade-ins of assets to the extent that (i) such property is exchanged for credit against the purchase price of replacement property or (ii) the proceeds of such disposition are promptly applied to the purchase price of replacement property;

(h)            the sale or issuance by (x) the Borrower of its own Capital Stock, to the extent that any such disposition does not result in a Change of Control or (y) any Subsidiary of its own Capital Stock, to the extent that (i) any resulting investment constitutes an investment permitted pursuant to Section 6.7 and (ii) such disposition is not prohibited  by the terms of this Agreement;

(i)            the granting of a Lien permitted pursuant to Section 6.3;

(j)            dispositions resulting from property loss events or takings and transfers of property that has suffered a property loss event or a taking (constituting a total loss or constructive total loss of such property) upon receipt of the Net Proceeds of such property loss event or taking;

(k)            mergers or consolidations permitted by Section 6.4, Restricted Payments permitted by Section 6.6, and Investments permitted by Section 6.7; and

(l)            any other disposition of property; provided that the aggregate consideration received during any fiscal year of the Borrower for all such dispositions shall not exceed $1,000,000.

“Assignment and Acceptance”:  an Assignment and Acceptance in the form of Exhibit E to this Agreement.

“Available Delayed Draw Term Loan Commitment”:  with respect to each Delayed Draw Lender on the date of determination thereof, the amount by which (a) the Delayed Draw Term Loan Commitment of such Lender on such date exceeds (b) the principal sum of such Lender’s Delayed Draw Term Loans outstanding.

“Available Revolving Loan Commitment”:  with respect to each Revolving Loan Lender on the date of determination thereof, the amount by which (a) the Revolving Loan Commitment of such Lender on such date exceeds (b) the principal sum of (i) such Lender’s Revolving Loans outstanding, and (ii) the amount obtained by multiplying such Lender’s Revolving Loan Commitment Percentage by the aggregate Letter of Credit Amount of all Letters of Credit outstanding, all Swing Line Loans outstanding and the aggregate amount of unreimbursed drawings under all Letters of Credit on such date.

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation”:  (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom,  Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code”:  Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Base Rate”:  for any day, a rate per annum equal to the greater of (x) the Federal Funds Effective Rate in effect on such day plus ½ of 1% per annum, (y) subject to Section 2.25, the LIBOR Adjusted Rate (which rate shall be calculated based upon an Interest Period of 1 month and shall be determined on a daily basis), plus 1 percentage point, and (z) a fluctuating per annum rate of interest equal at all times to the rate of interest in effect for such day as announced from time to time by CNB as its “prime rate” as of such date; provided that if Base Rate shall be less than 0%, such rate shall be deemed to be 0% for all purposes under this Agreement.  The Base Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.  The Agent may make commercial loans or other loans at rates of interest at, above or below the Base Rate.  If, for any reason, the Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Agent to obtain sufficient quotations in accordance with the terms hereof, the Base Rate shall be determined without regard to clause (x) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist.  Any change in the Base Rate due to a change in the Federal Funds Effective Rate or the “Prime Rate”, as the case may be, shall be effective on the effective date of such change in the Federal Funds Effective Rate or the “Prime Rate”, as applicable.

“Base Rate Loans”:  Loans the rate of interest applicable to which is based upon the Base Rate.

“Beneficial Ownership Certification”: a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation”: 31 C.F.R. § 1010.230, as amended from time to time, and any successor regulation or statute.

“Blocked Person”:  a Person (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) majority owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) with which the Agent or any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224 or (e) that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.

“Books”: all of Borrower’s and its Subsidiaries’ now owned or hereafter acquired books and records (including all of their Records indicating, summarizing, or evidencing their assets (including the Collateral) or liabilities, all of Borrower’s and its Subsidiaries’ Records relating to their business operations or financial condition, and all of their Goods or General Intangibles related to such information).

“Borrower”:  as defined in the preamble hereto.

“Borrower Collateral”: all of Borrower’s now owned or hereafter acquired right, title, and interest in and to each of the following:

(a)            all of its Accounts,

(b)            all of its Books,

(c)            all of its Commercial Tort Claims,

(d)            all of its Deposit Accounts,

(e)            all of its Equipment,

(f)            all of its General Intangibles, including without limitation, Intellectual Property,

(g)            all of its Inventory,

(h)            all of its Investment Property (including all of its securities and Securities Accounts),

(i)            all of its Negotiable Collateral,

(j)            all of its Supporting Obligations,

(k)            Money or other assets of Borrower that now or hereafter come into the possession, custody, or control of any Secured Party, and

(l)            the proceeds and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance covering any or all of the foregoing, and any and all Accounts, Books, Deposit Accounts, Equipment, General Intangibles, Inventory, Investment Property, Negotiable Collateral, Real Property, Supporting Obligations, Money, or other tangible or intangible property resulting from the sale, lease, license, exchange, collection, or other disposition of any of the foregoing, or any portion thereof or interest therein, and the proceeds thereof; provided that “Borrower Collateral” shall not include the Excluded Property; provided, further, that if and when any property shall cease to be Excluded Property, “Borrower Collateral” shall include such property and a Lien on and security interest in such property shall be deemed granted therein.

“Borrowing Notice”:  a notice from the Borrower to the Agent requesting a borrowing of Loans, substantially in the form of Exhibit C attached hereto.

“Business Day”:  a day other than a Saturday, Sunday or other day on which commercial banks in the State of New York or California are authorized or required by law to close and which, in the case of a LIBOR Loan, is a Eurodollar Business Day.

“Canadian Subsidiary”: Professor Connors Canada, Inc., a company organized under the laws of the province of Ontario.

“Canadian Subsidiary Dissolution”: means any of the consolidation, combination or merger of the Canadian Subsidiary with and into Borrower or the liquidation, wind up, dissolution or other similar transaction reasonably approved by the Agent, of the Canadian Subsidiary (in each case, including any similar transaction under local law governing of such Subsidiary); provided, that if the aggregate Net Proceeds received from all such transactions are in an amount greater than $1,000,000, the remaining assets of the Canadian Subsidiary (if any) and any proceeds of any of the foregoing shall be transferred to Borrower.

“Capital Expenditures”:  means, with respect to any Person for any period, the aggregate of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed excluding (a) interest capitalized during such period, (b) any expenditure described above to the extent such expenditure is part of the aggregate amounts payable as consideration for any Permitted Acquisition consummated during or prior to such period, (c) to the extent permitted by this Agreement, the Net Proceeds of any Asset Disposition used or contractually committed to be so used by Borrower or any of its Subsidiaries in accordance with Section 2.4(b), (d) expenditures of proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or other property or otherwise to acquire, maintain, develop, construct, improve, upgrade or repair assets or properties useful in the business of Borrower and the Subsidiaries, (e) expenditures that are accounted for as capital expenditures of such person and that actually are paid for by, or for which Borrower or any Subsidiary receives reimbursement in cash from, a third party and for which none of Borrower or any Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other person (whether before, during or after such period), and (f) other expenditures that Agent determines in its discretion to exclude from this definition of “Capital Expenditures”.

“Capitalized Lease Obligations”:  obligations for the payment of rent for any real or personal property under leases or agreements to lease that, in accordance with GAAP, have been or should be capitalized on the books of the lessee and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock”:  any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), any and all warrants, options or rights to purchase or any other securities convertible into any of the foregoing.

“Cash Collateral Deposit”:  cash deposits made by the Borrower to the Agent to be held by the Agent as Collateral pursuant hereto or pursuant to such other security documentation as the Agent shall request, for the reimbursement of drawings under Letters of Credit and to the Swing Line Lender for reimbursement of Swing Line Loans.

 “Cash Equivalents”:  means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group (“S&P”) or Moody’s Investor Service, Inc.  (“Moody’s”), (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit or bankers’ acceptances maturing within 1 year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000, (e) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the amount maintained with any such other bank is less than or equal to $100,000 and is insured by the Federal Deposit Insurance Corporation, and (f) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (e) above.

“Cash Management Account”: as defined in Section 5.15(a) hereof.

“Cash Management Bank”: as defined in Section 5.15 hereof.

“Cash Management Obligations”:  obligations of the Loan Parties to any Eligible Counterparty under one or more credit cards, debit cards, cash management agreements, deposit account agreements, treasury agreements, sweep agreements or similar agreements pertaining to cash management services, including without limitation, automated clearing house services.

“CFC” means any Subsidiary of a Loan Party that is a controlled foreign corporation (as that term is defined in Section 957 of the Code) the dividends of which are not entitled to the dividends received deduction under Section 245A of the Code.

“CFC Holdco” means any Subsidiary of a Loan Party substantially all of the assets of which consist of the Capital Stock (including, for this purpose, any debt or other instrument treated as equity for U.S. federal income tax purposes) or Capital Stock and indebtedness of any CFC or any other CFC Holdco.

“Change in Law”: the occurrence, after the date of this Agreement, of any of the following:  (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control”:  (a) any Person or two or more Persons acting in concert, shall have acquired beneficial ownership, directly or indirectly, of Capital Stock of Borrower (or other securities convertible into such Capital Stock) representing 35% or more of the combined voting power of all Capital Stock of Borrower entitled (without regard to the occurrence of any contingency) to vote for the election of members of the board of directors or other governing body of Borrower; (b) any Person or two or more Persons acting in concert, shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of Borrower or control over the Capital Stock of such Person entitled to vote for members of the board of directors or other governing body of Borrower on a fully-diluted basis (and taking into account all such Capital Stock that such Person or group has the right to acquire pursuant to any option right) representing 35% or more of the combined voting power of such Capital Stock; or (c) Borrower shall cease to hold 100% of the Capital Stock and voting power of each of its Subsidiaries that is a Guarantor (other than in connection with any transaction permitted pursuant to Section 6.4).

“Chillers”: a refrigerated unit out of which Borrower’s products are sold.

“Closing Date”:  the date on which the conditions set forth in Sections 4.1 and 4.2 are satisfied and the initial Loan is made, which date is February 19, 2021.

 “Code”:  the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Collateral”:  all of the property (tangible or intangible) subject to or purported to be subject to the lien or security interest purported to be created by any Loan Document as security for all or part of the Obligations, including without limitation, the Borrower Collateral.

“Collateral Documents”:  each Guaranty, each Guarantor Security Agreement, the Stock Pledge Agreement, the Mortgages, each Intellectual Property Security Agreement, any Control Agreements and all other instruments, documents and agreements encumbering the Collateral or evidencing or perfecting a security interest therein for the benefit of the Secured Parties, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Collections”: all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds).

“Commitment”:  a Revolving Loan Commitment or a Delayed Draw Term Loan Commitment, as applicable.

“Commitment Increase Notice”:   as defined in Section 2.23(a) hereof.

“Commodity Exchange Act”:  the Commodity Exchange Act (7 U.S.C. § 1 et seq.) as amended from time to time, and any successor statute.

“Continuation Notice”:  a request for continuation or conversion of a Loan as set forth in Section 2.5, substantially in the form of Exhibit B attached hereto.

“Contractual Obligation”:  as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control Agreement”:  a control agreement, restricted account agreement or similar agreement or document, in each case in form and substance reasonably satisfactory to the Agent and entered into for the purpose of perfecting a security interest in one or more Securities Accounts, Deposit Accounts, electronic Chattel Paper, Investment Property, and Letter-of-Credit Rights of the Loan Parties.

“Correct Applicable Margin”:  as defined in Section 2.7(e) hereof.

“Covenant Compliance Certificate”:  a certificate of a Responsible Officer or other senior officer of the Borrower substantially in the form of Exhibit D attached hereto.

“Debt Offering”:  the incurrence, sale or issuance by the Borrower or any Subsidiary of any debt securities or other Indebtedness of the type referred to in clauses (i) or (iii) of the definition of Indebtedness in this Section 1.1, other than any Indebtedness permitted by Section 6.2.

“Debt Service”:  for the Borrower and its Subsidiaries on a consolidated basis, for the fiscal quarter most recently ended and the immediately preceding three fiscal quarters, without duplication, the sum of (a) Interest Expense of the Borrower and its Subsidiaries for such period paid or required to be paid in cash plus (b) the aggregate amount of scheduled principal payments made on Total Funded Debt for such period.

“Default”:  any of the events specified in Section 7.1, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Defaulting Lender”:  any Lender that (a) has failed to fund any portion of the Loans required to be funded by it, (b) has failed to pay over to Agent or any other Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless the subject of a good faith dispute, (c) has notified the Borrower or the Agent in writing or has made a public statement to the effect that it does not intend or expect to comply with its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit, (d) is or becomes (or whose parent company is or becomes) the subject of a bankruptcy, insolvency, receivership or conservatorship proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or (e) becomes the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of an ownership interest in such Lender or parent company thereof or the exercise of control over a Lender or parent company thereof by a governmental authority or instrumentality thereof.

“Delayed Draw Lender”:  each Lender having (i) a Delayed Draw Term Loan Commitment or (ii) Delayed Draw Term Loans outstanding.

“Delayed Draw Term Loan”:  as defined in Section 2.2(a) hereof.

“Delayed Draw Term Loan Commitment”:  the commitment of a Lender to make a Delayed Draw Term Loan hereunder as set forth on Schedule A hereof, as the same may be adjusted pursuant to the provisions hereof.

“Delayed Draw Term Loan Commitment Expiration Date”:  August 19, 2023, or such earlier date as such Commitment shall expire or be terminated or the Delayed Draw Term Loans shall become due and payable in accordance with the terms hereof (whether pursuant to Section 7.1 or otherwise).

“Delayed Draw Term Loan Commitment Percentage”:  with respect to each Delayed Draw Lender, the percentage equivalent of the ratio which such Lender’s Delayed Draw Term Loan Commitment bears to the Aggregate Delayed Draw Term Loan Commitment.

“Delayed Draw Term Loan Maturity Date”:  February 19, 2026, or such earlier date as the Delayed Draw Term Loans shall become due and payable in accordance with the terms hereof (whether pursuant to Section 7.1 or otherwise).

“Delayed Draw Term Note”:  as defined in Section 2.2(c) hereof.

“Delayed Draw Term Reduction Installment”:  prior to the Secondary Conversion Date, the Initial DDTL Reduction Installment, and thereafter the Secondary DDTL Reduction Installment.

“Division/Series Transaction”:  with respect to the Loan Parties and their Subsidiaries, that any such Person (a) divides into two or more Persons (whether or not the original Loan Party or Subsidiary thereof survives such division) or (b) creates, or reorganizes into, one or more series, in each case as contemplated under the laws of any jurisdiction.

“Dollars” and “$”:  dollars in lawful currency of the United States.

“Dutch Subsidiary”: Freshpet NE B.V., a company organized under the laws of Netherlands.

“EBITDA”: for the Borrower and its Subsidiaries, on a consolidated basis, without duplication, with respect to any period, the sum of (a) net income (or loss) for that period, plus (b) to the extent deducted in the calculation of net income, the aggregate amount of U.S. federal, state and local and non-U.S. taxes, in each case, that are measured by income for that period, plus (c) Interest Expense for that period, plus (d) depreciation expense for that period, plus (e) amortization expense for such period.

“EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority”: any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Counterparty”: the Agent, any Affiliate of the Agent, any Lender and any Affiliate of any Lender, in each case, that from time to time enters into a Lender Hedging Agreement or Cash Management Obligation with the Borrower or any Subsidiary thereof; provided, the term “Eligible Counterparty” shall include any Person that is the Agent, an Affiliate of the Agent, a Lender or an Affiliate of a Lender as of the Closing Date or as of the date that such Person enters into a Lender Hedging Agreement or Cash Management Obligation, as applicable, but subsequently ceases to be the Agent, an Affiliate of the Agent, a Lender or an Affiliate of a Lender, as the case may be.

“Environmental Actions”: any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other communication from any Governmental Authority, or any third party alleging violations of Environmental Laws or releases of Hazardous Substances from (a) any assets, properties, or businesses of Borrower, its Subsidiaries, or any of their predecessors in interest, or (b) from or onto any facilities which received Hazardous Substances generated by Borrower, its Subsidiaries, or any of their predecessors in interest.

“Environmental Indemnity”: with respect to any Real Property, an  environmental indemnity agreement (whether provided as a separate document or included in another document required to be delivered to the Agent pursuant to this Agreement or any other Loan Document in connection with such Real Property), executed by the Loan Parties, in form and substance reasonably satisfactory to the Agent.

“Environmental Laws”:  all federal, state, provincial, foreign and local laws, rules and regulations governing (a) environmental matters, (b) the generation, use, control, removal, storage, transportation, spill, release or discharge of Hazardous Substances and (c) as it relates to exposure to Hazardous Substances, occupational safety and health, industrial hygiene, or the protection of human, plant or animal health, including without limitation as provided in the provisions of and the regulations under (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. §§9601 et seq.), (ii) the Solid Waste Disposal Act (42 U.S.C. §§6901 et seq.), (iii) the Clean Air Act (42 U.S.C. §§7401 et seq.), (iv) the Hazardous Materials Transportation Act (49 U.S.C. §§1801 et seq.), (v) the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §§6901 et seq.), (vi) the Federal Water Pollution Control Act (33 U.S.C. §§1251 et seq.), (vii) the Safe Drinking Water Act (42 U.S.C. §§3000(f) et seq.), (viii) the Oil Pollution Act of 1990 (33 USC §2701 et seq.), (ix) the Emergency Planning and the Community Right-to-Know Act of 1986 (42 USC §11001 et seq.), (x) the Occupational Safety and Health Act (29 USC §651 et seq.), to the extent it regulates occupational exposure to Hazardous Substances, and (xi) the Toxic Substances Control Act (15 U.S.C. §§2601 et seq.), any state and local or foreign counterparts or equivalents, all as heretofore or hereafter amended.

“Environmental Liabilities and Costs”: all liabilities, monetary obligations, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which arise from any Environmental Action.

“Environmental Lien”: any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

“Equipment”: Equipment (as that term is defined in the UCC) and includes machinery, machine tools, motors, furniture, furnishings, fixtures, vehicles (including motor vehicles), computer hardware, tools, parts, and goods (other than consumer goods, farm products, or Inventory), wherever located, including all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing.

“Equityholder Agreements”:  each shareholder agreement, member agreement, partner agreement, voting agreement, buy-sell agreement, option, warrant, put, call, right of first refusal, and other agreement or instrument governing the equity of any Loan Party or any other security with conversion rights into equity of any Loan Party.

“Equity Offering”:  the sale or issuance (or reissuance) by the Borrower or any Subsidiary of any Capital Stock or beneficial interests (common stock, preferred stock, partnership interests, member interests or otherwise) or any options, warrants, convertible securities or other rights to purchase such Capital Stock or beneficial interests.

“ERISA”:  the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate”:  as to any Person, each trade or business including such Person, whether or not incorporated, which together with such Person would be treated as a single employer under Sections 414(b) or (c) of the Code, or, solely with respect to Section 412 of the Code, Sections 414(m) or (o) of the Code.

“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar Business Day”:  any day on which banks are open for dealings in Dollar deposits in the London interbank market.

“Event of Default”:  as defined in Section 7.1 hereof.

“Excess Cash Flow”:  for the Borrower and its Subsidiaries on a consolidated basis, with respect to the fiscal year of the Borrower ending on December 31, 2020, and each fiscal year thereafter, without duplication, the sum of (a) EBITDA for such period, minus (b) cash Interest Expense and aggregate cash amount of any premium, make-whole or penalty payments paid during such period, minus (c) the aggregate principal amount of scheduled payments on any Indebtedness of the Borrower or any Subsidiary and Cash Collateral Deposits with respect to outstanding Letters of Credit, in each case made during such period, minus (d) unfinanced (other than with the proceeds of revolving borrowings) Capital Expenditures made in cash by the Borrower and its Subsidiaries during such period to the extent not prohibited by this Agreement, minus (e) aggregate amount of U.S. federal, state and local and non-U.S. taxes that are paid in cash during such period (including distributions made pursuant to Section 6.6(ii)).

“Exchange Act”: the Securities Exchange Act of 1934, as in effect from time to time.

“Excluded Deposit Accounts”: (a) Deposit Accounts the balance of which consists exclusively of withheld income taxes and federal, state or local employment taxes, (b) all Deposit Accounts constituting (and the balance of which consists solely of funds set aside in connection with) payroll accounts, trust or fiduciary accounts, and accounts dedicated to the payment of accrued employee benefits, medical, dental and employee benefits claims to employees of any Loan Party, (c) zero balance disbursement accounts and (d) other Deposit Accounts maintained in the ordinary course of business containing cash amounts that do not exceed at any time $250,000 for any such account and $500,000 in the aggregate for all such accounts under this clause (d).

“Excluded Prepayment Amount”:  as defined in Section 2.7(g).

“Excluded Property”: (i) (A) that portion of the outstanding Capital Stock of any CFC or CFC Holdco that is a direct Subsidiary of a Loan Party, which exceeds an aggregate of 65% of the total combined voting power of all classes of the Capital Stock of such CFC or CFC Holdco entitled to vote (within the meaning of Treasury Regulation Section 1.956-2(c)(2) or any successor regulation thereto); provided that, Excluded Property shall not include, and Collateral shall include, 100% of each class of Capital Stock of any such CFC or CFC Holdco not entitled to vote (within the meaning of Treasury Regulation Section 1.956-2(c)(2) or any successor regulation thereto), (B) any Capital Stock of any direct or indirect Subsidiary of a CFC or CFC Holdco and (C) any assets of any Excluded Subsidiary, (ii) any rights or interest in any contract, lease, permit, license, or license agreement covering real or personal property of Borrower if under the terms of such contract, lease, permit, license, or license agreement, or applicable law with respect thereto, the grant of a security interest or Lien therein is prohibited as a matter of law or under the terms of such contract, lease, permit, license, or license agreement and such prohibition or restriction has not been waived or the consent of the other party to such contract, lease, permit, license, or license agreement has not been obtained (provided, that, (A) the foregoing exclusions of this clause (ii) shall in no way be construed (1) to apply to the extent that any described prohibition or restriction is unenforceable under Section 9-406, 9-407, 9-408, or 9-409 of the UCC or other applicable law, or (2) to apply to the extent that any consent or waiver has been obtained that would permit Agent’s security interest or Lien notwithstanding the prohibition or restriction on the pledge of such contract, lease, permit, license, or license agreement and (B) the foregoing exclusions of clauses (i) and (ii) shall in no way be construed to limit, impair, or otherwise affect any of Agent’s, any other Secured Party’s continuing security interests in and Liens upon any rights or interests of Borrower in or to (1) monies due or to become due under or in connection with any described contract, lease, permit, license, license agreement, or Capital Stock (including any Accounts or Capital Stock), or (2) any proceeds from the sale, license, lease, or other dispositions of any such contract, lease, permit, license, license agreement, or Capital Stock) and (iii) any United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law; provided that upon submission and acceptance by the United States Patent and Trademark Office of an amendment to allege use pursuant to 15 U.S.C. Section 1060(a) (or any successor provision), such intent-to-use trademark application shall not be considered Excluded Property.

“Excluded Subsidiary” means any Subsidiary of a Loan Party that is a CFC, a CFC Holdco or a direct or indirect Subsidiary of a CFC or CFC Holdco.

“Excluded Swap Obligations”:  with respect to any Loan Party (other than the direct counterparty of such Swap Obligation), any Swap Obligation of a Loan Party (other than the direct counterparty of such Swap Obligation) if, and to the extent that, all or a portion of the guarantee of such Loan Party pursuant to a Guaranty of, or the grant by such Loan Party of a security interest pursuant to the Loan Documents to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the guarantee of such Loan Party pursuant to a Guaranty or the grant of such security interest pursuant to a Loan Document would have otherwise become effective with respect to such Swap Obligation but for such Guarantor’s failure to constitute an “eligible contract participant” at such time.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes”:  with respect to the Agent, any Lender or any other recipient of any payment made by or on account of any obligation of any Loan Party under any Loan Document, (i) Taxes imposed on or measured by its net income or net profits (however denominated), franchise Taxes imposed on it in lieu of net income Taxes and branch profits Taxes imposed on it, in each case, by any jurisdiction (or any political subdivision thereof) (a) as a result of the recipient being organized under the laws of, or having its principal office located in, or, in the case of any Lender, its applicable lending office in such jurisdiction, or (b) that are Other Connection Taxes, (ii) any US federal withholding Tax that is imposed on amounts payable to a Lender (other than a Non-US Lender that becomes a Lender pursuant to a request by a Loan Party) under any laws in effect at the time such Lender becomes a party hereto (or designates a new lending office), except to the extent that, in the case where a Lender designates a new lending office, such Lender, or in the case of an assignment, the assignor, was entitled, immediately prior to the time of designation of a new lending office or assignment as the case may be, to receive additional amounts from the Borrower with respect to such Tax pursuant to Section 2.13(a), (iii) any Tax is attributable to such recipient’s failure to comply with Section 2.13(e) and (iv) any withholding Tax that is imposed pursuant to FATCA.

“Existing Loan Agreement”: has the meaning set forth in the recitals to this Agreement.

“FATCA”:  Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any applicable agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Agent from three federal funds brokers of national recognized standing selected by it.

“Fee Letter”:  that certain amended and restated side letter dated as of the Closing Date executed between the Borrower and the Agent with respect to certain fees payable in connection with this Agreement, as it may be amended, modified or restated from time to time.

“Financial Statements”:  (a) the audited balance sheet of the Borrower for the fiscal year ended December 31, 2019, and the related statements of income and cash flows as of and for the fiscal year then ended and (b) the unaudited balance sheet of the Borrower for the twelve-month period ended on December 31, 2020, and the related statements of income as of and for the year to date then ended.

“Fixed Charge Coverage Ratio”:  for the Borrower and its Subsidiaries on a consolidated basis, for the fiscal quarter most recently ended and the immediately preceding three fiscal quarters, the ratio of Free Cash Flow to Debt Service for such period.

“Flood Insurance Laws”: collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (v) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Foreign Subsidiary”:  any Subsidiary that is not organized under the laws of the United States, any state thereof or the District of Columbia.

 “Free Cash Flow”:  with respect to any fiscal period, without duplication, the sum of (a) Adjusted EBITDA for such fiscal period, minus (b) Maintenance Capital Expenditures made (to the extent not already incurred in a prior period) or incurred during such period, minus (c) the aggregate amount of U.S. federal, state and local and non-U.S. taxes paid in cash on or measured by income of the Borrower and its Subsidiaries for such fiscal period (including, without duplication, Restricted Payments made pursuant to Section 6.6(ii) for the purpose of allowing the Borrower’s members to pay income taxes attributable to the business of the Borrower and its Subsidiaries), minus all Restricted Payments made during such period.

“Fronting Exposure”: at any time there is a Defaulting Lender, (i) such Defaulting Lender’s Revolving Loan Commitment Percentage of the outstanding Letter of Credit Amount and (ii) such Defaulting Lender’s pro rata share of outstanding Swing Line Loans made by the Swing Line Lender other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof.

“GAAP”:  generally accepted accounting principles in the United States in effect from time to time.

“General Intangibles”: General Intangibles (as that term is defined in the UCC), including payment intangibles, contract rights, rights to payment, rights arising under common law, statutes, or regulations, choses or things in action, goodwill, patents, trade names, trade secrets, trademarks, servicemarks, copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, infringement claims, computer programs, information contained on computer disks or tapes, software, literature, reports, catalogs, insurance premium rebates, tax refunds, and tax refund claims, and any other personal property other than Accounts, Deposit Accounts, Goods, Investment Property, and Negotiable Collateral.

“Governmental Authority”:  any nation or government, any federal, state or other political subdivision thereof and any federal, state or local entity exercising executive, legislative, judicial, regulatory or administrative functions of government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee Obligation”:  as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) which Person the guaranteeing person has agreed to reimburse or indemnify for undertaking such obligation in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds for the purchase or payment of any such primary obligation or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection or customary indemnifications under agreements, in each case given or entered into in the ordinary course of business.  The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lesser of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantor Security Agreement”:  one or more security agreements executed and delivered by a Guarantor, including pursuant to Section 5.12(a) hereof, to secure the obligations of the Guarantors under any Guaranty, in each case, in form and substance reasonably satisfactory to the Agent, as the same may be amended, restated, modified or supplemented in accordance with the terms hereof and thereof.

“Guarantors”:  collectively, (a) each Subsidiary of the Borrower (other than an Excluded Subsidiary)  and (b) with respect to any Hedging Obligations owing by any Loan Party or any of its Subsidiaries and any Swap Obligation of a Specified Loan Party, the Borrower.  For the avoidance of doubt, no Excluded Subsidiary shall be a Guarantor.

“Guaranty”:  one or more guaranty agreements executed and delivered by a Guarantor, including pursuant to Section 5.12(a) hereof, guaranteeing the Obligations, in each case, in form and substance reasonably satisfactory to the Agent, as the same may be amended, restated, modified or supplemented in accordance with the terms hereof and thereof.

“Hazardous Substances”:  any substance or material that is described as a toxic or hazardous substance, waste, material, pollutant, contaminant or infectious waste, or words of similar import or meaning, or any other words which are intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, or reproductive toxicity and includes, without limitation, asbestos and asbestos containing materials, petroleum (including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel, or any mixture thereof), petroleum products, polychlorinated biphenyls, urea formaldehyde, radon gas, radioactive matter, medical waste, otherwise regulated materials and chemicals which cause cancer or reproductive toxicity, which is or becomes designated, classified or regulated as being “toxic”, “hazardous” or similarly designated, classified or regulated under any Environmental Laws.

“Hedging Agreements”:  as defined in the definition of “Hedging Obligations” in this Section 1.1.

“Hedging Obligations”:  of any Person, any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, commodity prices, exchange rates or forward rates applicable to such party’s assets, liabilities or exchange transactions, including dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants or any similar derivative transactions (“Hedging Agreements”), and (ii) any and all cancellations, buy-backs, reversals, terminations or assignments of any of the foregoing; provided that Hedging Obligations shall not include Excluded Swap Obligations.

“Holdout Lender”: as defined in Section 10.2.

“Increased Amount Date”:  as defined in Section 2.23 hereof.

“Incremental Facility Supplement”:  as defined in Section 2.23 hereof.

“Incremental Term Loan”:  as defined in Section 2.23 hereof.

“Incremental Term Loan Commitment”:  as defined in Section 2.23 hereof.

“Incremental Term Note”:  as defined in Section 2.23 hereof.

“Indebtedness”:  as to any Person, (i) all indebtedness of such Person for borrowed money, (ii) all indebtedness of such Person for the deferred purchase price of property or services incurred in the ordinary course of business (other than trade payables or deferred rent, taxes or compensation, in each case, incurred in the ordinary course of business and repayable in accordance with customary trade practices), (iii) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (iv) all indebtedness created or arising under any conditional-sale or other title-retention agreement with respect to property acquired by such Person, (v) all Capitalized Lease Obligations of such Person, (vi) all obligations, contingent or otherwise, of such Person under bankers’ acceptance, Letter of Credit or similar facilities, (vii) all mandatory redemption, mandatory repurchase or mandatory dividend obligations of such Person with respect to its stock, in each case to the extent due in cash on or before that date that is ninety-one (91) days after the later of the Revolving Loan Commitment Expiration Date, the Delayed Draw Term Loan Maturity Date and the maturity date of any Incremental Term Loan facility, (viii) all liabilities in respect of unfunded vested benefits under plans covered by Title IV of ERISA, (ix) all Hedging Obligations of such Person and (x) all Guarantee Obligations of such Person in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to secure a credit against loss in respect of, indebtedness or obligations of others of the kinds referred to in clause (i), (ii), (iii), (iv), (v), (vi), (vii), (viii), or (ix) above.

“Indemnified Taxes”:  (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (ii) to the extent not otherwise described in (i), Other Taxes.

“Insolvency”:  with respect to any Multiemployer Plan, the condition that such Multiemployer Plan is insolvent within the meaning of Section 4245 of ERISA.

“Installed Store”: a store or other place of business not owned, leased or operated by a Loan Party or any of its Affiliates in which Borrower’s products are maintained and sold.

“Intellectual Property”:  as defined in Section 3.8 hereof.

“Intellectual Property Security Agreement”:  any patent security agreement, trademark security agreement, copyright security agreement, or any notice thereof, made by the grantors party thereto in favor of the Agent, in form and substance reasonably satisfactory to the Agent, including that certain Third Amended and Restated Trademark Security Agreement, dated as of May 15, 2019, executed and delivered by Borrower and Agent, in each case, as the same may be amended, restated, modified or supplemented in accordance with the terms hereof and thereof.

“Intercompany Subordination Agreement”: that certain Amended and Restated Intercompany Subordination Agreement, dated as of November 13, 2014, executed and delivered by Borrower, the Canadian Subsidiary and Agent, as supplemented by (i) that certain Joinder Agreement, dated as of September 21, 2017, by and among the UK Subsidiary, Borrower and the Agent and (ii) that certain Joinder Agreement, dated as of May 15, 2019, by and among the Dutch Subsidiary, Borrower and the Agent, and as the same may be further amended, restated, supplemented, or otherwise modified from time to time in accordance to the terms thereof and hereof.

“Interest Expense”:  as of any date, with respect to any Person, the sum of (a) all cash interest, unused commitment fees, letter of credit fees and similar fees (in each case as such expenses are calculated according to GAAP) paid or payable (without duplication) for such fiscal period by that Person to a lender in connection with borrowed money or the deferred purchase price of assets, in each case to the extent considered “interest expense” under GAAP, including the net effect of payments made or received by the Borrower under any Hedging Agreement to the extent allocable to such period under GAAP plus (b) the portion of rent paid or payable (without duplication) for such fiscal period by that Person under Capitalized Lease Obligations that is treated as interest in accordance with GAAP.

“Interest Payment Date”:  (a) as to any Base Rate Loan, the last Business Day of each calendar quarter to occur while any such Loan is outstanding, (b) as to any LIBOR Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any LIBOR Loan having an Interest Period longer than three months, each day which is at the end of each three month-period within such Interest Period after the first day of such Interest Period and the last day of such Interest Period and (d) for each of clauses (a), (b) and (c) above the day on which any such Loan becomes due and payable in full or is paid or prepaid in full.

“Interest Period”:  with respect to any LIBOR Loan (other than with respect to LIBOR Loans outstanding with respect to Swing Line Loans, which shall be subject to the last paragraph of this definition):

(a)            initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such LIBOR Loan and ending one (1), two (2), three (3), or six (6) months thereafter, as available, as selected by the Borrower in its notice of borrowing or its Continuation Notice, as the case may be, given with respect thereto; and

(b)            thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such LIBOR Loan and ending one (1), two (2), three (3), or six (6) months thereafter, as available, as selected by the Borrower by irrevocable notice to the Agent not less than three (3) Eurodollar Business Days prior to the last day of the then current Interest Period with respect thereto;

provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)            if any Interest Period pertaining to a LIBOR Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)            any Interest Period for any Loan that would otherwise extend beyond the date final payment is due on such Loan shall end on the date of such final payment; and

(iii)            any Interest Period pertaining to a LIBOR Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

“Interest Rate Determination Date”:  with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

“Investment Company Act”:  as defined in Section 3.12 hereof.

“IRS”:  the U.S. Internal Revenue Service.

“Issuing Bank”:  CNB.

“Kitchen South Agreement”:  that certain Contract Manufacturing Agreement entered into by the Borrower and the contractor thereunder with respect to the manufacturing of the Borrower’s products in Arkansas, a copy of which has been provided to the Agent prior to the Closing Date, as such agreement may be amended, restated, supplemented, or otherwise modified from time to time in accordance to the terms thereof and hereof.

“Landlord Consent”:  each waiver or consent or similar document executed by the landlord of the Borrower or any Subsidiary, in form and substance reasonably satisfactory to the Agent, as such agreements may be amended, restated, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“Lenders”:  as defined in the preamble hereto and Section 8.8 hereof. References to the “Lenders” will include the Issuing Bank and the Swing Line Lender, where applicable.

 “Lender Hedging Agreement”:  any Hedging Agreement entered into between the Borrower or any Subsidiary thereof and an Eligible Counterparty.

“Letter of Credit”:  as defined in Section 2.1(b) hereof.

“Letter of Credit Amount”:  the stated maximum amount available to be drawn under a particular Letter of Credit, as such amount may be reduced or reinstated from time to time in accordance with the terms of such Letter of Credit.

“Letter of Credit Request”:  a request by the Borrower for the issuance of a Letter of Credit on the Agent’s standard form of standby Letter of Credit application and agreement.

“Letter of Credit Sublimit”:  as defined in Section 2.1(b) hereof.

“Leverage Level 1”:  as used in the definition of “Applicable Margin” contained in this Section 1.1.

“LIBOR”:  with respect to any LIBOR Loan for any Interest Period, a rate per annum equal to the rate determined by the Agent and equal to the rate (rounded upwards, if necessary, to the nearest 1/100 of 1%) quoted as (i) the “LIBOR Rate” which appears on the Bloomberg Screen B TMM Page under the heading “LIBOR Fix” as of 11:00 a.m. (London Time) for the date that is the applicable Interest Rate Determination Date or (ii) in the event the rate referenced in the preceding clause (i) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum determined as of approximately 9:00 a.m. (Los Angeles time) on such Interest Rate Determination Date by reference to the Intercontinental Exchange Benchmark Administration Ltd. Interest Settlement Rates for deposits in Dollars (as set forth by any service selected by the Agent that has been nominated by the Intercontinental Exchange Benchmark Administration Ltd. (or any successor or substitute agency determined by the Agent) as an authorized information vendor for the purpose of displaying such rates) with a term equivalent to the applicable Interest Period; provided that if LIBOR shall be less than 0.75%, such rate shall be deemed to be 0.75% for all purposes under this Agreement.  The Agent currently uses the rate quoted in Bloomberg as indicated above to provide information with respect to the interbank Eurodollar market, but the Agent, in its sole discretion, may change the service providing such information at any time.  Each determination of LIBOR by the Agent shall be conclusive and binding upon the parties hereto, absent manifest error.

 “LIBOR Adjusted Rate”:  with respect to each day during each Interest Period pertaining to a LIBOR Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

LIBOR
1.00 - LIBOR Reserve Requirements

“LIBOR Loans”:  Loans the rate of interest applicable to which is based upon LIBOR Adjusted Rate.

“LIBOR Reserve Requirements”:  for any day as applied to a LIBOR Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board) maintained by a member bank of such Federal Reserve System.

“Lien”:  means any interest in an asset securing an obligation owed to, or a claim by, any Person other than the owner of the asset, irrespective of whether (a) such interest is based on the common law, statute, or contract, (b) such interest is recorded or perfected, and (c) such interest is contingent upon the occurrence of some future event or events or the existence of some future circumstance or circumstances.  Without limiting the generality of the foregoing, the term “Lien” includes the lien or security interest arising from any mortgage, deed of trust, pledge, charge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), security agreement or other security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement or any Capitalized Lease Obligation having substantially the same economic effect as any of the foregoing).  For the avoidance of doubt, the term “Lien” shall not be deemed to include any nonexclusive intellectual property license.

“Loan”:  a Revolving Loan, a Swing Line Loan, a Delayed Draw Term Loan or an Incremental Term Loan, as applicable; and “Loans” means the aggregate of all Revolving Loans, all Swing Line Loans, all Delayed Draw Term Loans and all Incremental Term Loans, as applicable, outstanding at any given time.

“Loan Documents”:  this Agreement, any Notes, the Collateral Documents, the Master Reaffirmation Agreement, the Fee Letter, the Intercompany Subordination Agreement, any Environmental Indemnity, any Lender Hedging Agreements, each Landlord Consent, any bailee letters, any Letter of Credit Requests, any Incremental Facility Supplement and any other agreement executed by a Loan Party in connection therewith and herewith, or in connection with the Existing Loan Agreement, as such agreements and documents may be amended, restated, supplemented and otherwise modified from time to time in accordance with the terms hereof.

“Loan Parties”:  the Borrower and each Guarantor, and “Loan Parties” means any of them.

“Maintenance Capital Expenditures”: means, for any period, the sum of (without duplication) (a) Capital Expenditures made during such period on account of the maintenance of the Equipment of Borrower and its Subsidiaries and (b) the higher of (i) the actual amount spent on Capital Expenditures made during such period on account of maintenance of the Chillers and (ii) Capital Expenditures made during such period on account of maintenance of the Chillers, calculated as the product of (x) the total number of Installed Stores as of the end of such period multiplied by (y) $10.

 “Margin Stock”:  as defined in Regulation U.

“Master Reaffirmation Agreement”: that certain Master Reaffirmation Agreement, dated as of the Closing Date, executed and delivered by Borrower, each of its Subsidiaries party thereto and Agent, as the same may be amended, restated, supplemented, or otherwise modified from time to time in accordance to the terms thereof and hereof.

“Material Adverse Effect”:  a material adverse effect on (a) the business, operations, results of operations, property or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to perform their obligations under the Loan Documents or (c) the validity or enforceability of any material provision of the Loan Documents or the rights or remedies of the Agent or the Lenders hereunder or thereunder.

“Material Agreements”:  the Kitchen South Agreement.

“Maturity Date”:  the latest of the Revolving Loan Commitment Expiration Date and the Delayed Draw Term Loan Maturity Date.

“Maximum Commitment Amount”:  as defined in Section 2.23 hereof.

“Mortgages”: individually and collectively, (i) that certain Amended, Restated, and Consolidated Open-End Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated as of May 10, 2019, made by and from the Borrower to the Agent, and recorded with the Recorder of Deeds, Northampton County, Pennsylvania, in Book 2019-1, Starting Page 92121, relating to Property A, as amended by that certain Modification of Amended, Restated, and Consolidated Open-End Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated as of April 13, 2020, made by the Borrower to the Agent, and recorded with the Recorder of Deeds, Northampton County, Pennsylvania, in Book 2020-1, Starting Page 83564, and that certain Second Modification of Amended, Restated, and Consolidated Open-End Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated as of the Closing Date, made by the Borrower to the Agent, to be recorded with the Recorder of Deeds, Northampton County, Pennsylvania, on or about the Closing Date, (ii) that certain Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing to be made by the Borrower to the Agent, and to be recorded with the County Clerk, Ellis County, Texas, relating to Property B, as further described in Section 5.16(a)(iii), and (iii) any other mortgages, deeds of trust, or deeds to secure debt, executed and delivered by Borrower or another Loan Party in favor of Agent, in form and substance reasonably satisfactory to Agent, that encumber the Real Property Collateral, in each case, as the same may be amended, restated, supplemented, or otherwise modified from time to time in accordance to the terms thereof and hereof.

“Multiemployer Plan”:  an “employee benefit plan” (as defined in Section 3(3) of ERISA) which is a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) and which is subject to Title IV of ERISA, and in respect of which any Loan Party or any ERISA Affiliate thereof has, any liability (contingent or otherwise), or during the preceding six year period has had any liability if a Loan Party would continue to have liability thereto.

“Negotiable Collateral”: letters of credit, Letter‑of‑Credit Rights, Instruments, Promissory Notes, drafts, Documents, and Chattel Paper (including Electronic Chattel Paper and tangible Chattel Paper).

“Net Proceeds”:  (A) with respect to any Asset Disposition, the net amount equal to the aggregate amount received in cash (including any cash received by way of deferred payment pursuant to a note receivable, other non-cash consideration or otherwise, but only as and when such cash is so received) in connection with such Asset Disposition minus the sum of (i) the reasonable expenses, including attorneys’, accountants’, investment banking, financial advisory and other customary fees, commissions and expenses, incurred by the Borrower or any of its Subsidiaries in connection with such Asset Disposition (including any such bona fide fees, commissions and expenses payable to an Affiliate of the Borrower), (ii) Indebtedness, other than the Loans, required to be paid in connection with such Asset Disposition and (iii) U.S. federal, state and local and non U.S. taxes, including transfer taxes and net income taxes, paid or reasonably estimated to be payable as a result of such Asset Disposition; and (B) with respect to any Equity Offering or Debt Offering, the net amount equal to the aggregate amount received in cash (including any cash received by way of deferred payment pursuant to a note receivable, other non-cash consideration or otherwise, but only as and when such cash is so received) in connection with such Equity Offering or Debt Offering minus the sum of (i) the reasonable expenses, including attorneys’, accountants’, investment banking, financial advisory and other customary fees, commissions and expenses, incurred by the Borrower or any of its Subsidiaries in connection with such Equity Offering or Debt Offering (including any such bona fide fees, commissions and expenses payable to an Affiliate of the Borrower) and (ii) U.S. federal, state and local and non-U.S. taxes, including transfer taxes and net income taxes, paid or reasonably estimated to be payable as a result of such Equity Offering or Debt Offering.  For purposes of this definition, the term “Asset Disposition” shall include those dispositions described in clauses (h)(y), (j) and (l) of the definition of “Asset Disposition.”

“New Lender”:  as defined in Section 2.23 hereof.

“Non-US Lender”: a Lender that is not a “United States person” as defined in Section 7701(a)(30) of the Code.

“Note”:  a Revolving Note, a Swing Line Note, a Delayed Draw Term Note, or, if the Incremental Term Loan facility shall be activated, any Incremental Term Note, as applicable; and “Notes” means the aggregate of all Revolving Notes, all Swing Line Notes, all Delayed Draw Term Notes and all Incremental Term Notes.

“Obligations”:  the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing on or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding and whether or not at a default rate) the Loans, the obligation to reimburse drawings under Letters of Credit (including the contingent obligation to reimburse any drawings under outstanding Letters of Credit), and all other obligations and liabilities of the Loan Parties to the Agent and the Lenders, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, the Loans, any other Loan Document, any Letter of Credit and any other document made, delivered or given in connection herewith or therewith, including any and all obligations under Lender Hedging Agreements and any and all Cash Management Obligations, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all reasonable fees and disbursements of counsel to the Agent and the Lenders that are required to be paid by any Loan Party pursuant to the terms of this Agreement, the other Loan Documents and any Lender Hedging Agreement); provided that “Obligations” shall not include Excluded Swap Obligations.

“Occupancy Agreements”:  as defined in Section 5.10 hereof.

“OFAC”:  the U.S. Department of Treasury Office of Foreign Assets Control, or any successor thereto.

“OFAC Lists”:  collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to any of the rules and regulations of OFAC or pursuant to any applicable executive orders, including Executive Order No. 13224, as that list may be amended from time to time.

“Organic Documents”:  with respect to any entity, in each case to the extent applicable thereto, its certificate or articles of incorporation or organization, its bylaws or operating agreement, its partnership agreement, all other formation and/or governing documents, and all Equityholder Agreements, voting agreements and similar arrangements applicable to any of its authorized shares of capital stock, its partnership interests or its membership interests, and any other arrangements relating to the control or management of any such entity (whether existing as a corporation, a partnership, a limited liability company or otherwise).

“Other Connection Taxes”: with respect to any Agent or Lender, Taxes imposed as a result of a present or former connection between such Person and the jurisdiction imposing such Tax (other than connections arising from such Person having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes”: all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made at the request of the Borrower)

“Participant”:  as defined in Section 10.7(b) hereof.

“PATRIOT Act”:  as defined in Section 10.17 hereof.

“PBGC”:  the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor thereto.

“Permitted Acquisition” any Acquisition consummated after the Closing Date by the Borrower or any of its Subsidiaries that is either consented to by the Required Lenders in writing or that satisfies each of the following conditions:

(a)            no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(b)            in the case of the acquisition of all or substantially all of the assets of a Person, all such assets shall be owned 100% by the Borrower or a Subsidiary that is a Guarantor, and such Loan Party shall take all actions to subject such assets (other than Excluded Assets) to the first priority Lien of the Agent (subject to Liens permitted by Section 6.3), in accordance with the terms and conditions hereof and of the other Loan Documents within 10 days of such acquisition (or such later date as the Agent may agree);

(c)            in the case of the acquisition of Capital Stock, all of the Capital Stock (except for any such securities in the nature of directors’ qualifying shares required pursuant to applicable law) acquired or otherwise issued by such Person or any newly formed Subsidiary of the Borrower in connection with such acquisition shall be owned 100% by the Borrower or a Subsidiary that is a Guarantor, and such Loan Party shall comply with Section 5.12;

(d)            Borrower and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 6.1, on a pro forma basis after giving effect to such Acquisition as of the last day of the most recently ended fiscal quarter of the Borrower, and shall have provided a certificate to the Agent to such effect;

(e)            such Acquisition shall be consensual;

(f)            the assets being acquired (other than a de minimis amount of assets in relation to Borrower’s and its Subsidiaries’ total assets), or the Person whose Capital Stock is being acquired, are useful in or engaged in, as applicable, the business of Borrower and its Subsidiaries or a business reasonably related thereto;

(g)            the assets being acquired (other than a de minimis amount of assets in relation to the assets being acquired) are located within the United States or Canada, or the Person whose Capital Stock is being acquired is organized in a jurisdiction located within the United States or Canada;

(h)            the Borrower shall have delivered to the Agent and the Lenders, at least five (5) Business Days prior to the date on which any such acquisition is to be consummated, (i) a due diligence package, (ii) drafts of acquisition documents together with related disclosure schedules, (iii) a summary description of such acquisition, (iv) upon the request of the Agent for any Permitted Acquisition where the Permitted Acquisition Consideration exceeds $10,000,000, audited or reviewed financial statements or a quality of earnings report from Accountants;

(i)            the Permitted Acquisition Consideration shall be composed solely of (i) common Capital Stock of Borrower or (ii) Subordinated Debt permitted pursuant to Section 6.2(h); and

(j)            on or prior to the closing date for such Permitted Acquisition (or such later date as the Agent shall permit in its reasonable discretion), the Borrower shall have delivered to the Agent a certificate of a Responsible Officer of the Borrower certifying that all of the requirements set forth in this definition of “Permitted Acquisition” have been satisfied or will be satisfied on or prior to the consummation of such Acquisition, other than the requirements of clause (b) and (c) hereof, which shall be satisfied as set forth therein.

“Permitted Acquisition Consideration”:  the purchase consideration for any Permitted Acquisition payable by the Borrower or any Subsidiary and all other payments by the Borrower or any Subsidiary in exchange for, or as part of, or in connection with, any Permitted Acquisition, whether paid in cash or by exchange of Capital Stock or of properties or otherwise and whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any Person or business (it being understood that any “earn outs” with respect to any Permitted Acquisition shall be the projected value thereof, as of the date of consummation of such Permitted Acquisition, as determined in good faith by the Borrower and, upon the request of the Agent, the Borrower agrees to provide the Agent with calculations used by the Borrower in determining the foregoing.

“Permitted Discretion”: a determination made in the exercise of reasonable (from the perspective of a secured lender) business judgment.

“Permitted Lien”: shall mean Liens permitted by Section 6.3 hereof.

“Person”:  any individual, firm, partnership, joint venture, corporation, limited liability company, association, business enterprise trust, unincorporated organization, government or department or agency thereof or other entity, whether acting in an individual, fiduciary or other capacity.

“Portfolio Interest Exemption”: as defined in Section 2.13(e)(iii)(3) hereof.

“Pricing Certificate”:  a certificate of a Responsible Officer or other senior officer of the Borrower substantially in the form of Exhibit F attached hereto.

“Projects”:  development and expansion of Borrower’s production facilities at Property A and Property B.

“Properties”:  the collective reference to the real and personal property owned, leased, used, occupied or operated, under contract, license or permit, by any Loan Party, including without limitation, each Real Property.

“Property A”: Real Property at address 176  N. Commerce Way, Bethlehem, PA 18017.

“Property B”:  approximately 74 acres of Real Property at address 4800 Sterilite Drive, Ennis, TX 75119, and further described in the William H. Ewing Survey, Abstract Number 332, attached to that certain Purchase and Sale Agreement, between the Borrower and Ennis Economic Development Corporation, signed January, 2020.

“Purchase Money Indebtedness” means Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred at the time of, or within 90 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof.

“Purchasing Lender”:  as defined in Section 10.7(c) hereof.

“Qualified ECP Guarantor”: in respect of any Swap Obligation, each Loan Party with total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Real Property”: any estates or interests in real property now owned or hereafter acquired by Borrower or any of its Subsidiaries and the improvements thereto.

“Real Property Collateral”: Property A, Property B and any other Real Property hereafter acquired by a Loan Party; provided that Real Property Collateral shall not include Excluded Property, so long as such Real Property Collateral constitutes Excluded Property.

“Record”: information that is inscribed on a tangible medium or which is stored in an electronic or other medium and is retrievable in perceivable form.

“Refunded Swing Line Loans” as defined in Section 2.21(f) hereof.

“Register” as defined in Section 10.7(d) hereof.

“Regulation D”:  Regulation D of the Board of Governors of the Federal Reserve System, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof and any successor regulation thereto.

“Regulation U”:  Regulation U of the Board of Governors of the Federal Reserve System, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof and any successor regulation thereto.

“Related Parties”: with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Remedial Action”: all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Substances in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Substances so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Substances required by Environmental Laws.

“Repatriation”: as defined in Section 2.7(g).

“Replacement Lender”: as defined in Section 10.2.

“Reportable Event”:  the occurrence of any of the events set forth in Section 4043(c) of ERISA with respect to a Title IV Plan for which notice to the PBGC is required, other than those events as to which the thirty (30) day notice period is waived under PBGC regulations.

“Required Lenders”:  Lenders having Commitments equal to or more than 50.1% of the Aggregate Total Commitment, or, if any Commitment has terminated, with respect to such Commitment, Lenders with outstanding Loans and/or participations in Letter of Credit (if applicable) under such Commitment having an unpaid principal balance equal to or more than 50.1% of the sum of (i) the unpaid principal balance of all Loans outstanding, (ii) the aggregate Letter of Credit Amount (if applicable) and (iii) the aggregate amount of unreimbursed drawings under all Letters of Credit (if applicable); provided that the Commitments, Loans and participations in Letters of Credit of any Defaulting Lender shall be disregarded in determining Required Lenders at any time; provided further that if there are two or more Lenders who are not Affiliates of one another, then Required Lenders shall include at least two such Lenders who are not Affiliates of one another.

“Requirement of Law”:  as to any Person, its Organic Documents, and any law, treaty, rule, order, judgment or regulation of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resolution Authority”: an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer”:  with respect to any Loan Party, any chief executive officer, president, vice president, chief financial officer, treasurer or general counsel of such Loan Party, or, with respect to financial matters, the chief financial officer, treasurer, or other officer serving in a similar capacity of such Loan Party.

“Restricted Payments”:  as defined in Section 6.6 hereof.

“Revolving Loan”:  as defined in Section 2.1(b) hereof.

“Revolving Loan Commitment”:  the commitment of a Lender listed on Schedule A hereof or in the Assignment and Acceptance pursuant to which it becomes a Lender hereunder, to make Revolving Loans and participate in Letters of Credit and Swing Line Loans hereunder, as the same may be adjusted pursuant to the provisions hereof.

“Revolving Loan Commitment Expiration Date”:  February 19, 2026, or such earlier date as the Revolving Loan Commitments shall expire in accordance with the terms hereof (whether pursuant to Section 7.1 or otherwise) or such commitment is terminated in accordance with Section 2.3.

“Revolving Loan Commitment Percentage”:  with respect to the Swing Line Lender and each Revolving Loan Lender, the percentage equivalent of the ratio which such Lender’s Revolving Loan Commitment bears to the Aggregate Revolving Loan Commitment.

“Revolving Loan Lender”:  each Lender having (i) a Revolving Loan Commitment, (ii) Revolving Loans outstanding, (iii) a participation in any Letter of Credit, or (iv) a participation in any Swing Line Loan.

“Revolving Note”:  as defined in Section 2.1(d) hereof.

“Risk Participation Liability” means, as to each Letter of Credit, all reimbursement obligations of Borrower to the Issuing Bank with respect to such Letter of Credit, consisting of (a) the amount available to be drawn or which may become available to be drawn, (b) all amounts that have been paid by the Issuing Bank with respect thereto to the extent not reimbursed by Borrower, whether by the making of a Loan or otherwise, and (c) all accrued and unpaid interest, fees, and expenses payable with respect thereto.

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Secured Party” or “Secured Parties”:  collectively, the Agent, the Lenders and each counterparty to a Lender Hedging Agreement (including a Person who was a Lender at the time such Hedging Agreement was entered into).

“Solvent”:  when used with respect to any Person, that:

(a)            the fair salable value of such Person’s assets exceeds the total amount of liabilities (including contingent, subordinated, unmatured and unliquidated liabilities, in each case valued at the probable liability of such Person with respect thereto) of such Person as they become absolute and mature;

(b)            the present fair salable value of the assets of such Person is not less than the amount that will be required to pay its probable liabilities as such liabilities become absolute and matured;

(c)            such Person will be able to realize upon its assets and will have sufficient cash flow from operations to enable it to pay its debts, other liabilities and contingent obligations as they mature in the ordinary course of its business;

(d)            such Person does not have unreasonably small capital with which to engage in its anticipated businesses; and

(e)            such Person has not incurred any debts or liabilities, nor does such Person intend to incur, or believe that it will incur, any debts or liabilities, including contingent liabilities, beyond its ability to pay such debts and liabilities as they become absolute and matured.

“Specified Equity Proceeds”:  cash proceeds from an offering of Borrower’s Capital Stock completed following the Closing Date, as permitted hereunder.

“Specified JV”:  that certain Person, as identified to the Agent in writing by the Borrower on or immediately prior to the Closing Date, in which the Borrower holds a minority interest.

“Specified Loan Party”:  any Loan Party that is not then an “eligible contract participant” under the Commodity Exchange Act.

“Stock Pledge Agreement”: that certain Amended and Restated Stock Pledge Agreement, dated as of November 13, 2014, executed and delivered by Borrower to Agent with respect to the pledge of the Stock owned by Borrower, as supplemented by (i) that certain Pledged Interests Addendum with respect to FP Foods Realty PA, LLC, a Delaware limited liability company, dated as of October 5, 2016, by Borrower, (ii) that certain Pledged Interests Addendum with respect to the UK Subsidiary, dated as of March 8, 2017, by Borrower and (iii) that certain Pledged Interests Addendum with respect to the Dutch Subsidiary, dated as of May 15, 2019, by Borrower, and as the same may be otherwise amended, restated, supplemented, or otherwise modified from time to time in accordance to the terms thereof and hereof.

“Subordinated Debt”: Indebtedness of Borrower that is on terms and conditions (including payment terms, interest rates, covenants, remedies, defaults and other material terms) satisfactory to the Agent and which (a) has been expressly subordinated in right of payment to all Obligations by the execution and delivery of a subordination agreement, in form and substance satisfactory to Agent and (b) if such Indebtedness is secured by a Lien, such Lien is expressly subordinated to the Liens granted or purported to be granted to the Agent by the execution and delivery of a subordination agreement, in form and substance satisfactory to Agent.

“Subsidiary”:  as to any Person at any time of determination, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries or Subsidiaries, or both, by such Person.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Obligation”:  with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swing Line Lender”:  CNB in its capacity as the Swing Line Lender hereunder.

“Swing Line Loan”:  as defined in Section 2.21(a) hereof.

“Swing Line Note”:  as defined in Section 2.21(c) hereof.

“Swing Line Sublimit”:  as defined in Section 2.21(a) hereof.

“Tax Distributions”:  (i) without duplication of amounts distributed for Taxes pursuant to clause (ii) for any taxable year in which the Borrower or any of its Subsidiaries is a member of a consolidated, combined. affiliated, unitary, or similar income tax group of which Borrower or a direct or indirect parent of Borrower is the common parent (a “Tax Group”), Borrower or any Subsidiary may make distributions to its direct or indirect parent entity necessary to permit such parent entity to pay any income Taxes of such Tax Group that are due and payable in respect of taxable income attributable to Borrower and/or its Subsidiaries, provided that the amount of such distributions shall not be greater than the amount of such Taxes that would have been due and payable by the Borrower and its relevant Subsidiaries had the Borrower and its relevant Subsidiaries filed a consolidated, combined, unitary or similar type return with the Borrower as the consolidated parent and (ii) without duplication of amounts distributed for Taxes pursuant to clause (i), the Borrower may make distributions to its direct and indirect parent entities to pay franchise Taxes and other similar licensing expenses imposed on that entity by a governmental authority so long as such Taxes or expenses are incurred in the ordinary course of business.

“Tax Status Certificate”: as defined in Section 2.13 hereof.

“Taxes”:  all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Event”:  (a) a Reportable Event, (b) the institution of proceedings to terminate a Title IV Plan by the PBGC under Section 4042 of ERISA, (c) the appointment by the PBGC of a trustee to administer any Title IV Plan or (d) the institution of proceedings by the PBGC to appoint a trustee to administer a Title IV Plan.

“Title IV Plan”:  any “employee benefit plan” (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan that is subject to Title IV of ERISA and in respect of which any Loan Party or any ERISA Affiliate thereof has any liability (contingent or otherwise), or during the preceding six year period has had any liability if a Loan Party would continue to have liability thereto.

“Total Funded Debt”:  as of any date of determination, without duplication, the sum of all Indebtedness referred to in clauses (i), (iii), (v), or (vii) of the definition of “Indebtedness” contained in this Section 1.1 of the Borrower and its Subsidiaries on a consolidated basis on such date, in each case excluding Subordinated Debt and Indebtedness owed by one Loan Party to another Loan Party.

“Total Funded Debt Ratio”:  for the Borrower and its Subsidiaries on a consolidated basis, for the fiscal quarter most recently ended and the immediately preceding three fiscal quarters, the ratio of (i) Total Funded Debt as of the last day of such quarter most recently ended, to (ii) Adjusted EBITDA for such period.

“Tranche”:  the collective reference to LIBOR Loans the Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such LIBOR Loans shall originally have been made on the same day).

“Transferee”:  as defined in Section 10.7(f) hereof.

“Type”:  as to any Loan, its nature as a Base Rate Loan or a LIBOR Loan.

“UK Subsidiary”: Freshpet Europe LTD, a United Kingdom private limited company.

“UCC”: the California Uniform Commercial Code, as in effect from time to time; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, priority, or remedies with respect to Agent’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of California, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies.

“UK Financial Institution”: any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority”: the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“U.S.” or “United States”:  the United States of America.

“US Lender”: any Lender that is a U.S. Person.

“U.S. Person”:  any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“Write-down and Conversion Powers”: (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution  or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2            Other Definitional Provisions.

(a)            Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any other Loan Document or any certificate or other document made or delivered pursuant hereto or thereto.

(b)            As used herein, in any other Loan Document, and in any certificate or other document made or delivered pursuant hereto or thereto, accounting terms not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.  Unless otherwise provided herein, all financial calculations made with respect to the Borrower for the purpose of determining compliance with the terms of this Agreement shall be made on a consolidated basis and in accordance with GAAP.

(c)            The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The phrase “knowledge of,” “the knowledge” and “have knowledge” as it relates to any Loan Party, shall be deemed to be the knowledge of the Responsible Officer of the Borrower.

(d)            Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed in this Agreement and rounding the result up or down to the nearest number (with a round-up if there is no nearest number) to the number of places by which such ratio is expressed in this Agreement.

(e)            The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(f)            References to agreements, other contractual instruments and other documents include all subsequent amendments and other modifications to such agreement and documents, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document.  Except as otherwise specified or limited herein, references to any Person shall include such Person’s successors and assigns.  Except as otherwise specified herein, references to any law or regulation shall include references to such law or regulation as it may be amended, supplemented, modified or replaced from time to time.

(g)            The following terms have the meanings given to them in the UCC: “Account,” “Account Debtor,” “Chattel Paper,” “Commercial Tort Claim,” “Commodity Account,” “Deposit Account,” “Document,” “Electronic Chattel Paper,” “Fixtures,” “Goods,” “Health‑care‑insurance Receivable,” “Instrument,” “Inventory,” “Investment Property,” “Letter‑of‑Credit Rights,” “Money,” “Proceeds,” “Promissory Note,” “Purchase‑Money Obligation,” “Securities Account” and “Supporting Obligations,” provided that “Instrument” has the meaning given in Article 9 of the UCC.

1.3            Leases.  Notwithstanding anything to the contrary in this Agreement, the determination of whether a lease is to be treated as an operating lease or capitalized lease shall be made without giving effect to any change in accounting for leases pursuant to GAAP resulting from the implementation of proposed Accounting Standards Update (ASU) 2016-02, Leases (Topic 842) issued February 25, 2016, or any other implementation of proposed ASU Leases (Topic 842) issued May 16, 2013, or any successor proposal.

SECTION 2.            AMOUNT AND TERMS OF LOANS AND LETTERS OF CREDIT; COMMITMENT AMOUNTS

2.1            Revolving Loans and Letters of Credit; Revolving Loan Commitments.

(a)            Effective as of the Closing Date, any “Advances” (as defined in the Existing Loan Agreement) and any “Letters of Credit” (as defined in the Existing Loan Agreement) outstanding under the Existing Loan Agreement shall be deemed outstanding as Revolving Loans and Letters of Credit, respectively, under this Agreement.  Any “LIBOR Rate Loans” (as defined in the Existing Loan Agreement) that are “Advances” (as defined in the Existing Loan Agreement) shall be “broken” immediately prior to the effectiveness of this Agreement and any “LIBOR Rate Loans” (as defined in the Existing Loan Agreement) that are “Advances” (as defined in the Existing Loan Agreement) that are outstanding immediately prior to the effectiveness of this Agreement shall be converted by Borrower in accordance with the terms and conditions of this Agreement.

(b)            Subject to the terms and conditions hereof, each Revolving Loan Lender severally agrees to (i) make additional loans on a revolving credit basis to the Borrower from time to time after the Closing Date to but excluding the day that is two (2) Business Days prior to the Revolving Loan Commitment Expiration Date (each a “Revolving Loan”, and collectively, the “Revolving Loans”) in accordance with the terms of this Agreement and (ii) participate in standby letters of credit issued for the account of the Borrower pursuant to Section 2.19 from time to time from after the Closing Date to, but excluding, the day that is two (2) Business Days prior to the Revolving Loan Commitment Expiration Date (each a “Letter of Credit” and, collectively, the “Letters of Credit”); provided, however, that (A) the sum of (1) the aggregate principal amount of all Revolving Loans outstanding, (2) the aggregate Letter of Credit Amount of all Letters of Credit outstanding, (3) the aggregate amount of unreimbursed drawings under all Letters of Credit and (4) the aggregate principal amount of all Swing Line Loans outstanding, shall not exceed the Aggregate Revolving Loan Commitment at any time and (B) the sum of (1) the aggregate Letter of Credit Amount of all Letters of Credit outstanding and (2) the aggregate amount of unreimbursed drawings under all Letters of Credit shall not exceed $15,000,000 (the “Letter of Credit Sublimit”) at any time.  Within the limits of each Revolving Loan Lender’s Revolving Loan Commitment, the Borrower may borrow Revolving Loans, and within the Letter of Credit Sublimit have Letters of Credit issued for the Borrower’s account, prepay Revolving Loans, reborrow Revolving Loans, and have additional Letters of Credit issued for the Borrower’s account after the expiration of previously issued Letters of Credit.  Notwithstanding any provision in this Agreement to the contrary, Revolving Loans may not be borrowed on the Closing Date.

With respect to each Revolving Loan Lender, the principal amount of each (A) Revolving Loan to be made by such Revolving Loan Lender and (B) participation of a Revolving Loan Lender in a Letter of Credit, shall be in an amount equal to the product of (i) such Revolving Loan Lender’s Revolving Loan Commitment Percentage (expressed as a fraction) and (ii) the total amount of the Revolving Loan(s) and/or Letter(s) of Credit requested; provided that in no event shall any Revolving Loan Lender be obligated to make a Revolving Loan or participate in a Letter of Credit if after giving effect to such Revolving Loan or such participation the sum of such Revolving Loan Lender’s (w) Revolving Loans outstanding, (x) Revolving Loan Commitment Percentage of the aggregate Letter of Credit Amount of all Letters of Credit outstanding and (y) Revolving Loan Commitment Percentage of the aggregate amount of unreimbursed drawings under all Letters of Credit and Swing Line Loans outstanding, would exceed its Revolving Loan Commitment or if the amount of such requested Revolving Loan, such Revolving Loan Lender’s Revolving Loan Commitment Percentage of such requested Letter of Credit or Swing Line Loans, is in excess of such Revolving Loan Lender’s Available Revolving Loan Commitment.

(c)            Subject to Sections 2.11, 2.24 and 2.25 the Revolving Loans may from time to time be (i) LIBOR Loans, (ii) Base Rate Loans or (iii) a combination thereof, as determined by the Borrower and notified to the Agent in accordance with either Section 2.1(e) or 2.5.

(d)            Each Lender shall maintain in its internal records an account or accounts evidencing the Indebtedness hereunder of the Borrower to such Lender, including the amounts of the Revolving Loans made by it and each repayment and prepayment in respect thereof.  Any such recordation shall be conclusive and binding on the Borrower, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Revolving Loan Commitment or the Borrower’s Obligations in respect of any Revolving Loans; and provided further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.  If so requested by any Lender by written notice to the Borrower (with a copy to the Agent), the Borrower shall execute and deliver to such Lender a Revolving Note substantially in the form of Exhibit A-1 (a “Revolving Note”) to evidence such Lender’s Revolving Loans.

(e)            The Borrower shall give the Agent irrevocable written notice, substantially in the form of a Borrowing Notice (which notice must be received by the Agent prior to 10:00 a.m., Los Angeles time, on the Business Day that is the proposed borrowing date or, if all or any part of the Revolving Loans are requested to be made as LIBOR Loans, at least three (3) Eurodollar Business Days prior to the proposed borrowing date) requesting that the Revolving Loan Lenders make Revolving Loans on the proposed borrowing date and specifying (i) the aggregate amount of Revolving Loans requested to be made, (ii) subject to Sections 2.11, 2.24 and 2.25, whether the Revolving Loans are to be LIBOR Loans, Base Rate Loans or a combination thereof and (iii) if the Revolving Loans are to be entirely or partly LIBOR Loans, the respective amounts of each such Type of Revolving Loan and the respective lengths of the initial Interest Periods therefor.  Notwithstanding the foregoing, such notice may be given by telephone, provided it is promptly confirmed on the same day in writing by delivery to the Agent of a written notice, substantially in the form of a Borrowing Notice.  Upon receipt of such notice, the Agent shall promptly notify each Revolving Loan Lender thereof on the date of receipt of such notice.  On the proposed borrowing date, not later than 11:00 a.m., Los Angeles time, each Revolving Loan Lender shall make available to the Agent the amount of such Revolving Loan Lender’s pro rata share of the aggregate borrowing amount (as determined in accordance with the second paragraph of Section 2.1(b)) in immediately available funds by wiring such amount to such account as the Agent shall specify.  The Agent may, in the absence of notification from any Revolving Loan Lender that such Revolving Loan Lender has not made its pro rata share available to the Agent on such date, credit the account of the Borrower on the books of the Agent (or credit such other account as the Borrower shall instruct the Agent in writing) with the aggregate amount of Revolving Loans.

(f)            Neither the Agent nor any Revolving Loan Lender shall be responsible for the obligations or Revolving Loan Commitment of any other Revolving Loan Lender hereunder, nor will the failure of any Revolving Loan Lender to comply with the terms of this Agreement relieve any other Revolving Loan Lender or the Borrower of its obligations under this Agreement.

(g)            The Revolving Loan Commitment of each Revolving Loan Lender, and the Aggregate Revolving Loan Commitment, shall terminate on the Revolving Loan Commitment Expiration Date.

(h)            All outstanding Revolving Loans shall be due and payable on the Revolving Loan Commitment Expiration Date.

2.2            Delayed Draw Term Loans; Delayed Draw Term Loan Commitment.

(a)            Subject to the terms and conditions hereof, including without limitation, satisfaction of the requirements and conditions set forth in Section 4.2, each Delayed Draw Lender severally agrees to make term loans (each, a “Delayed Draw Term Loan” and collectively the “Delayed Draw Term Loans”) to the Borrower from time to time after the Closing Date to but excluding the Delayed Draw Term Loan Commitment Expiration Date for its use as permitted pursuant to Section 3.14(b); provided, that, (x) the aggregate principal amount of Delayed Draw Term Loans outstanding shall not exceed the Delayed Draw Term Loan Commitment, and (y) each borrowing of Delayed Draw Term Loans shall be in the minimum principal amount of $2,500,000, and in integral multiples of $500,000 in excess thereof (or such other amounts agreed to by the Agent in its sole discretion).  The Delayed Draw Term Loan Commitment shall be reduced by the principal amount of Delayed Draw Term Loans made hereunder from time to time, and shall terminate on the Delayed Draw Term Loan Commitment Expiration Date.

(b)            Subject to Sections 2.11, 2.24 and 2.25, the Delayed Draw Term Loans may from time to time be (i) LIBOR Loans, (ii) Base Rate Loans or (iii) a combination thereof, as determined by the Borrower and notified to the Agent in accordance with the terms of this Agreement.

(c)            Each Lender shall maintain in its internal records an account or accounts evidencing the Indebtedness of the Borrower to such Lender, including the amount of the Delayed Draw Term Loans made by it and each payment, repayment and prepayment in respect thereof.  Any such recordation shall be conclusive and binding on the Borrower, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Delayed Draw Term Loan Commitment or the Borrower’s Obligations in respect of any Delayed Draw Term Loans; and provided further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.  If so requested by any Lender by written notice to the Borrower (with a copy to the Agent), the Borrower shall execute and deliver to such Lender a Delayed Draw Term Note substantially in the form of Exhibit A-2 (a “Delayed Draw Term Note”) to evidence such Lender’s Delayed Draw Term Loans.

(d)            The Borrower shall give the Agent irrevocable written notice, substantially in the form of a Borrowing Notice (which notice must be received by the Agent prior to 10:00 a.m., Los Angeles time, on the Business Day preceding the proposed borrowing date or, if all or any part of the Delayed Draw Term Loans are requested to be made as LIBOR Loans, at least three (3) Eurodollar Business Days prior to the proposed borrowing date) requesting that the Delayed Draw Lenders make Delayed Draw Term Loans on the proposed borrowing date and specifying (i) the aggregate amount of Delayed Draw Term Loans requested to be made, (ii) subject to Sections 2.11, 2.24 and 2.25, whether the Delayed Draw Term Loans are to be LIBOR Loans, Base Rate Loans or a combination thereof, (iii) if the Delayed Draw Term Loans are to be entirely or partly LIBOR Loans, the respective amounts of each such Type of Delayed Draw Term Loan and the respective lengths of the initial Interest Periods therefor, and (iv) the proposed use of such Delayed Draw Term Loans (along with the conditions required by Section 2.2(a) and any other applicable provisions of this Agreement).  Upon receipt of such notice and the satisfaction of the conditions set forth in Section 4.2, the Agent shall promptly notify each Delayed Draw Lender thereof on the date of receipt of such notice.  On the proposed borrowing date, not later than 11:00 a.m., Los Angeles time, each Delayed Draw Lender shall make available to the Agent the amount of such Delayed Draw Lender’s pro rata share of the aggregate borrowing amount in immediately available funds by wiring such amount to such account as the Agent shall specify.

(e)            The Agent may, in the absence of notification from any Delayed Draw Lender that such Delayed Draw Lender has not made its pro rata share available to the Agent on such date (or, if each such Lender shall so have made available to the Agent such amount, the Agent shall), credit the account of the Borrower on the books of the Agent (or credit such other account as the Borrower shall instruct the Agent in writing) with the aggregate amount of Delayed Draw Term Loans.

(f)            On (i) August 19, 2022 (the “Initial Conversion Date”), the aggregate principal amount of all outstanding Delayed Draw Term Loans shall be converted to a single term loan (the “Initial Combined Delayed Draw Term Loan”) and shall thereafter be repaid in equal consecutive quarterly installments, each in an amount equal to 1/28th of the Initial Combined Delayed Draw Term Loan (each such amount an “Initial DDTL Reduction Installment”), on the last Business Day of each fiscal quarter, commencing on the last Business Day of the fiscal quarter ending immediately after the Initial Conversion Date, through but excluding, the earlier of, the Secondary Conversion Date or the Delayed Draw Term Loan Maturity Date; and (ii) August 19, 2023 (the “Secondary Conversion Date”), the aggregate principal amount of all outstanding Delayed Draw Term Loans shall be converted to a single term loan and combined with the Initial Combined Delayed Draw Term Loan (the “Combined Delayed Draw Term Loan”) and shall thereafter be repaid in equal consecutive quarterly installments, each in an amount equal to 1/28th of the Combined Delayed Draw Term Loan (each such amount a “Secondary DDTL Reduction Installment”), on the last Business Day of each fiscal quarter, commencing on the last Business Day of the fiscal quarter ending immediately after the Secondary Conversion Date, through but excluding, the Delayed Draw Term Loan Maturity Date.  The remaining principal balance of all outstanding Delayed Draw Term Loans shall be due and payable on the Delayed Draw Term Loan Maturity Date.  No portion of any Delayed Draw Term Loan repaid under this Agreement shall be available for re-borrowing.

(g)            Neither the Agent nor any other Lender shall be responsible for the obligations or Delayed Draw Term Loan Commitment of any other Lender hereunder, nor will the failure of any Delayed Draw Lender to comply with the terms of this Agreement relieve any other Lender or the Borrower of its obligations under this Agreement.

2.3            Optional Prepayments; Optional Commitment Reductions.  The Borrower may, at any time and from time to time, subject to Section 2.14, prepay the Loans and/or permanently reduce the Aggregate Revolving Loan Commitment or the Delayed Draw Term Loan Commitment, in whole or in part, upon at least one (1) Business Days’ written notice from the Borrower to the Agent, specifying the date and amount of prepayment and/or commitment reduction and, if a prepayment, whether the prepayment is of Revolving Loans, Swing Line Loans or Delayed Draw Term Loans, or a combination thereof and, if of a combination thereof, the amount allocable to each, and whether the prepayment is of LIBOR Loans, Base Rate Loans or a combination thereof and, if of a combination thereof, the amount allocable to each. Upon receipt of any such notice from the Borrower, the Agent shall promptly notify each Lender thereof.  If any such notice is given, the amount specified in such notice shall be due and payable by the Borrower on the date specified therein, together with accrued interest to such date on the amount prepaid.  Any notice of prepayment of Loans and/or reduction or termination of Revolving Loan Commitments or Delayed Draw Term Loan Commitment delivered by the Borrower under this Section may state that such notice is conditioned upon the effectiveness of other credit facilities, the receipt of the proceeds, the issuance of other Indebtedness or the occurrence of any other transaction, in which case such notice may be revoked by the Borrower (by delivery of further written notice to the Agent as soon as practicable on or prior to the specified effective date) if such condition is not satisfied.  Each prepayment of Loans under this Section 2.3 shall be applied, first, to the Delayed Draw Term Loans, as specified below, and second, to the outstanding principal balance of Revolving Loans (which, for the avoidance of doubt, shall not result in a reduction of any commitments thereunder). Each prepayment of Delayed Draw Term Loans under this Section 2.3 shall be applied to the remaining Delayed Draw Term Reduction Installments in the inverse order of maturity (for the avoidance of doubt, any amount that is due and payable on the Delayed Draw Term Loan Maturity Date shall constitute an installment).  No Delayed Draw Term Loans prepaid under this Section 2.3 shall be available for reborrowing.

2.4            Mandatory Prepayments.

(a)            (i) If at any time the sum of (A) the aggregate principal amount of all Revolving Loans outstanding (other than Revolving Loans made for the purpose of repaying any Refunded Swing Line Loans or reimbursing the Issuing Bank for any amount drawn under any Letter of Credit, but not yet so applied or providing cash collateral pursuant to Section 2.19(h)), (B) the aggregate Letter of Credit Amount of all Letters of Credit outstanding, (C) the aggregate amount of unreimbursed drawings under all Letters of Credit and (D) the aggregate principal amount of all Swing Line Loans outstanding, exceeds the Aggregate Revolving Loan Commitment, then the Borrower shall promptly, upon the earlier of knowledge thereof or notice by the Agent, prepay the Revolving Loans and/or make a Cash Collateral Deposit with respect to Letters of Credit in an aggregate amount equal to such excess and (ii) prior to the Delayed Draw Term Loan Commitment Expiration Date, if at any time the aggregate principal amount of all Delayed Draw Term Loans outstanding, exceeds the Aggregate Delayed Draw Term Loan Commitment, then the Borrower shall promptly, upon the earlier of knowledge thereof or notice by the Agent, prepay the Delayed Draw Term Loans in an aggregate amount equal to such excess.
(b)            Within three (3) Business Days of receipt by the Borrower or any of its Subsidiaries of any Net Proceeds of an Asset Disposition aggregating more than $250,000 for any single Asset Disposition or series of related Asset Dispositions (provided that, for the purpose of this clause (b), an Asset Disposition shall include those dispositions described in clauses (h)(y), (j) and (l) of the definition of “Asset Disposition”), the Borrower shall prepay the Loans and/or make a Cash Collateral Deposit with respect to Letters of Credit in an amount equal to 100% of such Net Proceeds; provided that, so long as no Event of Default has occurred and is continuing, no prepayment shall be required with respect to an Asset Disposition to the extent that, within 180 days of such Asset Disposition such Net Proceeds are used or contractually committed to be so used (it being understood that if any portion of such proceeds are not so used within such 180 day period but within such 180 day period are contractually committed to be used, then such Net Proceeds may be used within the later of such 180 day period and 180 days from the entry into such contractual commitment), the Borrower or such Subsidiary shall apply such Net Proceeds to replace the assets disposed of with assets of the same or similar type and use as those disposed of, or to acquire other assets or property necessary or useful to the Borrower’s or any Subsidiaries’ business and which assets shall be subject to the collateral requirements set forth herein or in any other Loan Document (subject only to Liens permitted by Section 6.3).  On or prior to the date such prepayment is to be made, the Borrower agrees to provide the Agent with calculations used by the Borrower in determining the amount of any such prepayment under this Section 2.4(b).

(c)            Within three (3) Business Days of receipt by the Borrower or any of its Subsidiaries of any Net Proceeds with respect to a Debt Offering, the Borrower shall prepay the Loans and/or make a Cash Collateral Deposit with respect to Letters of Credit in an amount equal to 100% of the Net Proceeds of such Debt Offering.  On or prior to the date such prepayment is to be made, the Borrower agrees to provide the Agent with calculations used by the Borrower in determining the amount of any such prepayment under this Section 2.4(c).  Nothing in this Section 2.4(c) shall be deemed to constitute a waiver to or modification of Section 6.2.

(d)            Within three (3) Business Days of receipt by the Borrower or any of its Subsidiaries of any Net Proceeds with respect to an Equity Offering (except for the issuance of Capital Stock of Borrower to directors, officers and employees of Borrower and its Subsidiaries pursuant to employee stock option plans (or other employee incentive plans or other compensation arrangements) approved by the board of directors or other governing body), the Borrower shall prepay the Loans and/or make a Cash Collateral Deposit with respect to Letters of Credit in an amount equal to 50% of the Net Proceeds of such Equity Offering; provided that no prepayment will be required pursuant to this Section 2.4(d) for up to $75,000,000 of Specified Equity Proceeds, in the aggregate, to the extent such proceeds are applied towards the Projects within twelve calendar months of receipt thereof.  On or prior to the date such prepayment is to be made, the Borrower agrees to provide the Agent with calculations used by the Borrower in determining the amount of any such prepayment under this Section 2.4(d).  Nothing in this Section 2.4(d) shall be deemed to constitute a waiver or modification of Section 7.1(j).

(e)            In the event that for any fiscal year of the Borrower, commencing with the fiscal year of the Borrower ending on December 31, 2020, there shall exist Excess Cash Flow with respect to such fiscal year, then (i) no later than May 30, 2021 in the case of the fiscal year of the Borrower ending December 31, 2020 and (ii) not later than 30 days after the due date of the financial statements required to be delivered to the Agent pursuant to Section 5.1(a) hereof for each fiscal year thereafter, the Borrower shall prepay the Loans and/or make a Cash Collateral Deposit with respect to Letters of Credit in an amount equal to 50.0% of such Excess Cash Flow; provided that, so long as the Total Funded Debt Ratio is less than 1.50:1.00 (based on the most recent Covenant Compliance Certificate and financial statements received under Sections 5.1 and 5.2(a)), such prepayment amount shall be reduced to 0% with respect to such fiscal year; provided further that at Agent’s election, in its sole discretion, if the remaining amount of the capital expenditures projected to be made during such fiscal year exceeds the remaining amount of the Delayed Draw Term Loan Commitments at such time, then Agent may permit Borrower to reduce the amount of the mandatory prepayment that would otherwise be due and payable pursuant to this Section 2.4(e) to the extent of such excess (but not to an amount that is less than $0).  On or prior to the date of any prepayment required by this Section 2.4(e), the Borrower agrees to provide the Agent with the calculations used by the Borrower in determining the amount of any such prepayment.

(f)            Within three (3) Business Days of receipt by the Borrower or any of its Subsidiaries of any casualty or property insurance proceeds or condemnation proceeds aggregating more than $500,000 for any single occurrence or series of related occurrences (or in any amount after the occurrence and during the continuance of an Event of Default) with respect to any damage, destruction or other loss of or to property which proceeds are not fully applied (or contractually committed) toward the repair or replacement of such damaged or condemned property by the earlier of (i) 180 days after the receipt thereof and (ii) the occurrence of an Event of Default, the Borrower shall prepay the Loans and/or make a Cash Collateral Deposit with respect to Letters of Credit in an amount equal to the amount of such proceeds not so applied.  On or prior to the date such prepayment is to be made, the Borrower agrees to provide the Agent with calculations used by the Borrower in determining the amount of any such prepayment under this Section 2.4(f).

(g)            Notwithstanding the foregoing, to the extent any or all of the Net Proceeds of any Asset Disposition by a Foreign Subsidiary otherwise giving rise to a prepayment pursuant to Section 2.7(b) or Excess Cash Flow attributable to Foreign Subsidiaries, is prohibited or delayed by any applicable local Requirements of Law from being repatriated to any of Borrower or any of its Subsidiaries organized under the laws of the United States, any state thereof or the District of Columbia, including through the repayment of intercompany Indebtedness (each, a “Repatriation”; with “Repatriated” having a correlative meaning) (the Borrower hereby agreeing to cause the applicable Foreign Subsidiary to take promptly all actions reasonably required by such Requirements of Law to permit such Repatriation), or if the Borrower has determined in good faith that Repatriation of any such amount would reasonably be expected to have material adverse tax consequences (including any non-U.S. tax consequences) with respect to the Borrower, its Subsidiaries or any direct or indirect parent of the Borrower, taking into account any foreign tax credit or benefit actually received in connection with such Repatriation, the portion of such Net Proceeds or Excess Cash Flow so affected (such amount, the “Excluded Prepayment Amount”), will not be required to be applied to prepay Loans at the times provided in this Section 2.7; provided, that if and to the extent any such Repatriation ceases to be prohibited or delayed by applicable local Requirements of Law at any time during the one (1) year period immediately following the date on which the applicable mandatory prepayment pursuant to Section 2.7 was required to be made and if such Repatriation would not (in the Borrower’s good faith determination) reasonably be expected to have material adverse tax consequences (including any non-U.S. tax consequences) with respect to the Borrower (the Borrower hereby agreeing to use (or cause the applicable Subsidiary to use) all commercially reasonable efforts to promptly overcome or eliminate any such prohibition or other restriction on Repatriation, passing on or other use for the benefit of the Borrower and/or use the other cash sources of the Borrower and its Restricted Subsidiaries to make the relevant repayment), its Subsidiaries, or any direct or indirect parent of the Borrower (taking into account any foreign tax credit or benefit actually received in connection with such Repatriation), the Loan Parties shall reasonably promptly Repatriate, or cause to be Repatriated, an amount equal to such portion of the Excluded Prepayment Amount, and the Loan Parties shall reasonably promptly pay such portion of the Excluded Prepayment Amount to the Lenders, which payment shall be applied in accordance with Section 2.7(h).  For the avoidance of doubt, the non-application of any Excluded Prepayment Amount pursuant to this Section 2.7(g) shall not constitute a Default or an Event of Default;

(h)            Each prepayment of the Loans pursuant to Sections 2.4(b), (c), (d), (e), (f) and (g) shall be applied first, to the outstanding principal balance of the Delayed Draw Term Loans, second, to the outstanding principal balance of the Incremental Term Loans (if any), third, to the outstanding principal balance of Swing Line Loans, fourth, to the outstanding principal balance of Revolving Loans (without any permanent reduction of the Revolving Loan Commitments) and fifth, to make a Cash Collateral Deposit with respect to outstanding Letters of Credit.  Each prepayment under this Section 2.4 shall be accompanied by payment in full of all accrued interest, and, if applicable, accrued commitment fees thereon to and including the date of such prepayment, together with any additional amounts owing pursuant to Section 2.14.  Each prepayment of Delayed Draw Term Loans under this Section 2.4 shall be applied to the remaining Delayed Draw Term Reduction Installments (including the final installment due on the Delayed Draw Term Loan Maturity Date), in inverse order of maturity.  Each prepayment of Incremental Term Loans (if any) under this Section 2.4 shall be applied to the remaining amortization installments applicable to such facility, in inverse order of maturity, unless otherwise set forth in the documentation governing such Incremental Term Loans, and no such amounts shall be available for reborrowing.

2.5            Conversion and Continuation Options.

(a)
The Borrower may elect from time to time to convert LIBOR Loans to Base Rate Loans, by the Borrower giving the Agent at least one (1) Business Day’s prior irrevocable written notice of such election pursuant to a Continuation Notice, provided that any such conversion of LIBOR Loans may only be made on the last day of an Interest Period with respect thereto.  Subject to Sections 2.11, 2.24 and 2.25, and so long as no Event of Default shall have occurred and is then continuing, the Borrower may elect from time to time to convert Base Rate Loans to LIBOR Loans by the Borrower giving the Agent at least three (3) Eurodollar Business Days’ prior irrevocable written notice of such election pursuant to a Continuation Notice.  Any such notice of conversion to LIBOR Loans shall specify the length of the initial Interest Period or Interest Periods therefor.  All or any part of outstanding LIBOR Loans and, subject to Sections 2.11, 2.24 and 2.25, Base Rate Loans, may be converted as provided herein, provided that (i) any such conversion may only be made if, after giving effect thereto, Section 2.6 shall not have been contravened and (ii) no such Loan may be converted into a LIBOR Loan after the date that is one month prior to the Delayed Draw Term Loan Maturity Date, the Revolving Loan Commitment Expiration Date or the maturity date of any Incremental Term Loan, as applicable.

(b)
Any LIBOR Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving notice to the Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such LIBOR Loan, provided that no LIBOR Loan may be continued as such (i) if, after giving effect thereto, Section 2.6 would be contravened, (ii) after the date that is one month prior to the Delayed Draw Term Loan Maturity Date, the Revolving Loan Commitment Expiration Date or the maturity date of any Incremental Term Loan, as applicable, or (iii) if an Event of Default shall have occurred and be continuing unless the Agent consents, and provided, further, that if the Borrower shall fail to give any required notice as described above in this Section or if such continuation is not permitted pursuant to the preceding proviso, such Loans shall be automatically converted to LIBOR Loans having an Interest Period of one (1) month, on the last day of such then-expiring Interest Period.

2.6            Minimum Amounts of Tranches; Minimum Borrowings.  All borrowings, conversions and continuations of LIBOR Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the Loans comprising each Tranche shall be equal to $100,000 or a whole multiple of $100,000 in excess thereof (or such other amounts acceptable to the Agent in its sole discretion) and, in any case, there shall not be more than five Tranches (unless otherwise agreed by the Agent in its sole discretion).  All borrowings of Base Rate Loans shall be in a minimum amount of $100,000 or a whole multiple of $50,000 in excess thereof (or such other amounts acceptable to the Agent in its sole discretion).

2.7            Interest Rates and Payment Dates.

(a)
Each Loan shall (i) if a LIBOR Loan, bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the LIBOR Adjusted Rate plus the Applicable Margin; and (ii) if a Base Rate Loan, bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin.

(b)
If any Event of Default shall have occurred and be continuing, all amounts outstanding hereunder shall bear interest at a rate per annum equal to the rate determined pursuant to Section 2.7(a) plus 2.00% per annum, from the date of the occurrence of such Event of Default until such Event of Default is no longer continuing (after as well as before judgment).

(c)	Interest shall be payable in arrears on each Interest Payment Date; provided, however, that interest accruing pursuant to paragraph (b) of this Section shall be payable on demand.
(d)
  For purposes of determining the Applicable Margin for Revolving Loans and Delayed Draw Term Loans, subject to the last paragraph of the definition of “Applicable Margin” contained in Section 1.1, interest rates on such Loans shall be calculated on the basis of the Total Funded Debt Ratio set forth in the most recent Pricing Certificate received by the Agent.  A Pricing Certificate may be delivered to the Agent by the Borrower no more frequently than quarterly, and shall be accompanied by the financial statements and other deliveries referred to in Section 5.1(b) for the quarter then most-recently ended.  For accrued and unpaid interest only (no changes being made for interest payments previously made), changes in interest rates on Revolving Loans and Delayed Draw Term Loans attributable to changes in the Applicable Margin caused by changes in the Total Funded Debt Ratio shall be calculated upon the delivery of a Pricing Certificate, and such change shall be effective with respect to Base Rate Loans and LIBOR Loans that are Revolving Loans or Delayed Draw Term Loans from the day which is three (3) Business Days after receipt by the Agent of such Pricing Certificate.  If, for any reason, the Borrower shall fail to deliver a Pricing Certificate within forty-five (45) days, following the end of its fiscal quarter at any time when the Total Funded Debt Ratio has increased, or shall fail to deliver a Covenant Compliance Certificate when due in accordance with Section 5.2(a), and such failure shall continue for a period of fifteen (15) days, then the Applicable Margin shall be set at Leverage Level 1, retroactive to the date on which the Borrower should have delivered such Pricing Certificate, and shall continue until a Pricing Certificate indicating a different Applicable Margin is delivered to the Agent.

(e)
Notwithstanding anything herein or in any other Loan Document to the contrary, in the event that any financial statement or certificate delivered pursuant to Section 5.1 or Section 5.2 is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin (the “Correct Applicable Margin”) for any period that such financial statement or certificate, as applicable, covered, then (i) the Borrower shall promptly deliver to the Agent a corrected financial statement or certificate, as the case may be, for such period, (ii) the Applicable Margin for Revolving Loans and Delayed Draw Term Loans shall be reset to the Correct Applicable Margin for such period, and (iii) the Borrower shall promptly pay to the Agent the accrued additional interest owing as a result of such Correct Applicable Margin for such period.

2.8            Computation of Interest and Fees.  Interest on LIBOR Loans shall be calculated on the basis of a year of three hundred sixty (360) days, for the actual days elapsed, and interest on Base Rate Loans and all other Obligations shall be calculated on the basis of a year of three hundred sixty-five (365)/ three hundred sixty-six (366) days, for the actual days elapsed.  Each determination of an interest rate by the Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Agent in the absence of manifest error.

2.9            [Reserved].

2.10            Pro Rata Treatment and Payments.  Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Loans, and each payment of fees described in Sections 2.16, in each case, shall be made pro rata according to the respective Revolving Commitment Percentages and Delayed Draw Term Loan Commitment Percentages, as applicable, then held by the Lenders. All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff, deduction or counterclaim and shall be made prior to 11:00 a.m., Los Angeles time, on the due date thereof to the Agent, for the account of the Lenders, at its office specified in Section 10.3, in Dollars and in immediately available funds; provided that the failure of the Borrower to make a payment to the Agent’s account on or before 11:00 a.m. Los Angeles time, in accordance with the foregoing shall not constitute an Event of Default hereunder so long as such payment is received on the applicable due date provided herein.  The Agent shall distribute such payments to the applicable Lenders promptly upon receipt in like funds as received.  If any payment hereunder (other than payments on the LIBOR Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.  If any payment on a LIBOR Loan becomes due and payable on a day other than a Eurodollar Business Day, the maturity thereof shall be extended to the next succeeding Eurodollar Business Day (and interest shall continue to accrue thereon at the applicable rate) unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Eurodollar Business Day.  The Borrower authorizes the Agent to debit any of its bank accounts with the Agent or to make a draw of Revolving Loans or Swing Line Loans for the purpose of effecting payment of principal, interest, fees or other costs and expenses payable by the Borrower to the Agent or any Lender under this Agreement.

2.11            Illegality.  Notwithstanding any other provision herein, if any Lender determines that any Requirement of Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful for such Lender to maintain LIBOR Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to continue LIBOR Loans as such and convert Base Rate Loans to LIBOR Loans shall forthwith be suspended during such period of illegality and (b) the Loans of such Lender then outstanding as LIBOR Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law.  If any such conversion of a LIBOR Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.14.  To the extent that a Lender’s LIBOR Loans have been converted to Base Rate Loans pursuant to this Section 2.11, all payments and prepayments of principal that otherwise would be applied to such Lender’s LIBOR Loans shall be applied instead to its Base Rate Loans.

2.12            Increased Costs.

(a)            Except with respect to Indemnified Taxes and Excluded Taxes, which shall be governed solely and exclusively by Section 2.13, if any Change in Law shall:

(i)
impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Adjusted Rate);

(ii)
subject the Agent or any Lender to any Taxes (other than Indemnified Taxes and Excluded Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)	impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender;
and the result of any of the foregoing shall be to increase the cost to the Agent, increase the cost to Issuing Bank of issuing any Letter of Credit, or increase the cost to any such Lender of purchasing or maintaining any participation in a Letter of Credit or Swing Line Loan, or the Agent or such Lender of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by the Agent or such Lender hereunder (whether of principal, interest or any other amount) then, upon request of the Agent or such Lender, the Borrower will pay to the Agent or such Lender, as the case may be, such additional amount or amounts as will compensate the Agent or such Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b)            If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans or Letters of Credit made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered. The agreements in this Section shall survive the termination of this Agreement, the expiration of the Letters of Credit and the payment of all Obligations.

(c)            A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

2.13            Taxes.

(a)            Payments to Be Free and Clear.  All sums payable by or on behalf of any Loan Party under the Loan Documents shall, except to the extent required by applicable law, be paid free and clear of, and without any deduction or withholding on account of, any Taxes.

(b)            Withholding of Taxes.  If any Loan Party or any other Person (acting as a withholding agent) is (in such withholding agent’s reasonable good faith discretion) required by applicable law to make any deduction or withholding on account of any Tax from any sum paid or payable by any Loan Party to the Agent or any Lender (which term for purposes of this Section 2.13 shall include any Issuing Bank, any Swing Line Lender and any assignee of a Lender, Issuing Bank or Swing Line Lender) under any of the Loan Documents: (i) the applicable withholding agent (if not the Agent) shall notify the Agent of any such requirement or any change in any such requirement as soon as such withholding agent becomes aware of it; (ii) the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay any such Tax to the relevant Governmental Authority in accordance with applicable law; (iii) in the case of Indemnified Taxes, the sum payable by such Loan Party in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of such deduction, withholding or payment, the Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and (iv) within 30 days after the due date of payment of any Tax which it is required by clause (ii) above to pay, such Loan Party shall deliver to the Agent the original or certified copy of a receipt issued by the relevant Governmental Authority evidencing such payment or other evidence reasonably satisfactory to the Agent of such deduction, withholding or payment and of the remittance thereof to the relevant Governmental Authority.

(c)            Other Taxes.  Without limiting or duplicating the provisions of Section 2.13(b), the Loan Parties shall timely pay all Other Taxes to the relevant Governmental Authorities in accordance with applicable law or at the option of the Agent timely reimburse it for the payment of Other Taxes.  The Borrower shall deliver to the Agent official receipts or other evidence of such payment reasonably satisfactory to the Agent in respect of any Other Taxes payable under the Loan Documents promptly after payment of such Other Taxes.

(d)            Tax Indemnity.  Without limiting or duplicating the provisions of Section 2.13(b) or (c), the Loan Parties shall jointly and severally indemnify the Agent and each Lender, within ten days after demand therefor, for the full amount of Indemnified Taxes (including any Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.13) payable or paid by the Agent or any such Lender or any of their respective Affiliates arising in connection with payments made under any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to such Party by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, prepared in reasonable detail shall be conclusive absent manifest error.

(e)            Status of Lenders.

(i)
Each Lender shall deliver to the Borrower and to the Agent, whenever reasonably requested by the Borrower or the Agent, such properly completed and executed documentation prescribed by applicable laws and such other reasonably requested information as will permit the Borrower or the Agent, as the case may be, (A) to determine whether or not payments made under any Loan Document are subject to Taxes, (B) to determine, if applicable, the required rate of withholding (including backup withholding) or deduction and (C) to establish such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of any payments to be made to such Lender pursuant to any Loan Document or otherwise to establish such Lender’s status for withholding tax purposes in an applicable jurisdiction. Notwithstanding anything to the contrary in the preceding sentence, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (e)(ii), (e)(iii)(1)-(4) and (f) of this Section) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial positon of such Lender.  If any form, certification or other documentation provided by a Lender pursuant to this Section 2.13(e) (including any of the specific documentation described below) expires or becomes obsolete or inaccurate in any respect, such Lender shall promptly notify the Borrower and the Agent in writing and shall promptly update or otherwise correct the affected documentation or promptly notify the Borrower and the Agent in writing that such Lender is not legally eligible to do so.

(ii)
Without limiting the generality of the foregoing, any US Lender shall deliver to the Borrower and the Agent duly completed and executed originals of IRS Form W-9 or such other documentation or information prescribed by applicable laws or reasonably requested by the Borrower or the Agent (in such number of signed originals as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon request of the Borrower or the Agent) as will enable the Borrower or the Agent, as the case may be, to determine whether or not such Lender is subject to U.S. federal backup withholding or information reporting requirements; and

(iii)
each Non-US Lender, to the extent legally entitled to do so, shall deliver to the Borrower and the Agent (in such number of signed originals as shall be requested by the recipient) on or prior to the date on which such Non-US Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Agent), duly completed and executed copies of whichever of the following is applicable:

(1)	IRS Form W-8BEN or W-8BEN-E (or any successor thereto) claiming eligibility for benefits of an income tax treaty to which the United States is a party;
(2)
IRS Form W-8ECI (or any successor thereto) claiming that specified payments (as applicable) hereunder or any other Loan Documents (as applicable) constitute income that is effectively connected with such Non-US Lender’s conduct of a trade or business in the United States;

(3)
in the case of a Non-US Lender claiming the benefits of the exemption for portfolio interest under Sections 881(c) or 871(h) of the Code (the “Portfolio Interest Exemption”), (x) a certificate, in form and substance satisfactory to the Agent (a “Tax Status Certificate”), to the effect that such Non-US Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of  the Borrower, within the meaning of Section 881(c)(3)(B) of the Code or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and (y) IRS Form W-8BEN or W-8BEN-E (or any successor thereto);

(4)
where such Lender is a partnership (for U.S. federal income tax purposes) or otherwise not a beneficial owner (e.g., where such Lender has sold a participation), IRS Form W-8IMY (or any successor thereto) and all required supporting documentation (including, where one or more of the underlying beneficial owner(s) is claiming the benefits of the Portfolio Interest Exemption, a Tax Status Certificate of such beneficial owner(s) (provided, if the Non-US Lender is a partnership and not a participating Lender, the Tax Status Certificate from the beneficial owner(s) may be provided by the Non-US Lender on behalf of the beneficial owner(s))); or

(5)
any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Agent to determine the withholding or deduction required to be made.

(iv)            If the Agent is a U.S. Person, it shall deliver to the Borrower on or prior to the date on which it becomes the Agent under this Agreement two duly completed copies of IRS Form W-9.  If the Agent is not a U.S. Person, it shall provide to the Borrower on or prior to the date on which it becomes the Agent under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower): (A) two executed copies of Form W-8ECI with respect to any amounts payable to the Agent for its own account, and (B) two executed copies of Form W-8IMY with respect to any amounts payable to the Agent for the account of others, certifying that it is a “U.S. branch” and that the payments it receives for the account of others are not effectively connected with the conduct of its trade or business within the United States and that it is using such form as evidence of its agreement with the Borrower to be treated as a U.S. Person with respect to such payments (and the Borrower and the Agent agree to so treat the Agent as a U.S. Person with respect to such payments as contemplated by Section 1.1441-1(b)(2)(iv) of the United States Treasury Regulations).

(f)            FATCA.  If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purpose of this Section 2.13(f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g)            Tax Refunds.  If the Agent or any Lender determines in its sole discretion that it has actually received a refund of any Taxes as to which indemnification or additional amounts have been paid to it by a Loan Party pursuant to Section 2.13, the Agent or such Lender, as the case may be, shall promptly notify the Borrower of such refund and shall promptly pay the relevant Loan Party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.13 with respect to the Taxes giving rise to such refund); provided that such amount in such Person’s good faith opinion will leave it (after such reimbursement) in no worse economic position than it would have been in had the relevant Taxes for which the Loan Party paid such indemnification or additional amounts not been payable, net of all reasonable out-of-pocket expenses of the Agent or such Lender, as the case may be, in obtaining such refund, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that the relevant Loan Party, upon the request of the Agent or such Lender, agrees to repay the amount paid over to such Loan Party pursuant to this Section 2.13(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Agent or such Lender, as the case may be, in the event that the Agent or such Lender is required to repay such refund to such Governmental Authority or such refund is subsequently denied.  Notwithstanding anything in this Agreement to the contrary, nothing in this Section 2.13(g) shall be construed to require the Agent or any Lender to make available its Tax returns (or any other information relating to Taxes that it deems confidential) to any Loan Party or any other Person.

(h)            Each party’s obligations under this Section 2.13 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments, the expiration of the Letters of Credit and the repayment, satisfaction or discharge of all Obligations.

2.14            Indemnity.  The Borrower agrees to indemnify each Lender and to hold each Lender harmless from and to pay each Lender on demand the amount of any liability, loss or expense arising from the reemployment of funds obtained by it or from fees payable to terminate the deposits from which such funds were obtained (including reasonable fees and expenses of counsel) which such Lender may sustain or incur as a consequence of (a) default by the Borrower in payment when due of the principal amount of or interest on any LIBOR Loan, (b) default by the Borrower in making a borrowing of, conversion into or continuation of LIBOR Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (c) default by the Borrower in making any prepayment after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (d) the making by the Borrower of a prepayment or conversion of LIBOR Loans on a day which is not the last day of an Interest Period with respect thereto (including any prepayment required as a result of acceleration of the Loans under Article 7).  Such Lender’s certificate as to such liability, loss or expense shall be deemed conclusive, absent manifest error.  This covenant shall survive the termination of this Agreement, the expiration of the Letters of Credit, the expiration of the Commitments and the payment of all Obligations under the Loan Documents.

2.15            Mitigation of Costs.  If any Lender, by taking any reasonable action, so long as making such change or taking such other action is not disadvantageous to it in any financial, regulatory or other respect, can mitigate any adverse effect on the Borrower under Section 2.12 or 2.13, such Lender shall take such action.

2.16            Unused Commitment Fee.  The Borrower agrees to pay to the Agent, for the account of the Revolving Loan Lenders, an unused commitment fee for the period from and including the Closing Date to but excluding the Revolving Loan Commitment Expiration Date, based on the aggregate amount, for each day during such period, of the Available Revolving Loan Commitments (without taking into account outstanding Swing Line Loans), and computed at the per annum rate equal to 0.50% (or if the sum of (1) the aggregate principal amount of all Revolving Loans outstanding, (2) the aggregate Letter of Credit Amount of all Letters of Credit outstanding and (3) the aggregate amount of unreimbursed drawings under all Letters of Credit for such day is greater than 50% of the Aggregate Revolving Loan Commitment, on such day, then 0.30%).  The Borrower agrees to pay to the Agent, for the account of the Delayed Draw Lenders, an unused commitment fee for the period from and including the Closing Date to but excluding the Delayed Draw Term Loan Commitment Expiration Date, based on the aggregate amount, for each day during such period, of the Available Delayed Draw Term Loan Commitments, and computed at the per annum rate equal to 0.50% (or if the aggregate principal amount of all Delayed Draw Term Loans outstanding is greater than 50% of the Aggregate Delayed Draw Term Loan Commitment, on such day, then 0.30%).  Such unused commitment fees shall be payable in installments quarterly in arrears on the last Business Day of each March, June, September and December and on the Revolving Loan Commitment Expiration Date or the Delayed Draw Term Loan Commitment Expiration Date, as applicable, commencing on March 31, 2021.

2.17            Substitution of Lenders.  If any Lender makes a claim under Section 2.12 or 2.13, then the Borrower may, at their sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.7(c)), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.12 or Section 2.13) and obligations under this Agreement and the related Loan Documents to a Lender that shall assume such obligations (which assignee may be a new Lender or an existing Lender, if an existing Lender accepts such assignment); provided that:

(a)            the Borrower shall have paid to the Agent the assignment fee specified in Section 10.7(c);

(b)            such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts); and

(c)            such assignment does not conflict with applicable law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

2.18            Defaulting Lenders.  In the event that a Revolving Loan Lender for any reason becomes a Defaulting Lender, then, until such time as such Lender ceases to be a Defaulting Lender, such Defaulting Lender shall not have the right (i) to vote regarding any issue on which voting is required under this Agreement or any other Loan Document, and the amount of the Commitments and Loans and/or Cash Collateral Deposit with respect to Letters of Credit of such Lender shall not be counted as outstanding for purposes of determining issues requiring the vote or consent of all “Lenders,” all effected lenders or “Required Lenders” hereunder (except that (x) the Commitment of any Defaulting Lender may not be increased or extended, or the maturity of any of its Loans may not be extended, the rate of interest on any of its Loans may not be reduced and the principal amount of any of its Loans may not be forgiven, in each case without the consent of such Defaulting Lender and (y) any amendment, waiver or consent requiring the consent of all the Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than the other affected Lenders shall require the consent of such Defaulting Lender) or (ii) to receive payments of principal, interest or fees in respect of such Lender’s unfunded borrowing.  If the Agent shall fund any Revolving Loan and/or make a Cash Collateral Deposit with respect to Letters of Credit of a Defaulting Lender in accordance with Section 2.1(e) (it being agreed that the Agent shall have no obligation to do so), then such Lender shall be obligated to immediately repay such Loan to the Agent, with interest thereon at the Federal Funds Effective Rate for each day from the date of funding by the Agent until such amount is paid in full.  If such amount is not paid by the Defaulting Lender within two (2) Business Days, then the Borrower shall be obligated to thereupon repay such amount to the Agent with interest thereon at the applicable rate specified in Section 2.7.

               2.19    Issuance of Letters of Credit.                               (a)  Subject to the limitations on Letters of Credit set forth in Section 2.1(b), the Borrower shall be entitled to request the issuance of standby Letters of Credit in Dollars from time to time from and including the first Business Day immediately succeeding the Closing Date to but excluding the date three (3) Business Days prior to the Revolving Loan Commitment Expiration Date, by giving the Issuing Bank (with a copy to the Agent) a Letter of Credit Request at least three (3) Business Days before the requested date of issuance of such Letter of Credit (which shall be a Business Day).  Any Letter of Credit Request received by the Issuing Bank and the Agent later than 11:00 a.m., Los Angeles time, shall be deemed to have been received on the next Business Day.  Each Letter of Credit Request shall be signed by a Responsible Officer of the Borrower, shall be irrevocable and shall be effective upon receipt by the Issuing Bank and the Agent.  Provided that a valid Letter of Credit Request has been received by the Issuing Bank and the Agent and upon fulfillment of the other applicable conditions set forth in Section 4.2, the Issuing Bank will issue the requested Letter of Credit and will provide a copy thereof to the Agent.  Each Letter of Credit shall have (i) drawing language acceptable to the Agent and (ii) an expiration date as set forth in the Letter of Credit Request; provided that no Letter of Credit shall in any event have an expiration date later than the earlier of (A) one year after the issuance thereof (or such longer period as the Agent and the Issuing Bank shall agree in their sole discretion); provided further that, the Issuing Bank that issued such Letter of Credit has the right (either on its own initiative or at the direction of the Agent) not to extend such expiry date and to terminate such Letter of Credit on each such annual expiration date with the giving of notice and (B) two Business Days prior to the Revolving Loan Commitment Expiration Date.  Notwithstanding the foregoing, a Letter of Credit may provide for automatic extensions of its expiry date for one or more successive one (1) year periods; provided that (A) no renewal term may extend the term of the Letter of Credit to a date that is later than two (2) days prior to the Revolving Loan Commitment Expiration Date and (B) no such extension shall be permitted (and the Agent may notify the Issuing Bank not to so extend such Letter of Credit) if the Issuing Bank or the Agent has determined that such Letter of Credit would not be permitted in its revised (as extended) form under the terms hereof, or the Agent has determined that one or more of the applicable conditions specified in Section 4 or in this Section 2.19 for Letter of Credit issuance is not then satisfied.

(b)            Immediately upon the issuance of each Letter of Credit, the Issuing Bank shall be deemed to have sold and transferred to each Revolving Loan Lender, and each Revolving Loan Lender shall be deemed to have purchased and received from the Issuing Bank, in each case irrevocably and without any further action by any party, an undivided interest and participation in such Letter of Credit, each drawing thereunder and the obligations of the Borrower under this Agreement in respect thereof in an amount equal to the product of (i) such Revolving Loan Lender’s Revolving Loan Commitment Percentage and (ii) the maximum amount available to be drawn under such Letter of Credit (assuming compliance with all conditions to drawing).

(c)            The payment by the Issuing Bank of a draft drawn under any Letter of Credit shall constitute for all purposes of this Agreement the making by the Issuing Bank as a Revolving Loan Lender hereunder (in such capacity, the “Drawing Lender”) of a Base Rate Loan in the amount of such payment (but without any requirement of compliance with the conditions set forth in Sections 2.6 or 4.2).  In the event that any such Loan by the Drawing Lender resulting from a drawing under any Letter of Credit is not repaid by the Borrower by 11:00 a.m., Los Angeles time, on the day of payment of such drawing, the Issuing Bank shall promptly notify the Agent, and the Agent shall notify each other Revolving Loan Lender.  Each Revolving Loan Lender shall, on the day of such notification (or if such notification is not given by 12:00 noon, Los Angeles time, on such day, then on the next succeeding Business Day), make a Base Rate Loan, which shall be used to repay the applicable portion of the Base Rate Loan of the Drawing Lender with respect to such Letter of Credit drawing, in an amount equal to the amount of such Revolving Loan Lender’s participation in such drawing (but without any requirement of compliance with the conditions set forth in Sections 2.6 or 4.2) and shall deliver to the Agent for the account of the Drawing Lender, on the day of such notification (or if such notification is not given by 12:00 noon, Los Angeles time, on such day, then on the next succeeding Business Day) and in immediately available funds, the amount of such Base Rate Loan.  In the event that any Revolving Loan Lender fails to make available to the Agent for the account of the Drawing Lender the amount of such Base Rate Loan, the Drawing Lender shall be entitled to recover such amount on demand from such Revolving Loan Lender, together with interest thereon for each day from the date of non-payment until such amount is paid in full at the Federal Funds Effective Rate.

(d)            The obligations of the Borrower with respect to any Letter of Credit, any Letter of Credit Request and any other agreement or instrument relating to any Letter of Credit and any Base Rate Loan made under Section 2.19(c) shall be absolute, unconditional and irrevocable and shall be paid strictly in accordance with the terms of the aforementioned documents under all circumstances, including the following:

(i)	any lack of validity or enforceability of any Letter of Credit prior to its stated expiration date of any Letter of Credit, this Agreement or any other Loan Document;
(ii)
the existence of any claim, setoff, defense or other right that the Borrower may have at any time against any beneficiary or transferee of any Letter of Credit (or any Person for whom any such beneficiary or transferee may be acting) or the Agent, the Issuing Bank, any Revolving Loan Lender (other than the defense of payment to a Revolving Loan Lender in accordance with the terms of this Agreement) or any other Person, whether in connection with this Agreement, any other Loan Document, the transactions contemplated hereby or thereby or any unrelated transaction;

(iii)
any statement or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect, or any statement therein being untrue or inaccurate in any respect whatsoever; provided that payment by the Issuing Bank under such Letter of Credit against presentation of such draft or document shall not have constituted gross negligence or willful misconduct, as determined by the final non-appealable judgment of a court of competent jurisdiction; and

(iv)
any exchange, release or non-perfection of any Collateral or other collateral, or any release, amendment or waiver of or consent to departure from the any Guarantee or Guarantor Security Agreement, other Loan Document or other guaranty or security agreement, for any of the Obligations of the Borrower in respect of the Letters of Credit.

(e)            The Borrower shall pay to the Agent, with respect to each Letter of Credit issued hereunder, the following fees:

(i)
with respect to each Letter of Credit, for the account of the Revolving Loan Lenders, for the period from and including the day such Letter of Credit is issued to but excluding the day such Letter of Credit expires, a Letter of Credit fee equal to the product of (x) the Applicable Margin then in effect for Revolving Loans that are LIBOR Loans and (y) the Letter of Credit Amount of such Letter of Credit from time to time, such Letter of Credit fee to be payable in installments quarterly in arrears on the last Business Day of each March, June, September and December and on the expiration date of such Letter of Credit;

(ii)
with respect to each Letter of Credit issued hereunder, for the account of the Issuing Bank, a fronting fee equal to 0.125% of the Letter of Credit Amount of such Letter of Credit, payable upon issuance of such Letter of Credit; and

(iii)
with respect to each Letter of Credit issued hereunder, for the account of the Issuing Bank, from time to time such additional fees and charges (including cable charges) as are generally associated with letters of credit, in accordance with the Issuing Bank’s standard internal charge guidelines (as such guidelines may change from time to time) and the related Letter of Credit Request.

(f)            The Borrower agrees to the provisions in the Letter of Credit Request forms; provided, however, that the terms of the Loan Documents shall take precedence if there is any inconsistency between the terms of the Loan Documents and the terms of the applicable form.

(g)            The Borrower assume all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit.  None of the Agent, the Issuing Bank or any Lender, nor any of their respective officers or directors shall be liable or responsible for (i) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; or (ii) the validity, sufficiency or genuineness of documents, or of any endorsement thereof, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; provided that payment by the Issuing Bank under such Letter of Credit against presentation of such draft or document shall not have constituted gross negligence or willful misconduct.  In furtherance and not in limitation of the foregoing, the Issuing Bank may accept any document that appears on its face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

(h)            At any time that there shall exist a Defaulting Lender, subject to Section 2.18, within one Business Day following demand by the Issuing Bank the Borrower shall make a Cash Collateral Deposit with the Agent in an amount equal to the Fronting Exposure (less the amount of any Cash Collateral Deposit made by such Defaulting Lender and held by the Agent) with respect to such Defaulting Lender.  The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grant to the Agent, and agree to maintain, a first priority security interest in all such Cash Collateral Deposits as security for the Defaulting Lenders’ obligation to fund participations in respect of Letters of Credit.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral Deposits provided under this Section 2.19(h) or Section 7.1 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letters of Credit for which the Cash Collateral Deposit was so provided, prior to any other application of such property as may otherwise be provided for herein.

2.20            [Reserved].

2.21            Swing Line Loans.

(a)            Subject to the terms and conditions hereof, the Swing Line Lender agrees to make loans on a revolving credit basis to the Borrower from time to time from and including the first Business Day immediately succeeding the Closing Date to but excluding the Revolving Loan Commitment Expiration Date (each a “Swing Line Loan,” and collectively, the “Swing Line Loans”) in accordance with the terms of this Agreement; provided, after giving effect to the making of any Swing Line Loan, in no event shall (i) the then existing aggregate outstanding principal amount of Swing Line Loans exceed $50,000,000 (“Swing Line Sublimit”) at any time or (ii) the sum of (A) the aggregate principal amount of all Revolving Loans outstanding (other than Revolving Loans made for the purpose of repaying any Refunded Swing Line Loans or reimbursing the Issuing Bank for any amount drawn under any Letter of Credit, but not yet so applied), (B) the aggregate principal amount of all Swing Line Loans outstanding, (C) the aggregate Letter of Credit Amount of all Letters of Credit outstanding, and (D) the aggregate amount of unreimbursed drawings under all Letters of Credit, exceed the Aggregate Revolving Loan Commitment at any time.  Amounts borrowed pursuant to this Section 2.21 may be repaid and reborrowed during the period commencing on the first Business Day immediately succeeding the Closing Date to but excluding the Revolving Loan Commitment Expiration Date.

(b)            The Swing Line Loans shall be Base Rate Loans. The Swing Line Lender’s obligation to make Swing Line Loans pursuant to this Section 2.21 shall expire on the Revolving Loan Commitment Expiration Date and all Swing Line Loans and all other amounts owed hereunder with respect to the Swing Line Loans shall be paid in full no later than such date.  Swing Line Loans shall be made in an aggregate minimum amount of $50,000 and integral multiples of $50,000 in excess of that amount, or such other amounts acceptable to the Swing Line Lender in its sole discretion.

(c)            The Swing Line Lender shall maintain in its internal records an account or accounts evidencing the Indebtedness hereunder of the Borrower to the Swing Line Lender, including the amounts of the Swing Line Loans made by it and each repayment and prepayment in respect thereof.  Any such recordation shall be conclusive and binding on the Borrower, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s Obligations in respect of any Swing Line Loans; provided further, in the event of any inconsistency between the Register and the Swing Line Lender’s records, the recordations in the Register shall govern.  If so requested by the Swing Line Lender by written notice to the Borrower (with a copy to the Agent), the Borrower shall execute and deliver to such Lender a Swing Line Note substantially in the form of Exhibit A-3 attached hereto (a “Swing Line Note”) to evidence the Swing Line Lender’s Swing Line Loans.

(d)            Whenever the Borrower desire that the Swing Line Lender make a Swing Line Loan, the Borrower shall give the Swing Line Lender (with a copy to the Agent) irrevocable written notice, substantially in the form of a Borrowing Notice (which notice must be received by the Agent prior to 11:00 a.m., Los Angeles time, on the Business Day that is the proposed borrowing date).

(e)            The Swing Line Lender shall make the amount of its Swing Line Loan available to the Agent not later than 2:00 p.m., Los Angeles time, on the Business Day that is the proposed borrowing date by wire transfer of same day funds in Dollars by wiring such amount to such account as the Agent shall specify.  Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, the Agent shall make the proceeds of such Swing Line Loans available to the Borrower on the proposed borrowing date by causing an amount of same day funds in Dollars equal to the proceeds of all such Swing Line Loans received by the Agent from the Swing Line Lender to be credited to the account of the Borrower with the Agent, or to such other account as may be designated in writing to the Agent by the Borrower.  Notwithstanding the foregoing, the Swing Line Lender may, but shall not be obligated to, make Swing Line Loans at any time that one or more of the Lenders is a Defaulting Lender.

(f)            With respect to any Swing Line Loans which have not been voluntarily prepaid by the Borrower pursuant to Section 2.3, the Swing Line Lender may at any time in its sole and absolute discretion (but at least on a weekly basis), deliver to the Agent (with a copy to the Borrower), no later than 11:00 a.m., Los Angeles time at least one Business Day in advance of the proposed borrowing date, a notice (which shall be deemed to be a Borrowing Notice given by the Borrower) requesting that each Revolving Loan Lender make Revolving Loans that are Base Rate Loans to the Borrower on such proposed borrowing date in an amount equal to the amount of such Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date such notice is given which the Swing Line Lender requests the Lenders to prepay.  Anything contained in this Agreement to the contrary notwithstanding, (i) the proceeds of such Revolving Loans made by the Revolving Loan Lenders other than the Swing Line Lender shall be immediately delivered by the Agent to the Swing Line Lender (and not to the Borrower) and applied to repay a corresponding portion of the Refunded Swing Line Loans and (ii) on the day such Revolving Loans are made, the Swing Line Lender’s pro rata share of the Refunded Swing Line Loans shall be deemed to be paid with the proceeds of a Revolving Loan made by the Swing Line Lender to the Borrower, and such portion of the Swing Line Loans deemed to be so paid shall no longer be outstanding as Swing Line Loans but shall instead constitute part of the Swing Line Lender’s outstanding Revolving Loans to the Borrower.  The Borrower hereby authorize the Agent and the Swing Line Lender to charge the Borrower’s accounts with the Agent and the Swing Line Lender, as the case may be (up to the amount available in each such account) in order to immediately pay the Swing Line Lender the amount of the Refunded Swing Line Loans to the extent the proceeds of such Revolving Loans made by the Revolving Loan Lenders, including the Revolving Loans deemed to be made by the Swing Line Lender, are not sufficient to repay in full the Refunded Swing Line Loans.  If any portion of any such amount paid (or deemed to be paid) to the Swing Line Lender should be recovered by or on behalf of the Borrower from the Swing Line Lender in any proceeding under the Bankruptcy Code or any similar debtor relief law, the loss of the amount so recovered shall be ratably shared among all of the Lenders.  If for any reason Revolving Loans are not made pursuant to Section 2.21(f) in an amount sufficient to repay any amounts owed to the Swing Line Lender in respect of any outstanding Swing Line Loans on or before the third Business Day after demand for payment thereof by the Swing Line Lender, each Revolving Loan Lender shall be deemed to, and hereby agrees to, have purchased a participation in such outstanding Swing Line Loans, and in an amount equal to its pro rata share of the applicable unpaid amount together with accrued interest thereon.  Notwithstanding the foregoing, if for any reason any Swing Line Loans have not been voluntarily prepaid by the Borrower pursuant to Section 2.3 or converted to Revolving Loans pursuant to this clause (f) within three (3) Business Days following the date that such Swing Line Loans shall be made, each Revolving Loan Lender shall be deemed to, and hereby agrees to, have purchased a participation in such outstanding Swing Line Loans, and in an amount equal to its pro rata share of the applicable unpaid amount together with accrued interest thereon.

(g)            Upon one Business Days’ notice from the Swing Line Lender, each Revolving Loan Lender shall deliver to the Swing Line Lender an amount equal to its respective participation in the applicable unpaid amount in same day funds to the account designated by the Swing Line Lender.  In the event any Revolving Loan Lender fails to make available to the Swing Line Lender the amount of such Revolving Loan Lender’s participation as provided in this Section, the Swing Line Lender shall be entitled to recover such amount on demand from such Revolving Loan Lender together with interest thereon at the greater of the Federal Funds Effective Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation.

(h)            Notwithstanding anything contained herein to the contrary, (i) each Revolving Loan Lender’s obligation to make Revolving Loans for the purpose of repaying any Refunded Swing Line Loans pursuant to Section 2.21(f) and each Revolving Loan Lender’s obligation to purchase a participation in any unpaid Swing Line Loans pursuant to Section 2.21(g) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set off, counterclaim, recoupment, defense or other right which such Lender may have against Swing Line Lender, any Loan Party or any other Person for any reason whatsoever; (B) the occurrence or continuation of a Default or Event of Default; (C) any adverse change in the business, operations, properties, assets or condition (financial or otherwise) of any Loan Party; (D) any breach of this Agreement or any other Loan Document by any party thereto; or (E) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided, such obligations of each Lender are subject to the condition that Swing Line Lender had not received prior notice from the Borrower or the Required Lenders that any of the conditions under Section 4.2 to the making of the applicable Refunded Swing Line Loans or other unpaid Swing Line Loans, were not satisfied at the time such Refunded Swing Line Loans or unpaid Swing Line Loans were made; and (ii) the Swing Line Lender shall not be obligated to make any Swing Line Loans (A) if it has elected not to do so after the occurrence and during the continuation of a Default or Event of Default, (B) if it does not in good faith believe that all conditions under Section 4.2 to the making of such Swing Line Loan have been satisfied or waived by the Required Lenders or (C) at a time when any Lender is a Defaulting Lender unless the Swing Line Lender has entered into arrangements satisfactory to it and the Borrower to eliminate the Swing Line Lender’s risk with respect to the Defaulting Lender’s participation in such Swing Line Loan, including by depositing with the Agent immediately available funds in an amount acceptable to the Agent to cover such risk.

2.22            Protective Advances.  Without limiting any provisions contained herein or in any other Loan Documents, at its option, upon the occurrence and during the continuance of a Default, the Agent may make “protective advances” to pay for any obligation of any Loan Party or to make any payments necessary to maintain or preserve value (including going concern value) of the  Collateral; provided, however, that nothing in this paragraph shall be interpreted as imposing any obligation on the Agent or any other Secured Party to (i) make any such “protective advance”, or any similar advance or disbursement, or otherwise to establish any course of dealing between the Secured Parties and the Loan Parties of any kind or nature or (ii) cure or perform any obligations or other promises of any Loan Party.  The making of any such “protective advance” shall not be construed as a waiver of any Default or Event of Default nor shall the making of any such “protective advance” be construed as a satisfaction, reinstatement, modification, amendment or extension by any Secured Party of the Loans or the Loan Documents, or as a waiver, relinquishment or forbearance by any Secured Party of any of its rights and remedies under the Loans or the Loan Documents.  All “protective advances” disbursed by the Agent in connection with this paragraph, including attorneys’ fees, court costs, expenses and other charges relating thereto, shall be payable, upon demand, by the Loan Parties to the Agent and shall be additional Obligations secured by the Loan Documents and shall bear interest until paid at the default interest rate specified in Section 2.7(b); provided that the maximum aggregate principal amount of “protective advances” that the Agent may make during the term of this Agreement is $20,000,000.

2.23            Incremental Commitment.

(a)        The Borrower may, by written notice to the Agent (each, a “Commitment Increase Notice”), at any time after the Delayed Draw Term Loan Commitment Expiration Date until six months prior to the Revolving Loan Commitment Expiration Date and the Delayed Draw Term Loan Maturity Date, request the establishment of a new term loan facility (each, an “Incremental Term Loan Commitment” and collectively, the “Incremental Term Loan Commitments” and any such term loans, an “Incremental Term Loan” and collectively the “Incremental Term Loans”); provided that (i) the Agent has consented to the proposed Incremental Term Loans in writing; (ii) the aggregate principal amount of Incremental Term Loan Commitments shall not exceed $50,000,000 (the “Maximum Commitment Amount”); (iii) the Borrower may exercise such increase request option up to two (2) times during the term of this Agreement; (iv) each exercise of the increase request option shall be in a minimum principal amount of not less than $25,000,000; provided that the exercise of such increase request option may be less than $25,000,000 if the unused portion of the Maximum Commitment Amount is less than $25,000,000, so long as the request is for the full amount of the remaining Maximum Commitment Amount, (v) after giving effect to any applicable transaction permitted pursuant to Section 3.14(d) to be financed with such Incremental Term Loans, calculated on a pro forma basis (including the funding of such Incremental Term Loans and all other sources and uses of funds to be applied in consummation of such transaction), (A) no Default or Event of Default has occurred and is continuing or would be caused by the consummation of such transaction, (B) the representations and warranties contained in this Agreement and each other Loan Document shall be true and correct on and as of such date in all material respects (except for those representations and warranties that are conditioned by materiality, which shall be true and correct in all respects) as though made on and as of such date except to the extent that such representations and warranties expressly relate to an earlier date and (C) the Borrower shall be in compliance with the financial covenants set forth in Section 6.1 on a pro forma basis; (vi) Incremental Term Loans shall be used by Borrower solely as permitted pursuant to Section 3.14(d), (vii) the Agent shall have received an amendment to this Agreement, in form and substance acceptable to the Agent and the Borrower, to incorporate any changes Agent and the Borrower reasonably deem necessary with regard to such Incremental Term Loan facility; (viii) the Borrower shall have satisfied the applicable requirements specified in Section 5.14, in accordance therewith; and (ix) the Agent shall have received a certificate from the Borrower, in form acceptable to the Agent, as to the conditions set forth in clause (v) above.

(b)        Each such Commitment Increase Notice shall specify (A) the date (the “Increased Amount Date”) on which the Borrower proposes that the new Incremental Term Loan Commitment shall be effective, which shall be a date not less than 10 Business Days after the date the Agent receives such notice and (B) the requested amount of such increase.  Notwithstanding any term of this Agreement to the contrary, neither the Agent nor any Lender shall be deemed to have committed to any Incremental Term Loan Commitment unless such Lender executes and delivers an Increased Commitment Letter (as defined below); for the avoidance of doubt, any Lender may accept or decline to provide an Incremental Term Loan Commitment in its sole discretion.

(c)          Upon receipt of a Commitment Increase Notice, the Agent shall forward a copy thereof to each Lender, and each Lender shall have the right, but not the obligation, to participate in such increase in an amount equal to its pro rata share of outstanding Revolving Loans, Delayed Draw Term Loans and/or prior Incremental Term Loans (if any), as applicable, immediately prior to the effectiveness of any such increase.  Any Lender electing to participate in such increase must forward its written commitment therefor (an “Increased Commitment Letter”) to the Agent within 5 Business Days of delivery to such Lender of such Commitment Increase Notice.  The failure of a Lender to deliver an Increased Commitment Letter to the Agent within such time period shall be deemed a rejection by such Lender of the option to participate in such Incremental Term Loan Commitment.  In the event that the Incremental Term Loan Commitment requested by the Borrower is not fully committed to by existing Lenders on a pro rata basis as contemplated above, the Agent may designate one or more existing Lenders that is willing (at its sole discretion) to increase its commitment by more than its pro rata share, to provide the amount of such unallocated excess Incremental Term Loan Commitment requested by the Borrower. In the event that the Incremental Term Loan Commitment requested by Borrower is not fully committed to by the existing Lenders, on a pro rata basis or otherwise, as contemplated above, then the Borrower may find and designate one or more Persons as a new Lender, each of whom must be reasonably acceptable to the Agent; provided that in no event shall such new Lender be any Person prohibited from being a Lender pursuant to Section 10.7(c) (each, a “New Lender”), to provide the unallocated excess Incremental Term Loan Commitment requested by the Borrower.  Each New Lender shall become a Lender pursuant to a joinder agreement to this Agreement, each in form and substance reasonably satisfactory to the Agent.  Subject to the foregoing, final allocations with respect to any Incremental Term Loan Commitment shall be determined solely by the Borrower and the Agent.

(d)        Any Incremental Term Loan Commitment shall be effected pursuant to a supplement to this Agreement executed by the Borrower, the Agent and the Lenders or New Lenders, as the case may be, participating in such Incremental Term Loan Commitment, in form and substance reasonably acceptable to the Borrower, such Lenders and the Agent (an “Incremental Facility Supplement”), which supplement shall set forth the terms and conditions relating to such Incremental Term Loan Commitment; provided that:

                                           (i)            The final maturity date of any Incremental Term Loan Commitment shall be no earlier than the Revolving Loan Commitment Expiration Date and the Delayed Draw Term Loan Maturity Date (and any Incremental Term Loans shall not have a shorter weighted average life to maturity than Revolving Loans or the Delayed Draw Term Loans).

(ii)            Any Incremental Term Loan Commitment shall be on terms consistent with the Delayed Draw Term Loans (other than the delayed draw nature thereof, but including, without limitation, as to interest rate, margin, amortization and any upfront or commitment fee).

(e)        Each Incremental Facility Supplement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary, in the opinion of Agent, to effect the provisions of this Section 2.23.  From and after the effectiveness of any Incremental Term Loan Commitment, the Loans and Commitments established pursuant to this Section 2.23 shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from all of the guarantees and security interests created by the applicable Loan Documents.  Borrower shall take any actions reasonably required by Agent to ensure and demonstrate that the Liens and security interests granted by the Loan Documents continue to be perfected under the UCC or otherwise after giving effect to the establishment of any such new Incremental Term Loan Commitments.  Any Incremental Term Loans made on an Increased Amount Date shall be designated a separate series of term loans for all purposes of this Agreement.  If so requested by any Lender having an Incremental Term Loan Commitment, by written notice to the Borrower (with a copy to the Agent), the Borrower shall execute and deliver to such Lender a promissory note (an “Incremental Term Note”) in form acceptable to the Agent to evidence such Lender’s Incremental Term Loan Commitment.

2.24            Temporary Inability to Determine Rate. In the event, prior to commencement of any Interest Period relating to a LIBOR Loan, the Agent shall determine or be notified by Required Lenders that: (A) deposits in Dollars (in the applicable amounts) are not being offered to it in the London Interbank Offered Rate market for such Interest Period, (B) by reason of circumstances affecting the London Interbank Offered Rate market adequate and reasonable methods do not exist for ascertaining LIBOR, (C) LIBOR as determined by the Agent will not adequately and fairly reflect the cost to the Lenders of funding their LIBOR Loans for such Interest Period, or (D) the making or funding of LIBOR Loans has become impracticable; then, in any such case, the Agent shall promptly provide notice of such determination to the Borrower and the Lenders (which shall be conclusive and binding on them), and (x) any request for a LIBOR Loan or for a conversion to or continuation of a LIBOR Loan shall be automatically withdrawn and shall be deemed a request for a Base Rate Loan, (y) each LIBOR Loan will automatically, on the last day of the then current Interest Period relating thereto, become a Base Rate Loan, and (z) the obligations of the Lenders to make LIBOR Loans shall be suspended until the Agent determines that the circumstances giving rise to such suspension no longer exist, in which event the Agent shall so notify the Borrower and the Lenders.

2.25            Benchmark Replacement Setting.

(a)            Benchmark Replacement.  Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then

(i)            if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and

(ii)            if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(b)
Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c)
Notices; Standards for Decisions and Determinations. The Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (d) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.25, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.25.

(d)
Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or USD LIBOR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e)
Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a borrowing of, conversion to or continuation of LIBOR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.

(f)	Certain Defined Terms. As used in this Section 2.25:

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (d) of this Section 2.25.

“Benchmark” means, initially, USD LIBOR; provided that if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to USD LIBOR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (a) of this Section 2.25.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Agent for the applicable Benchmark Replacement Date:

(1)	the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;

(2)	the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;

(3)
the sum of: (a) the alternate benchmark rate that has been selected by the Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment;

provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion. If the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(1)	for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Agent:

(a)
the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;

(b)
the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and

(2)
for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar denominated syndicated credit facilities;

provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Agent in its reasonable discretion.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1)
in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b)the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2)	in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein; or

(3)
in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)
a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)
a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3)
a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with this Section 2.25 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with this Section 2.25.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Agent decides that any such convention is not administratively feasible for the Agent, then the Agent may establish another convention in its reasonable discretion.

“Early Opt-in Election” means, if the then-current Benchmark is USD LIBOR, the occurrence of:

(1)
a notification by the Agent to (or the request by the Borrower to the Agent to notify) each of the other parties hereto that at least five currently outstanding U.S. dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(2)	the joint election by the Agent and the Borrower to trigger a fallback from USD LIBOR and the provision by the Agent of written notice of such election to the Lenders.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to USD LIBOR.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is USD LIBOR, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (2) if such Benchmark is not USD LIBOR, the time determined by the Agent in its reasonable discretion.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto. “SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“USD LIBOR” means the London interbank offered rate for U.S. dollars.

SECTION 3.            REPRESENTATIONS AND WARRANTIES

To induce the Lenders to enter into this Agreement and to make the Loans and participate in the Letters of Credit, to induce the Agent to enter into this Agreement and to induce the Issuing Bank to issue the Letters of Credit, the Borrower hereby represents and warrants to the Agent and the Lenders that:

3.1            Financial Condition.  Each of the Financial Statements (i) was prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments and reclassifications); and (ii) accurately and completely, in all material respects, presents the financial condition, assets, and liabilities of the Borrower and its Subsidiaries as of its respective date and the results of operations, changes in owners’ equity, and cash flows for the applicable period.  Except as set forth on Schedule 3.1, as of the Closing Date, neither the Borrower nor any of its Subsidiaries has any contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the Financial Statements.  Since December 31, 2019 there has been no event or condition resulting in a Material Adverse Effect.

3.2            Corporate Existence; Compliance with Law, Etc.  Each Loan Party (i) is duly organized, validly existing and in good standing (or the local equivalent) under the laws of the jurisdiction of its organization, (ii) has the corporate, partnership or limited liability company power, as the case may be, and authority, and the legal right, to own and operate its Properties, to lease the property it operates as lessee and to conduct the business in which it is currently engaged and in which it proposes to be engaged after the Closing Date, (iii) is duly qualified as a foreign entity and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect and (iv) is in compliance with all applicable Requirements of Law, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect.  None of the Loan Parties has used any legal name at any time during the five years immediately preceding the Closing Date, except as identified on Schedule 3.2.

3.3            Corporate Power; Authorization; Consents; Enforceable Obligations.

(a)        Each Loan Party has the corporate, partnership or limited liability company power, as the case may be, and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is or will be a party, and to borrow hereunder (in the case of the Borrower), and the Borrower has taken all necessary corporate, partnership or limited liability action, as applicable, to authorize (i) the borrowings on the terms and conditions of this Agreement and (ii) the execution, delivery and performance of the Loan Documents to which it is or will be a party.

(b)        No consent or authorization of, filing with or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or the execution, delivery and performance by the Loan Parties or the validity or enforceability against each of the Loan Parties of this Agreement and the other Loan Documents to which each is a party except for (i) filings necessary to perfect Liens granted under the Loan Documents and (ii) any consent, authorization, filing or other act which has been made or obtained and is in full force and effect.  This Agreement has been, and each of the other Loan Documents to which each of the Loan Parties is or will be a party will be, duly executed and delivered by it.  This Agreement and the other Loan Documents constitute, and any other Loan Document when executed and delivered will constitute, a legal, valid and binding obligation of each of the Loan Parties (to the extent such Loan Party is a party thereto) enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

3.4            No Conflict.  The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof, (i) will not violate any Requirement of Law applicable to any of the Loan Parties, (ii) will not violate any material Contractual Obligation of any of the Loan Parties, and (iii) will not result in, or require, the creation or imposition of any Lien on any of the properties or revenues of the Loan Parties other than Permitted Liens, except in the case of clause (ii) where such violation would not reasonably be expected to have a Material Adverse Effect.

3.5            No Litigation.  There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or (b) either individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

3.6            Ownership of Property; Liens; Condition of Properties.  Each of the Loan Parties has good and marketable title to all Properties purported to be owned thereby, free and clear of any Liens, except those permitted by Section 6.3.  The property and assets of the Loan Parties constitute all property and assets necessary for the business of the Loan Parties, are in good order and repair (ordinary wear and tear and casualty excepted).  As of the Closing Date, none of the Loan Parties has used any legal name at any time during the past five years, except as identified on Schedule 3.6.

3.7            Environmental Matters.

(a)            Each item of real Property owned, leased or occupied by any Loan Party, and all operations conducted by any Loan Party or any Subsidiary at such real Properties owned, leased or occupied by the Borrower or any Subsidiary, are in compliance with all applicable Environmental Laws, except for such noncompliance that would not reasonably be expected to have a Material Adverse Effect.

(b)            There has been no release of Hazardous Substances at, under or about such Properties described in Section 3.7(a) above, or violation of any Environmental Law by any Loan Party or any Subsidiary with respect to such Properties or the business conducted at such Properties, in each case, which has caused or would reasonably be expected to cause a Material Adverse Effect.

(c)            No Loan Party has received any written notice from any Governmental Authority of violation or alleged violation of, non-compliance with, or liability or potential liability arising under any Environmental Laws with regard to any of such Properties or the business conducted by any Loan Party or Subsidiaries at such Properties, nor does the Borrower have knowledge that any such notice will be received or is being threatened, other than as would not reasonably be expected to have a Material Adverse Effect.

(d)            No judicial proceeding or governmental or administrative action is pending, or, to the knowledge of the Borrower, threatened, under any Environmental Law to which any Loan Party is named as a party with respect to such Properties or the business conducted by the Loan Parties or any Subsidiaries at such Properties which would reasonably be expected to cause a Material Adverse Effect, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law issued to or naming the Borrower or any other Loan Party that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

(e)            Neither Borrower nor any of its Subsidiaries has received notice that an Environmental Lien has attached to any revenues or to any Real Property owned or operated by Borrower or its Subsidiaries.

3.8            Intellectual Property.  Each of the Loan Parties owns, or is licensed to use, all trademarks, trade names, patents and copyrights necessary for the conduct of its business as currently conducted (the “Intellectual Property”).  No claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does any of the Loan Parties have knowledge of any valid basis for any such claim.  The use of such Intellectual Property by the Loan Parties does not infringe in any material respect on the rights of any Person, nor does the use by other Persons of such Intellectual Property infringe in any material respect on the rights of the Loan Parties. As of the Closing Date, in the event of the enforcement by the Agent of its rights as a secured creditor under the Loan Documents, the Agent will not be required to become the licensee under, or own or otherwise possess the right to use any Intellectual Property, in order to operate, or cause a receiver or similar manager to operate, sell or license the Collateral or the business of the Borrower and its Subsidiaries.

3.9            Taxes.  Each of the Loan Parties has filed or caused to be filed all federal, state and other material Tax returns which are required to be filed by it and has paid or caused to be paid all Taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other Taxes imposed on it or any of its Property by any Governmental Authority (other than any such Tax (i) that is not yet delinquent, (ii) the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which adequate reserves in conformity with GAAP have been provided on the books of the applicable Loan Party or (iii) to the extent the failure to pay such tax, fee or other charge, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect); and, as of the Closing Date, no tax Lien has been filed (other than liens for Taxes not yet due or the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which adequate reserves in conformity with GAAP have been provided on the books of the applicable Loan Party), and no claim is being asserted with respect to any such material tax, fee or other charge.

3.10            Federal Regulations.  No Loan, no Letter of Credit and no part of the proceeds thereof will be used, directly or indirectly, for “purchasing” or “carrying” any Margin Stock within the respective meanings of each of the quoted terms under Regulation U or for any purpose which violates the provisions of the Regulations of the Board of Governors of the Federal Reserve System.

3.11            ERISA Compliance.

(a)            Each of the Loan Parties and each ERISA Affiliate thereof, is in compliance in all respects with all applicable provisions of ERISA and the Code, and all rules, regulations and orders implementing ERISA, except to the extent that the failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)        Except as would not reasonably be expected to have a Material Adverse Effect, none of the Loan Parties or any ERISA Affiliate thereof maintains or contributes to (or has maintained or contributed to) any Multiemployer Plan under which the Borrower, any Subsidiary or any ERISA Affiliate thereof has potential for withdrawal liability and no Multiemployer Plan is insolvent.

(c)        Except as would not reasonably be expected to have a Material Adverse Effect, none of the Loan Parties or any ERISA Affiliate thereof sponsors or maintains any Title IV Plan under which there has been a failure to satisfy the applicable “minimum funding standard” (within the meaning of Section 412 of the Code), whether or not waived.

(d)        Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) no Title IV Plan has any amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), and (ii) no Termination Event has occurred or is reasonably expected to occur.

(e)        Except as would not reasonably be expected to have a Material Adverse Effect, there does not exist any material unfunded liability (determined on the basis of actuarial assumptions utilized by the actuary for the plan in preparing the most recent annual report) of any Loan Party under any plan, program or arrangement providing post retirement, life or health benefits.

3.12            Investment Company Act.  None of the Loan Parties is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”).

3.13            Subsidiaries.  As of the Closing Date, the Borrower has no Subsidiaries other than as set forth on Schedule 3.13.

3.14            Purpose of Loans and Letters of Credit.

(a)            The proceeds of the Revolving Loans shall be used by the Borrower (i) on the Closing Date, to repay the Indebtedness evidenced by the Existing Loan Agreement and to pay transaction fees, costs, and expenses incurred in connection with this Agreement, and the transactions contemplated hereby, and (ii) after the Closing Date, for working capital and general corporate purposes of the Borrower and the other Loan Parties.

(b)            The proceeds of the Delayed Draw Term Loans shall be used by the Borrower for (i) the Projects and (ii) general corporate purposes of the Borrower and the other Loan Parties, including for acquisition and development of Real Property, tenant improvements and Equipment purchases, in each case, in accordance with the terms hereof.

(c)            The Letters of Credit shall be used for general corporate purposes of the Borrower and the other Loan Parties.

(d)            The proceeds of Incremental Term Loans shall be used by the Borrower for (i) the Projects and (ii) general corporate purposes of the Borrower and the other Loan Parties, including for acquisition and development of Real Property, tenant improvements and Equipment purchases, in each case, in accordance with the terms hereof.

Notwithstanding the foregoing, in no event shall any proceeds of any Loans or any Letters of Credit be used to refinance or repay any Subordinated Debt, any Indebtedness owed to any Affiliate of Borrower or any preferred stock.

3.15            Accuracy and Completeness of Information.  All written information contained in any application, schedule, report, certificate, or any other document relating to any Loan Party or any property of any Loan Party given to the Agent or any Lender by any Loan Party or any Affiliate thereof (or given to any consultant, appraiser, accountant or other advisor by any Loan Party, which consultant, appraiser, accountant or other advisor has then delivered any report or other document to the Agent or any Lender), and prepared by or on behalf of any Loan Party, in connection with the Loan Documents (other than financial projections and other information of general economic or industry-specific nature), including any updates or supplements to such financial information delivered to the Agent, is in all material respects, taken as a whole in light of the circumstances such information was provided, true and complete as of the date referred to therein, and no such Person has omitted to state therein (or failed to include in any such document) any material fact or any fact necessary to make such information not materially misleading.  All projections given to the Agent or any Lender by or on behalf of the Loan Parties have been prepared in good faith based upon assumptions believed to be reasonable at the time prepared.  The projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by the Borrower to be reasonable at the time made, it being recognized that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results and such difference may be material.

3.16            Real Property Assets.  Schedule 3.16 sets forth the address (including street address, county and state) of all Real Property and other real property that, as of the Closing Date, is (i) owned, (ii) leased and (iii) otherwise occupied, used, or operated by the Loan Parties.  With respect to each leased property, the applicable lease is in full force and effect, the applicable Loan Party is the sole owner of the entire leasehold interest thereunder, such Loan Party’s interest therein has not been assigned, transferred, subleased, mortgaged, hypothecated or otherwise encumbered, except for Liens permitted by Section 6.3, and the Loan Parties are not in default of any material terms thereof.

3.17            Permits, Etc.  The Loan Parties have all material permits, licenses, authorizations and approvals required for each of them lawfully to own, lease, control, manage and operate its properties and businesses, except where the failure with respect thereto would not reasonably be expected to result in a Material Adverse Effect.  No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such permit, license, authorization or approval, the suspension, revocation, impairment, forfeiture or non-renewal thereof which would reasonably be expected to result in a Material Adverse Effect.

3.18            Nature of Business.  Neither the Borrower nor any Subsidiary is engaged in any business other than the business of developing, manufacturing, marketing and selling pet food and reasonably similar, corollary, ancillary, complementary, incidental or related businesses and reasonable extensions thereto.

3.19            Capital Structure and Equity Ownership.  Schedule 3.19 hereto sets forth, as of the Closing Date, (i) the number and classes of equity ownership rights and interests in each Subsidiary (whether existing as common or preferred stock, general or limited partnership interests, or limited liability company membership interests, or warrants, options or other instruments convertible into such equity) and (ii) the ownership thereof.  All such shares and interests are validly existing, fully paid and non-assessable (if applicable) and none of such shares or interests is subject to any Equityholder Agreement (other than the Organic Documents certified to the Agent by Loan Parties and the Organic Documents of the Excluded Subsidiaries).  As of the Closing Date, neither the Borrower nor any Subsidiary thereof is obligated under any management agreement, consulting agreement or similar agreement pursuant to which it is to pay fees to an Affiliate.

3.20            Insolvency.  The Loan Parties and their Subsidiaries are and, upon the making of any Loan on any date on which this representation and warranty is made, will be, taken as a whole, Solvent.

3.21            Labor Matters.  No Loan Party is engaged in any unfair labor practice within the meaning of the National Labor Relations Act of 1947 that would reasonably be expected to result in a Material Adverse Effect.  There is (i) no unfair labor practice complaint before the National Labor Relations Board, or material grievance or arbitration proceeding arising out of or under any collective bargaining agreement, pending or, to the knowledge of the Borrower, threatened, against any Loan Party, (ii) no strike, lock-out, slowdown, stoppage, walkout or other labor dispute pending or, to the knowledge of the Borrower, threatened, against any Loan Party, and (iii) to the knowledge of the Borrower, no petition for certification or union election or union organizing activities taking place with respect to any Loan Party, in the case of each of clauses (i) through (ii) that would reasonably be expected to result in a Material Adverse Effect.  As of the Closing Date, there are no collective bargaining agreements covering the employees of the Loan Parties.

3.22            Condemnation.  No taking of any of the Properties or any part thereof through eminent domain, conveyance in lieu thereof, condemnation or similar proceeding is pending or, to the knowledge of the Borrower, threatened in writing by any Governmental Authority which would be reasonably expected to result in a Material Adverse Effect.

3.23            [Reserved].

3.24            Foreign Assets Control Regulations; Anti-Money Laundering; Beneficial Ownership Certification.

(a)
OFAC.  No Loan Party and no Subsidiary (i) is a person whose Property or interest in Property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2, or (iii) is a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

(b)
(i) No Loan Party (A) is in violation of any Anti-Terrorism Law or (B) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, (ii) none of the Loan Parties or their respective Subsidiaries (A) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person with which a U.S. Person cannot deal with or otherwise engage in business transactions or (B) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law.

(c)
PATRIOT Act; No Corrupt Practices.  Loan Parties and each of their respective Subsidiaries are in compliance, in all material respects, with the PATRIOT Act.  No part of the proceeds of the Obligations will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(d)
Beneficial Ownership Certification.  The information included in the Beneficial Ownership Certification delivered by or on behalf of each Loan Party, if applicable, is true and correct in all respects as of the Closing Date.

SECTION 4.            CONDITIONS PRECEDENT

4.1            Conditions to Closing Date.  The agreement of each Lender to make the Loans requested to be made by it on the Closing Date is subject to the satisfaction or waiver by the Agent in writing, in each case in form and substance acceptable to the Agent, immediately prior to or concurrently with the making of such Loans and/or the issuance of such Letters of Credit on the Closing Date, of the following conditions precedent:

(a)            This Agreement.  The Agent shall have received this Agreement, executed and delivered by the Borrower and each Lender.

(b)            Other Loan Documents.  The Agent shall have received the Fee Letter, the Master Reaffirmation Agreement, the Notes requested by any Lender and each other Loan Document required to be delivered on the Closing Date, in each case dated as of the Closing Date (unless otherwise agreed to by the Agent) and duly executed and delivered by the relevant Loan Party or a Subsidiary party thereto, as applicable.

(c)            Incumbency Certificate.  The Agent shall have received an incumbency certificate of each Loan Party, each dated the Closing Date, executed by an appropriate officer thereof.

(d)            Organizational Proceedings, Etc.  The Agent shall have received a copy of the resolutions of the board of directors, or similar governing body, of each Loan Party (i) authorizing the Loan Documents to which it is or will be a party and (ii) in the case of the Borrower, authorizing the borrowings contemplated hereunder, in each case, certified by an appropriate officer of such Loan Party, as of the Closing Date, which certificate states that the resolutions thereby certified have not been amended, modified, revoked or rescinded and are in full force and effect.

(e)            Certain Agreements.  The Agent shall have received copies of (i) the Organic Documents of each Loan Party and (ii) each other Material Agreement, in each case of clauses (i) – (ii) above, certified as of the Closing Date as complete and correct copies thereof, and in full force and effect, by an appropriate officer of such Loan Party.

(f)            Good Standing Certificates.  The Agent shall have received, with respect to each Loan Party, a certificate, dated a recent date, of the Secretary of State (or other relevant state authority) of the state of formation of such Loan Party, certifying as to the existence and, if applicable, good standing of such Loan Party in such state.

(g)        Legal Opinions.  The Agent shall have received a legal opinion of Kirkland & Ellis LLP, counsel to the Loan Parties, in form and substance reasonably satisfactory to the Agent, executed and dated as of the Closing Date.

(h)            Lien Searches, Etc.  The Agent shall have received such Uniform Commercial Code searches and other Lien searches, in respect of the Loan Parties as it shall request.

(i)            Insurance Policies.  The Agent shall have received evidence that the insurance policies required under Section 5.5 are in full force and effect, together with appropriate evidence showing the Agent as an additional named insured, mortgagee or lenders loss payee, as appropriate, all in form and substance satisfactory to the Agent.

(j)            Financial Statements, Projections.  The Agent shall have received (i) the Financial Statements and  (ii) projections of the results of the Borrower and its Subsidiaries covering the period up to and including the Maturity Date.

(k)            Solvency Certificate.  The Agent shall have received a certificate of a Responsible Officer of the Borrower, to the effect that the Borrower and its Subsidiaries are Solvent, on a consolidated basis, after giving effect to the transactions contemplated by this Agreement to occur on the Closing Date.

(l)            Licenses and Approvals.  Borrower and each of its Subsidiaries shall have received all licenses, approvals or evidence of other actions required by any Governmental Authority in connection with the execution and delivery by Borrower or its Subsidiaries of the Loan Documents or with the consummation of the transactions contemplated thereby.

(m)            KYC.  The Agent and each Lender shall have received such information and documentation reasonably requested by the Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including without limitation, the PATRIOT Act and the Beneficial Ownership Regulation.

(n)            Costs.  The Agent shall have received payment or evidence of payment by the Borrower of all costs, expenses and taxes (including those payable pursuant to Section 10.6), including fees of the Agent’s counsel to the extent required to be reimbursed pursuant to Section 10.6 and invoiced prior to the Closing Date.

(o)            Fees.  The Agent shall have received the fees to be paid on the Closing Date pursuant to the Fee Letter.

(p)            Property A. With respect to Property A, the Agent shall have received (in each case, in form and substance reasonably satisfactory to the Agent):

(i)	a modification to the existing Mortgage for Property A, in recordable form;
(ii)	the commitment of the title company to issue an endorsement to the existing title policy ensuring the continued priority of the existing Mortgage for Property A;
(iii)	a disclosure of confession of judgment;
(iv)
evidence as to whether Property A is located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a “special flood hazard area” (or a similar designation) and, if it is, evidence that Borrower has obtained, with insurance companies as are reasonably satisfactory to Agent, such flood insurance in such reasonable total amount as the Agent may reasonably require, and otherwise sufficient to comply with all applicable rules and regulations relating to flood insurance, in form and substance reasonably acceptable to the Agent;

(v)
a legal opinion with respect to the existing Mortgage for Property A and the documents referred to in Section 4.1(p)(i) above, delivered by Borrower’s or such Subsidiary’s counsel in the State in which Property A is located; and

(vi)	updated construction plans and budgets for all Projects the Borrower expects to initiate or complete after the Closing Date.

(q)            JV Pledge. A duly executed Pledged Interest Addendum to the Stock Pledge Agreement with respect to the Specified JV (in form and substance reasonably satisfactory to the Agent).

4.2            Conditions to Each Loan and Letters of Credit.  The agreement of each Lender to make the Loans to be made on the Closing Date and thereafter, Revolving Loans, Swing Line Loans, Delayed Draw Term Loans and to participate in any Letters of Credit, and the agreement of the Issuing Bank to issue any Letters of Credit, is subject to the satisfaction or waiver, immediately prior to or concurrently with the making of such Loan or the issuance of such Letter of Credit, of the following conditions precedent:

(a)            Representations and Warranties; No Default; No MAE.  The following statements shall be true and the Borrower’s acceptance of the proceeds of such Loan or its delivery of an executed Letter of Credit Request shall be deemed to be a representation and warranty of the Borrower, on the date of such Loan or as of the date of issuance of such Letter of Credit, as applicable, that:

(i)
The representations and warranties contained in this Agreement and each other Loan Document are true and correct on and as of such date in all material respects (except for those representations and warranties that are conditioned by materiality, which shall be true and correct in all respects) as though made on and as of such date except (i) to the extent that such representations and warranties expressly relate to an earlier date and (ii) after the Closing Date, the representations and warranties made under Section 3.1 shall be deemed to refer to the most recent financial statements of the Borrower furnished to the Agent pursuant to Section 5.1 hereof; and

(ii)	No Default or Event of Default has occurred and is continuing or would result from the making of the Loan or the issuance of such Letter of Credit to be made or issued on such date.

(b)            No Injunction.  No injunction, writ, restraining order, or other order of any nature restricting or prohibiting, directly or indirectly, the extending of such Loan or issuance of such Letter of Credit, as applicable, shall have been issued and remain in force by any Governmental Authority against Borrower, Agent, any Lender, or any of their Affiliates.

(c)            Real Property Collateral.  If any portion of the proceeds of such Loan or any such Letter of Credit will be used to acquire, or for the purpose of acquiring, any Real Property Collateral, all actions and conditions specified in Section  5.14 shall have been taken or satisfied, as applicable, with respect to such Real Property.

(d)            Maximum Total Funded Debt Ratio.  Solely with respect to Delayed Draw Term Loans, after giving pro forma effect to any such Delayed Draw Term Loan, the Total Funded Debt Ratio shall not exceed the Total Funded Debt Ratio required by Section 6.1(b) minus 0.25, and Borrower shall have delivered to the Agent a Covenant Compliance Certificate demonstrating compliance with such condition.

(e)            Borrowing Notice or Letter of Credit Request.  The Agent shall have received a Borrowing Notice or a Letter of Credit Request, as applicable, pursuant to the provisions of this Agreement from the Borrower.

SECTION 5.            AFFIRMATIVE COVENANTS

The Borrower hereby agrees that from and after the Closing Date, so long as any Loan remains outstanding and unpaid, any Letter of Credit remains outstanding, any Commitment remains in effect or any other amount is due and owing to any Lender or the Agent hereunder (other than (i) any contingent indemnification obligations under which there is no outstanding claim or (ii) Letters of Credit that have been cash collateralized or back stopped in a manner satisfactory to the Issuing Bank):

5.1            Financial Statements.  The Borrower shall furnish to the Agent:

(a)            not later than one hundred twenty (120) days after each fiscal year-end of the Borrower, commencing with the fiscal year ended December 31, 2020, consolidated financial statements of Borrower and its Subsidiaries for each such fiscal year, audited by an Accountant and certified, without any qualifications (including any (A) “going concern” or like qualification or exception (except to the extent that such qualification or exception is due solely to the fact that the Revolving Loan Commitment Expiration Date, the Delayed Draw Term Loan Maturity Date or the maturity date with respect to any Incremental Term Loan Facility at the time of such audit is scheduled to occur within twelve months of the end of such fiscal year), (B) qualification or exception as to the scope of such audit, or (C) qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 6.1), by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, and statement of cash flow and, if prepared, such accountants’ letter to management); provided, that this clause shall be satisfied by filing of Borrower’s 10-K with the SEC including such financial statements (and the public filing of such report with the SEC shall constitute delivery under this Section 5.1(a)); and

(b)            not later than forty-five (45) days after the end of the first three fiscal quarters of the Borrower of each fiscal year, commencing with the fiscal quarter ending March 31, 2021, (i) an unaudited consolidated balance sheet, income statement, and statement of cash flow covering Borrower’s and its Subsidiaries’ operations during such period and for the three month period then ended, together with (ii) management discussion and analysis report of Borrower and its Subsidiaries, describing in reasonable detail their operations and financial condition and any construction updates for such period; provided, that the foregoing clauses (i) and (ii) shall be satisfied by filing of Borrower’s 10-Q with the SEC including such financial statements and reports (and the public filing of such report with the SEC shall constitute delivery under this Section 5.1(b));

all such financial statements shall fairly present in all material respects the financial condition of the Borrower and its Subsidiaries and the results of their operations for the periods indicated in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q, Form 8-K or any successor form or other rules under the Exchange Act) applied on a consistent basis during such periods (except as may be indicated therein or in the notes thereto).

5.2            Certificates; Other Information.  The Borrower shall furnish to the Agent:

(a)            (i) concurrently with the delivery of the financial statements referred to in Section 5.1(a) and (b), commencing with the financial statements delivered pursuant to Section 5.1(b) for the fiscal quarter ending March 31, 2021, a Covenant Compliance Certificate with respect to such fiscal quarter or fiscal year, as the case may be (which Covenant Compliance Certificate, if delivered with the financial statements pursuant to Section 5.1(a) (commencing with such certificate for the fiscal year ended December 31, 2020), shall set forth a calculation of Excess Cash Flow for the applicable fiscal year), and (ii) concurrently with the delivery of the financial statements referred to in Section 5.1(b), a Pricing Certificate with respect to such fiscal quarter if a change in the Applicable Margin for Revolving Loans and Delayed Draw Term Loans would result from a change in the Total Funded Debt Ratio as set forth in such financial statements;

(b)            [reserved];

(c)            within sixty (60) days after the beginning of each fiscal year of the Borrower, beginning with fiscal year ended December 31, 2020, a copy of the annual operating budget for the Borrower and its Subsidiaries for such fiscal year (broken down into a monthly format), in form (including as to scope) satisfactory to Agent, in its Permitted Discretion;

(d)            within five (5) Business Days after the same are filed, copies of Form 10-Q quarterly reports, Form 10-K annual reports, and Form 8-K current reports and any other filings made by Borrower with the SEC;

(e)            within five (5) Business Days after a Responsible Officer of the Borrower has knowledge of (i) any material amendment to any Material Agreement, (ii) the termination of any Material Agreement, or (iii) a material default under any Material Agreement, the written statement by a Responsible Officer of the Borrower, setting forth the details of such amendment, termination or default and the action which the Borrower proposes to take thereto;

(f)            to the extent of any of the following is reasonably expected to result in a Material Adverse Effect: (i) promptly and in any event within five (5) Business Days after any Loan Party becomes aware that any Termination Event has occurred, a statement of a Responsible Officer of the Borrower describing such Termination Event and the action, if any, which the Loan Party or ERISA Affiliate thereof proposes to take with respect thereto, (ii) promptly and in any event within five (5) Business Days after receipt thereof by any Loan Party (or with respect to receipt by any other ERISA Affiliate, within five (5) Business Days after a Loan Party becomes aware of the receipt by the ERISA Affiliate), from the PBGC or Multiemployer Plan, copies of each notice received by such Loan Party or ERISA Affiliate thereof of any notice relating to a Title IV Plan or Multiemployer Plan, (iii) promptly and in any event within five (5) Business Days after the filing thereof with the Internal Revenue Service, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Title IV Plan, and (iv) promptly and in any event within five (5) Business Days after receipt thereof by any Loan Party (or with respect to receipt by any other ERISA Affiliate, within five (5) Business Days after a Loan Party becomes aware of the receipt by the ERISA Affiliate), from a sponsor of a Multiemployer Plan or from the PBGC, a copy of each notice received by such Loan Party or ERISA Affiliates thereof concerning the imposition or amount of withdrawal liability under ERISA or indicating that such Multiemployer Plan may become Insolvent;

(g)            within five (5) Business Days after a Responsible Officer of the Borrower has knowledge of the occurrence of a Default or an Event of Default, notice thereof and a statement of the curative action that Borrower proposes to take with respect thereto (if any);

(h)            promptly after the commencement thereof, but in any event not later than five (5) Business Days after service of process with respect thereto,  on the Borrower or any of its Subsidiaries, notice of each action, suit or proceeding brought by or against the Borrower or any of its Subsidiaries before any Governmental Authority which could reasonably be expected to have a Material Adverse Effect;

(i)            promptly following any request therefor, information and documentation reasonably requested by the Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation;

(j)            promptly upon reasonable request by the Agent, in form reasonably satisfactory to the Agent, a detailed list of Borrower’s and its Subsidiaries’ customers, including number of Installed Store locations; and

(k)            promptly such additional financial and other information relating to any Loan Party as the Agent or any Lender may from time to time reasonably request.

5.3            [Reserved].

5.4            Conduct of Business and Maintenance of Existence.  The Borrower shall, and shall cause each of its Subsidiaries to, (a) continue to engage in business as described in Section 3.18, (b) preserve, renew and keep in full force and effect its corporate or other legal existence, as applicable, except as permitted by Section 6.4 and 6.5, (c) maintain all material rights, registrations, licenses, privileges, permits, licenses and franchises necessary in the normal conduct of its business or required to conduct their business; provided, however, that neither Borrower or any of its Subsidiaries shall be required to preserve any such right or franchise if such Person’s board of directors (or similar governing body) shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to the Lenders, (d) comply with all Contractual Obligations and Requirements of Law except for such noncompliance that would not reasonably be expected to have a Material Adverse Effect, such compliance to include paying all lawful claims which if unpaid might become a Lien (other than a Permitted Lien) upon any material portion of its properties except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or such Subsidiary, as applicable, and only so long as no such Lien (other than a Permitted Lien) has been imposed on any material portion of its properties; provided, that this Section 5.4 shall not prohibit or otherwise limit the Canadian Subsidiary Dissolution conducted in accordance with the terms hereof.

5.5            Maintenance of Tangible Property; Insurance.

(a)            The Borrower shall, and shall cause each other Loan Party to, preserve and protect all of its tangible property and equipment necessary in the operation of its business in good working order and condition (ordinary wear and tear and casualty excepted).

(b)            The Borrower shall, and shall cause each other Loan Party to, maintain with financially sound and reputable insurance companies or associations insurance on such of its tangible property, and against liabilities, in at least such amounts and against such risks as are usually insured against in the same general area as companies similar in size and engaged in the same or a similar business, including, without limitation, business interruption, and furnish to the Agent, upon request, full information as to the insurance carried.  All such policies of insurance (or the endorsement with respect thereto) shall (i) designate the Agent, on behalf of the Lenders, as additional insured, mortgagee or loss payee, as applicable, and (ii) provide that the insurance companies will give the Agent at least thirty (30) days’ prior written notice before any such policy or policies of insurance shall be canceled.  The Borrower shall deliver to the Agent insurance certificates from the Borrower’s insurance brokers, and appropriate endorsements showing the Agent as lenders loss payee, mortgagee and additional insured as required above, as to the existence and effectiveness of each policy of insurance and evidence of payment of all premiums then due and payable therefor.

(c)            With respect to any Real Property Collateral located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a “special flood hazard area” (or a similar designation), Borrower shall, and shall cause its Subsidiaries to, provide to Agent evidence that Borrower or such Subsidiary maintains, with insurance companies as are reasonably satisfactory to Agent, such flood insurance in such reasonable total amount and in form and substance as the Agent may from time to time reasonably require, and otherwise sufficient to comply with the Flood Insurance Laws and all other applicable rules and regulations relating to flood insurance, including any information reasonably requested by the Agent in order to determine whether the amount of flood insurance remains sufficient for compliance with the Flood Insurance Laws.  At the request of the Agent, Borrower shall deliver copies of all such policies to the Agent, including evidence of annual renewals of such insurance.  Borrower shall promptly deliver to the Agent any notice of re-designation of the Real Property Collateral into or out of a “special flood hazard area”, any revisions to an existing flood map or issuance of a new flood map, any changes in status of the community under the National Flood Program, and any notice to the Borrower of insufficient flood insurance (including, but not limited to, as a result of lapsed flood insurance, failure to obtain flood insurance based on a re-designation of the Real Property Collateral on the flood map, or due to the course of construction of an improvement to the property), in each case, to the extent that Borrower is notified in writing or otherwise has actual knowledge thereof.

(d)            In the event the Borrower fails to provide evidence of the policies of insurance required by Sections 5.5(b) and 5.5(c) above that are in full force and effect as may be reasonably requested by Agent from time to time, the Agent may procure such insurance on Borrower’s behalf and Borrower shall be responsible for all reasonable out-of-pocket amounts advanced by the Agent therefor.  Once the Borrower provides evidence of the required policy(ies), the Agent shall promptly cancel its policy(ies).  Notwithstanding the foregoing, nothing herein shall be deemed to make the Agent responsible for premiums, warranties or representations to underwriters or monitoring Borrower’s compliance with any insurance related requirements hereunder.

5.6            Inspection of Property; Books and Records; Discussions.  The Borrower shall, and shall cause each Subsidiary to, keep proper books of records and account in which entries that are true and correct in all material respects and are maintained in a manner sufficient to prepare financial statements in conformity with GAAP subject to changes resulting from normal year-end adjustments and the absence of footnotes shall be made; and upon reasonable notice and at such reasonable times during usual business hours, permit representatives of the Agent to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and to discuss the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries with officers of the Borrower and its Subsidiaries and with the Accountants; the cost of only one (1) such visit during each 12-month period being for the account of the Borrower unless an Event of Default has occurred and is continuing.  In addition, the Agent shall be permitted to conduct collateral audits, appraisals or valuations of the Loan Parties, at the expense of the Borrower, once during each 12-month period (or more frequently if an Event of Default has occurred and is continuing).

5.7            Use of Proceeds.  The Borrower will use the proceeds of the Loans and the Letters of Credit as set forth in Section 3.14, and not for the purchasing or carrying of any Margin Stock. If requested by the Agent, the Borrower will furnish to the Agent a statement to the foregoing effect in conformity with the requirements of Form U-1 referred to in Regulation U.  No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

5.8            Hedging Obligations.  The Borrower shall not, and shall not permit any of its Subsidiaries to, incur any Hedging Obligation, except that the Borrower or any Subsidiary may enter into any Hedging Obligation that (i) is of a non-speculative nature or (ii) is for the purpose of hedging the Borrower’s or such Subsidiary’s reasonably estimated interest rate, currency or commodity prices exposure.

5.9            [Reserved].

5.10            Lease and License Compliance; Landlord Consents.

(a)                The Borrower shall, and shall cause each Subsidiary to, perform and carry out in all material respects the material terms and provisions of all material leases, licenses, permits and other occupancy agreements relating to Real Property or real property interests that are owned, leased or occupied by the Borrower or any Subsidiary, in each case that are material to the business of the Borrower or any Subsidiary (the “Occupancy Agreements”), and shall appear in and defend any action in which the validity of any Occupancy Agreement is at issue and shall commence and maintain any action or proceeding necessary to establish or maintain the validity of any Occupancy Agreement and to enforce the provisions thereof, except in each case, as would not be reasonably be expected to result in a Material Adverse Effect.

(b)                With respect to each property leased by the Borrower or any other Loan Party, where (i) books and records or (ii) Collateral with a value in excess of $500,000 is stored or located, the Borrower shall use commercially reasonable efforts to cause a Landlord Consent or a bailee letter to be executed by the landlord, bailee, processor or warehouseman thereof, and delivered to the Agent concurrently with entering into (or such later date at Agent’s sole discretion) the related lease agreement, bailment agreement, warehouseman agreement or similar agreement.

5.11            Environmental Laws.  The Borrower shall, and shall cause each Subsidiary to:

(a)            comply with, and take reasonable steps to ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply with any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except for such noncompliance or failure to obtain as would not reasonably be expected to result in liability to Borrower or any of its Subsidiaries in excess of $500,000, and provide to Agent documentation of such compliance which Agent may reasonably request;

(b)            conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required of the Borrower or any Subsidiary under applicable Environmental Laws relating to real property owned, leased or occupied by the Borrower or any Subsidiary and timely comply with all orders and directives of all Governmental Authorities regarding such Environmental Laws, except to the extent that the same are being (i) contested in good faith by appropriate proceedings or (ii) would not reasonably be expected to result in a Material Adverse Effect;

(c)            defend, indemnify and hold harmless the Agent, each Lender, and their respective employees, agents, officers and directors, shareholders, successors, attorneys and assigns from and against any and all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to (i) the presence of contamination on any of the Properties and any Hazardous Substances migrating from the Properties, (ii) any violation of, noncompliance with or liability under any Environmental Laws applicable to the operations of the Loan Parties, or (iii) any orders, requirements or demands of Governmental Authorities related thereto, including reasonable attorneys’ and consultants’ fees, investigation and laboratory fees, response costs, court costs and litigation expenses; provided that such indemnity shall not, as to any of the foregoing Persons, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Person.  This indemnity shall continue in full force and effect and survive the termination of this Agreement, the expiration of the Commitments and the Letters of Credit and the payment of Obligations;

(d)            keep any property either owned or operated by Borrower or its Subsidiaries free of any Environmental Liens which could, individually or in the aggregate, reasonably be expected to secure a liability to Borrower or any of its Subsidiaries in excess of $500,000, or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens;

(e)            promptly notify Agent of any release of a Hazardous Material in any reportable quantity from or onto property owned or operated by Borrower or its Subsidiaries which could, individually or in the aggregate, reasonably be expected to result in a liability to Borrower or any of its Subsidiaries in excess of $500,000 and take any Remedial Actions required of the Borrower or any Subsidiary to abate said release or otherwise to come into compliance with applicable Environmental Law;

(f)            promptly, but in any event within 5 days of its receipt thereof, provide Agent with written notice of any of the following:  (i) notice that an Environmental Lien which could, individually or in the aggregate, reasonably be expected to secure a liability to Borrower or any of its Subsidiaries in excess of $500,000 has been filed against any of the real or personal property of Borrower or its Subsidiaries, (ii) commencement of any Environmental Action or notice that an Environmental Action will be filed against Borrower or its Subsidiaries which reasonably could be expected to have a Material Adverse Effect, and (iii) notice of a violation, citation, or other administrative order which reasonably could be expected to have a Material Adverse Effect.

5.12            Covenants Regarding Subsidiaries.   (a)  The Borrower will cause each of its Subsidiaries (other than an Excluded Subsidiary) hereafter formed, acquired or ceasing to be an Excluded Subsidiary (including any Person formed in connection with or resulting from a Division/Series Transaction) to execute and deliver to the Agent, no later than ten (10) days after the formation or acquisition thereof (or (i) with respect to any Subsidiary that owns Real Property Collateral, such earlier date as may be necessary to comply with the applicable timing requirements specified in Section 5.14, or (ii) such later date as permitted by the Agent in its sole discretion), a Guaranty and a Guarantor Security Agreement (or a joinder to an existing Guaranty and Guarantor Security Agreement, if applicable), and an Intercompany Subordination Agreement (or joinder thereto), in each case, in form and substance reasonably acceptable to the Agent (it being understood that any such forms in effect as of the Closing Date are acceptable), together with appropriate Lien searches requested by the Agent indicating the Agent’s first priority Lien (subject to Liens permitted by Section 6.3) on such Subsidiary’s personal property (other than any Excluded Property) and, in connection with such deliveries, cause to be delivered to the Agent the following, in each case in form and substance acceptable to the Agent, (A) upon request of the Agent, a favorable written opinion of counsel reasonably satisfactory to the Agent as to such matters relating thereto as the Agent may request, (B) a pledge agreement (or a joinder to the Stock Pledge Agreement, if applicable) and original stock certificates or other certificates, if any, evidencing equity ownership in such Subsidiary, accompanied by stock or other applicable transfer powers duly executed in blank, with regard to the Capital Stock of such Subsidiary, (C) certified copies of the Organic Documents of such Subsidiary, along with appropriate resolutions and an incumbency certificate of such Subsidiary, (D) Mortgages, and satisfaction of each other requirement specified in Section 5.14 in the time periods set forth therein, with respect to any Real Property Collateral of such new Subsidiary, (E) appropriate financing statements (and with respect to all property subject to a Mortgage, fixture filings), all in form and substance satisfactory to Agent (including being sufficient to grant Agent a first priority Lien (subject to Liens permitted by Section 6.3) in and to the assets of such newly formed or acquired Subsidiary other than any Excluded Property), and (F) such other agreements, instruments, approvals or other documents as the Agent may reasonably request with respect thereto.

(b)            With respect to each CFC or CFC Holdco that is a direct Subsidiary of a Loan Party (including any Person formed in connection with or resulting from a Division/Series Transaction), the Borrower shall take all actions reasonably requested by the Agent to grant to the Agent a perfected Lien on 65% of each class of the Capital Stock of such CFC or CFC Holdco entitled to vote (within the meaning of Treas. Reg. Sec. 1.956-2(c)(2) or any successor regulation thereto) and 100% of each class of the Capital Stock of such CFC or CFC Holdco not entitled to vote (within the meaning of Treas. Reg. Sec. 1.956-2(c)(2) or any successor regulation thereto) and, in connection therewith, if the EBITDA of any such Subsidiary (including, for the avoidance of doubt, the Canadian Subsidiary, the UK Subsidiary or the Dutch Subsidiary), for any fiscal year of the Borrower, exceeds 15% of EBITDA of the Borrower and its Subsidiaries on a consolidated basis, for such period, then within 30 days (or such longer period as reasonably agreed to by Agent) of the request by the Agent, deliver to the Agent applicable authorization documents, pledge agreement governed by local law and an opinion of foreign counsel, in each case, in form and substance, and in the case of the opinion from a firm of attorneys, reasonably acceptable to the Agent.

5.13            Payment of Taxes.  The Borrower will, and will cause each of its Subsidiaries to, pay or discharge all tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings that stay the enforcement of such claim and the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to pay such liabilities could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

5.14            Acquisition of Real Property Collateral.  Not less than 30 days (or such shorter period as reasonably agreed to by Agent) prior to the acquisition thereof, Borrower shall (i) notify the Agent in writing of any Real Property Collateral to be acquired by Borrower or any Subsidiary, on or after the Closing Date and (ii) cause to be delivered to the Agent with respect to such Real Property Collateral (in each case, in form and substance reasonably satisfactory to the Agent):

(a)            a Phase I environmental site assessment report, along with a reliance letter in favor of the Agent relating thereto,

(b)            a completed flood hazard determination from a third party vendor evidencing whether any such Real Property Collateral is located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a “special flood hazard area” (or a similar designation) and, (i) if it is, either (A) a notification to the Borrower or such Subsidiary of such determination signed and dated by the Borrower or such Subsidiary (the “Borrower Notice”) and (if applicable) notification to the Borrower or such Subsidiary that flood insurance coverage under the National Flood Insurance Program (“NFIP”) is not available because the community in which the Real Estate Collateral is located does not participate in NFIP, together with evidence the Borrower or such Subsidiary’s receipt of the Borrower Notice,  or (B) if the Borrower Notice is required to be provided to the Borrower or such Subsidiary and flood insurance is available in the community in which the Real Estate Collateral is located, evidence that Borrower or such Subsidiary has obtained (or, concurrently with the acquisition thereof, will obtain), with insurance companies as are reasonably satisfactory to Agent, such flood insurance in such reasonable total amount as the Agent may reasonably require, and otherwise sufficient to comply with all applicable rules and regulations relating to flood insurance, in form and substance reasonably acceptable to the Agent,

(c)            a survey,

(d)            a zoning report, and

(e)            to the extent then available, construction plans and budget for all projects Borrower then expects to initiate on such Real Property Collateral.

Within 90 days (or such longer period as reasonably agreed to by Agent) after such acquisition of any Real Property Collateral, the Borrower shall cause to be delivered to the Agent with respect to such Real Property Collateral (in each case, in form and substance reasonably satisfactory to the Agent):

(a)	a duly executed Mortgage, along with a fixture filing,
(b)	a lenders’ policy of title insurance with respect thereto, in form and substance, and with an insured amount, reasonably satisfactory to the Agent,
(c)	an Environmental Indemnity,
(d)
to the extent not previously delivered, construction plans and budget for all projects Borrower then expects to initiate on such Real Property Collateral; provided that, if Borrower does not then expect to initiate any project on such Real Property Collateral, but later determines to do so, or if plans for any such project change thereafter, then Borrower shall deliver such new plans and related budget, promptly after such determination or change,

(e)	a legal opinion with respect to the documents referred to in clause (a) above, delivered by Borrower’s counsel in the State in which such Real Property Collateral is located, and
(f)	such other agreements, instruments, or other documents as the Agent may reasonably request with respect thereto.

5.15            Cash Management.

(a)
Borrower shall and shall cause each of its Subsidiaries to (i) establish and maintain cash and treasury management services (including, without limitation, its operating accounts and other Deposit Accounts and Securities Accounts), of a type and on terms reasonably satisfactory to Agent, at one or more of the banks set forth on Schedule 5.15 (in such capacity, the “Cash Management Bank”), and shall request in writing and otherwise take such reasonable steps to ensure that all of its and its Subsidiaries’ Account Debtors forward payment of the amounts owed by them directly to the Cash Management Bank, and (ii) deposit or cause to be deposited promptly, and in any event no later than the first Business Day after the date of receipt thereof, all of their Collections (including those sent directly by their Account Debtors to Borrower or one of its Subsidiaries) into a bank account held at the Cash Management Bank (a “Cash Management Account”); provided that the requirements in this Section 5.15 shall not apply to Excluded Deposit Accounts.

(b)
Each Cash Management Bank shall establish and maintain Cash Management Agreements with the Agent and Borrower, in form and substance reasonably acceptable to the Agent.  Each such Cash Management Agreement shall provide, among other things, that (i) the Cash Management Bank will comply with any instructions originated by the Agent directing the disposition of the funds in such Cash Management Account without further consent by Borrower or its Subsidiaries, as applicable, (ii) the Cash Management Bank has no rights of setoff or recoupment or any other claim against the applicable Cash Management Account other than for payment of its service fees and other charges directly related to the administration of such Cash Management Account and for returned checks or other items of payment, and (iii) upon the instruction of the Agent (an “Activation Instruction”), the Cash Management Bank will forward by daily sweep all amounts in the applicable Cash Management Account to the Agent’s Account. The Agent agrees not to issue an Activation Instruction with respect to the Cash Management Accounts unless an Event of Default has occurred and is continuing at the time such Activation Instruction is issued.

(c)
So long as no Default or Event of Default has occurred and is continuing, Borrower may amend Schedule 5.15 to add or replace a Cash Management Bank or Cash Management Account; provided, however, that (i) such prospective Cash Management Bank shall be reasonably satisfactory to the Agent, and (ii) prior to the time of the opening of such Cash Management Account, the Borrower (or its Subsidiary, as applicable) and such prospective Cash Management Bank shall have executed and delivered to the Agent a Cash Management Agreement.  The Borrower (or its Subsidiaries, as applicable) shall close any of its Cash Management Accounts (and establish replacement cash management accounts in accordance with the foregoing sentence) promptly and in any event within 30 days of notice from the Agent (or such longer period as the Agent may reasonably agree; but in no event later than 60 days after such notice is given) that the creditworthiness of any Cash Management Bank is no longer acceptable in the Agent’s reasonable judgment, or as promptly as practicable and in any event within 60 days of notice from the Agent (or such longer period as the Agent may reasonably agree; but in no event later than 90 days after such notice is given) that the operating performance, funds transfer, or availability procedures or performance of the Cash Management Bank with respect to Cash Management Accounts or the Agent’s liability under any Cash Management Agreement with such Cash Management Bank is no longer acceptable in the Agent’s reasonable judgment.

(d)	The Cash Management Accounts shall be cash collateral accounts subject to Control Agreements.

5.16            Certain Post-Closing Obligations.  As promptly as practicable, but in any event within the respective time periods referred to below (or such later date as the Agent may agree), the Borrower shall:

(a)            within thirty (30) days after the Closing Date, cause to be delivered to the Agent with respect to such Real Property B (in each case, in form and substance reasonably satisfactory to the Agent):

(i)            an ALTA or Texas Society of Professional Surveyor’s survey of Real Property B certified to Agent;

(ii)            a zoning report or other evidence of zoning reasonably satisfactory to the Agent;

(iii)            a duly executed Mortgage, along with a fixture filing, if applicable in such state;

(iv)            a lenders’ policy of title insurance with respect thereto, in form and substance, and with an insured amount, reasonably satisfactory to the Agent;

(v)            an Environmental Indemnity;

(vi)            existing construction plans and budgets for all Projects at Property B the Borrower expects to initiate or complete after the Closing Date;

(vii)            a legal opinion with respect to the Mortgage for Property B and the other documents referred to in Section 5.16(a)(iii) above, delivered by Borrower’s or such Subsidiary’s counsel in the State in which Property B is located;

(viii)            a copy of the construction schedule and the construction contract(s) for Property B, and an assignment to the Agent of such construction contracts;

(ix)            an Assignment of Construction Contracts to Agent, together with consent(s) of design professionals to the Agent, including, including with respect to the architect, engineer and general contractor;

(x)            copies of any utility letters and/or verifications;

(xi)            copies of all permits and approvals required by any Governmental Authority having jurisdiction over the land where Property B is located;

(xii)            a Phase I environmental site assessment report, along with a reliance letter in favor of the Agent relating thereto; and

(xiii)            evidence as to whether Property B is located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a “special flood hazard area” (or a similar designation) and, if it is, evidence that Borrower has obtained, with insurance companies as are reasonably satisfactory to Agent, such flood insurance in such reasonable total amount as the Agent may reasonably require, and otherwise sufficient to comply with all applicable rules and regulations relating to flood insurance, in form and substance reasonably acceptable to the Agent.

(b)
within sixty (60) days after the Closing Date, cause to be delivered to the Agent a Control Agreement (or an amendment to the existing Control Agreement) with respect to each of the accounts of the Loan Parties maintained at Bank of America, N.A., other than Excluded Accounts, to the extent any such accounts (other than Excluded Accounts) are not covered by an existing Control Agreement.

SECTION 6.            NEGATIVE COVENANTS

The Borrower hereby agrees that from and after the Closing Date, so long as any Loan remains outstanding and unpaid, any Letter of Credit remains outstanding, any Commitment remains in effect or any other amount is due and owing to the Agent hereunder (other than (i) any contingent indemnification obligations under which there is no outstanding claim or (ii) Letter of Credit that has been cash collateralized or back stopped in a manner satisfactory to the Issuing Bank):

6.1            Financial Condition Covenants.  The Borrower shall not:

(a)            Fixed Charge Coverage Ratio.  Permit the Fixed Charge Coverage Ratio as of the last day of any fiscal quarter of the Borrower, beginning with the fiscal quarter ending on March 31, 2021, to be less than 1.25:1:00.

(b)            Total Funded Debt Ratio.  Permit the Total Funded Debt Ratio as of the last day of any fiscal quarter of the Borrower, beginning with the fiscal quarter ending on March 31, 2021, to be greater than the following with respect to the fiscal quarter set forth opposite each such ratio below:

Fiscal Quarter	Total Funded Debt Ratio
March 31, 2021 through and including June 30, 2022	4.00:1.00
September 30, 2022 through and including September 30, 2023	3.75:1.00
December 31, 2023 and each fiscal quarter thereafter	3.50:1.00

(c)  Maximum Capital Expenditures.  Permit the aggregate amount of all Capital Expenditures made by Borrower and its Subsidiaries, determined as at the end of each fiscal year set forth below, to be greater than the amount set forth opposite such fiscal year:

Fiscal Year	Maximum Capital Expenditures
2021	$360,000,000
2022	$85,000,000
2023	$150,000,000
2024	$95,000,000
2025	$95,000,000
2026	$95,000,000

provided, that (i) any Capital Expenditures made in such fiscal year using Specified Equity Proceeds shall not count towards the cap permitted for such year, as set forth in the above table; provided further that all such exclusions permitted under this clause (i) shall not exceed $75,000,000 in the aggregate during the term of this Agreement; and (ii) if the amount of the Capital Expenditures permitted to be made in any fiscal year, as set forth in the above table, is greater than the amount of the Capital Expenditures actually made in such fiscal year (the amount by which such permitted amount of Capital Expenditures for such fiscal year (other than any Capital Expenditures made in such fiscal year using Specified Equity Proceeds to the extent permitted to be excluded pursuant to clause (i) hereof) exceeds the amount of Capital Expenditures actually made for such fiscal year, the “Excess Amount”), then 100% of such Excess Amount (the “Carry-Over Amount”) may be carried forward to the next succeeding Fiscal Year (the “Succeeding Fiscal Year”), so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom; provided further that the Carry-Over Amount applicable to a particular Succeeding Fiscal Year may not be used in that Fiscal Year until the amount permitted above to be expended in such Fiscal Year has first been used in full and the Carry-Over Amount applicable to a particular Succeeding Fiscal Year may not be carried forward to another fiscal year.

6.2            Limitation on Indebtedness.  The Borrower shall not, and shall not permit any Subsidiary to, create, issue, incur, assume or suffer to exist any Indebtedness except for:

(a)            Indebtedness created hereunder and under the other Loan Documents;

(b)            Indebtedness (i) constituting endorsements for collection made in the ordinary course of business or (ii) for bank overdrafts incurred in the ordinary course of business that are promptly repaid;

(c)            Indebtedness set forth on Schedule 6.2 as of the Closing Date;

(d)            Purchase Money Indebtedness that does not constitute Subordinated Debt in an aggregate amount outstanding at any one time not in excess of $2,000,000, plus any Purchase Money Indebtedness used to finance the purchase of Chillers;

(e)            refinancings, renewals, or extensions of Indebtedness permitted under clauses (c) and (d) above (and continuance or renewal of any Permitted Liens associated therewith) so long as: (i) the terms and conditions of such refinancings, renewals, or extensions do not, in Agent’s reasonable judgment, materially impair the prospects of repayment of the Obligations by Borrower or materially impair Borrower’s creditworthiness, (ii) such refinancings, renewals, or extensions do not result in an increase in the principal amount of, or interest rate with respect to, the Indebtedness so refinanced, renewed, or extended, (iii) such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions that, taken as a whole, are materially more burdensome or restrictive to Borrower, (iv) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension Indebtedness must include subordination terms and conditions that are at least as favorable to the Lenders as those that were applicable to the refinanced, renewed, or extended Indebtedness, and (v) the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended;

(f)            Indebtedness of (i) any Loan Party to the Borrower or (ii) any Loan Party to any other Loan Party, provided that, in each case, if requested by the Agent, the parties have subordinated such Indebtedness to the Obligations pursuant to a subordination agreement in form and substance satisfactory to the Agent in its sole discretion;

(g)            any Hedging Obligation that (A) is of a non-speculative nature, (B) is in its ordinary course of business, and (C) is for the purpose of hedging the Borrower’s or such Subsidiary’s interest rate or currency exposure;

(h)            Subordinated Debt not to exceed $5,000,000 in the aggregate at any time outstanding;

(i)            any other unsecured Indebtedness not to exceed $5,000,000 in the aggregate at any time outstanding; and

(j)            guarantee obligations of the Borrower or any Subsidiaries with respect to Indebtedness of any Loan Party permitted by this Section 6.2.

6.3            Limitation on Liens.  The Borrower shall not, and shall not permit any Subsidiary to, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:

(a)            Liens created hereunder or under any of the other Loan Documents;

(b)            Liens for taxes, assessments, fees and other charges of any Governmental Authority that are not yet delinquent or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or a Subsidiary, as applicable, in conformity with GAAP;

(c)            Liens created by operation of law not securing the payment of Indebtedness for money borrowed or guaranteed, including carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’, shippers’, laborers’ or other like Liens arising in the ordinary course of business which are not overdue for a period of more than forty‑five (45) days and, if overdue, for which adequate reserves have been posted under GAAP;

(d)            pledges or deposits in connection with payroll taxes, workers’ compensation, unemployment insurance and other social security legislation;

(e)            pledges or deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory or regulatory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(f)            easements, rights-of-way, restrictions, zoning and other similar encumbrances on real property incurred in the ordinary course of business which, in the aggregate, are not likely to cause a Material Adverse Effect;

(g)            Liens securing Indebtedness permitted by Section 6.2(d); provided that no such Lien covers any property other than the property subject to such Purchase Money Indebtedness, or acquired in connection with the incurrence of such Indebtedness, as applicable, and the proceeds thereof;

(h)            precautionary Liens filed by equipment lessors pursuant to operating leases of the Borrower and its Subsidiaries; provided that no such Lien covers any property other than the property subject to such lease;

(i)            Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with importation of goods;

(j)            Liens resulting from any judgment or award that is not an Event of Default hereunder;

(k)            Liens arising from any interest of a lessor under any real property lease or sublease agreement entered into by the Borrower or any Subsidiary in the ordinary course of business;

(l)            Liens securing Subordinated Debt permitted by Section 6.2(h), which, for the avoidance of doubt, shall be subject to a subordination agreement in accordance with the definition of Subordinated Debt; and

(m)            Liens set forth on Schedule 6.3 as of the Closing Date and including any Liens that are replacements of such Liens to the extent that the original Indebtedness is refinanced, renewed, or extended under Section 6.2(e) and so long as the replacement Liens only encumber those assets that secured the refinanced, renewed, or extended Indebtedness.

6.4            Limitation on Fundamental Changes.  The Borrower shall not, and shall not permit any Subsidiary to, (a) enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution) except (i) any merger, consolidation or amalgamation, or liquidation, wind up or dissolution of a Subsidiary into the Borrower, with the Borrower being the survivor thereof, or between or among its Subsidiaries (provided that if any such Subsidiary is a Loan Party, a Loan Party shall be the survivor thereof) and (ii) any merger in connection with a Permitted Acquisition, so long as a Loan Party is the survivor thereof and, if such merger, consolidation or other transaction involves the Borrower, the Borrower is the survivor thereof; provided that the Borrower shall give the Agent ten (10) days’ prior written notice of any such transaction described in clause (i) or (ii) and shall comply with all reasonable actions requested by the Agent to protect and maintain its Liens granted pursuant to the Loan Documents; or (b) convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets; provided, that this Section 6.4 shall not prohibit or otherwise limit the Canadian Subsidiary Dissolution conducted in accordance with the terms hereof.  Notwithstanding anything in this Agreement to the contrary, the Borrower shall not, and nor shall it permit any Subsidiary to, consummate a Division/Series Transaction without the prior written consent of the Agent.

6.5            Limitation on Sale of Assets.  The Borrower shall not, and shall not permit any of its Subsidiaries to, make any Asset Disposition unless (i) such Asset Disposition is for fair market value, (ii) no Event of Default has occurred and is continuing or would result from such Asset Disposition, (iii) the consideration for such Asset Disposition is at least 75% cash and (iv) the consideration for such Asset Disposition, when aggregated with the consideration for all previous Asset Dispositions during the same fiscal year, does not exceed $1,000,000 per fiscal year; provided, that (i) none of the foregoing shall be deemed to permit a Division/Series Transaction and (ii) in no event shall Borrower sell or otherwise dispose of, or permit any of its Subsidiaries to sell or otherwise dispose of, any Real Property Collateral without the prior written consent of the Agent; provided, further, that this Section 6.5 shall not prohibit or otherwise limit the Canadian Subsidiary Dissolution conducted in accordance with the terms hereof.

6.6            Limitation on Restricted Payments.  The Borrower shall not, and shall not permit any of its Subsidiaries to, (a) if a corporation, declare or pay any dividend on (other than dividends payable solely in Capital Stock of the Borrower or its Subsidiaries), or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of Capital Stock of the Borrower or its Subsidiaries or any warrants or options to purchase any such Capital Stock, whether now or hereafter outstanding, (b) if a partnership, limited liability company or other entity, make any distribution (other than distributions payable solely in Capital Stock of the Borrower or its Subsidiaries) or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any ownership interests in any class of Capital Stock of the Borrower or its Subsidiaries or any warrants or options to purchase any such Capital Stock, whether now or hereafter outstanding, or (c) make any payments (whether of principal, interest or otherwise) on Indebtedness that is subordinated to the Obligations, or in any case set forth in the foregoing clauses (a), (b) or (c), any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any Subsidiary (such declarations, payments, setting apart, purchases, redemptions, defeasance, retirements, acquisitions and distributions being herein called “Restricted Payments”); provided, however, that

(i)            (x) the Subsidiaries may make Restricted Payments to the Borrower, (y) any Subsidiary of a Loan Party may make Restricted Payments to such Loan Party and (z) any Excluded Subsidiary may make Restricted Payments to a Loan Party or another Excluded Subsidiary that is its direct parent;

(ii)            the Borrower and its Subsidiaries may make Tax Distributions;

(iii)            so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Borrower may make Restricted Payments to present or former employees, officers, or directors of the Borrower (or any spouses, ex-spouses, or estates of any of the foregoing) on account of redemptions of Capital Stock of the Borrower held by such Persons; provided, that the aggregate amount of such redemptions made by the Borrower during any fiscal year does not exceed $1,000,000;

(iv)            the Borrower may make Restricted Payments constituting cashless repurchases of Capital Stock of Borrower deemed to occur upon exercise of stock options or warrants if such Capital Stock represents a portion of the exercise price of such options or warrants;

(v)            Restricted Payments may be made by the Borrower within 30 days after the date of declaration thereof if at such date of declaration such Restricted Payment would have been permitted under this Section 6.6 so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(vi)            other cash Restricted Payments described in clause (a) and (b) above may be made by the Borrower if after giving pro forma effect thereto, the Borrower is in compliance with the Total Funded Debt Ratio required by Section 6.1(b) and so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(vii)            the Borrower may make payments on Subordinated Debt permitted pursuant to Section 6.2(h), but solely to the extent permitted under the related subordination agreement; and

(viii)            the Borrower and Subsidiaries may make such other Restricted Payments as consented to by the Agent in writing.

Notwithstanding anything herein to the contrary, nothing in this Section 6.6 shall be deemed to permit a Division/Series Transaction.

6.7            Limitation on Acquisitions, Investments, Loans and Advances.  The Borrower shall not, and shall not permit any Subsidiary to, consummate any Acquisition, make any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets constituting a business unit of, or make any other investment in (any of the foregoing, an “investment”), any Person, except (provided that none of the following shall be deemed to permit a Division/Series Transaction):

(a)            cash and Cash Equivalents in the ordinary course of business;

(b)            investments in negotiable instruments for collection;

(c)            advances made in connection with purchases of goods or services in the ordinary course of business;

(d)            extensions of trade credit made in the ordinary course of business;

(e)            investments by any Loan Party in its Subsidiaries that are Loan Parties;

(f)            investments constituting loans and advances to officers, managers, directors and employees of the Borrower and any of its Subsidiaries in the ordinary course of business for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes (including employee payroll advances);

(g)            any Hedging Agreement permitted under this Agreement;

(h)            investments received in connection with the bankruptcy, reorganization or liquidation of, or the settlement of delinquent accounts or disputes with, any customers, suppliers, vendors or other account debtors, in each case in the ordinary course of business of the Borrower;

(i)            any investments made from casualty insurance proceeds in connection with the replacement, substitution, restoration or repair of assets on account of an insurable event to the extent such assets were covered by casualty insurance maintained by Borrower or a Subsidiary;

(j)            investments consisting of purchases and acquisitions of inventory, supplies, material or equipment, in each such case in the ordinary course of business;

(k)            investments by a Loan Party after the Closing Date consisting of purchases of Capital Stock of the Specified JV, in an aggregate amount not to exceed $20,000,000; provided that (i) the Borrower shall have provided not less than 5 Business Days prior written notice to Agent of such investment, (ii) no Default or Event of Default shall have occurred and be continuing, nor shall either result from the making of such investment, (iii) the Specified JV is organized in a jurisdiction located within North America and is a North American pet product company, (iv) any such investment, when combined with all prior investments by any Loan Party in the Specified JV, constitutes no more than 30% of outstanding voting Capital Stock of the Specified JV in the aggregate, (v) to the extent not prohibited or restricted from doing so by the Specified JV or the definitive documentation for such Investment (or, if so prohibited or restricted, subject to the relevant Loan Parties commercially reasonable efforts to obtain consent authorizing the Loan Party to do so), within 30 days of such investment (or such later date as permitted by the Agent in its sole discretion), the relevant Loan Party shall provide to Agent a pledge agreement and appropriate certificates and powers or financing statements, hypothecating all of such Capital Stock and any other direct or beneficial ownership interest in the Specified JV acquired by the Loan Parties, in form and substance reasonably satisfactory to the Agent, together with all other documentation, including one or more opinions of counsel reasonably satisfactory to Agent, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above in this clause (v), and (vi) such Loan Party shall only use available cash on its balance sheet to purchase such Capital Stock, and not proceeds of any Loan, from the issuance of any Indebtedness or from the disposition of any property or assets other than cash (including, without limitation, any intellectual property or Real Property);

(l)            Permitted Acquisitions;

(m)            any investment owned by a Person at the time such Person is acquired and becomes a Subsidiary pursuant to a Permitted Acquisition; provided that such investment was not made in connection with or in contemplation of such Permitted Acquisition; and

(n)            other investments in an aggregate outstanding amount not exceeding $1,000,000 at any time for all such investments.

6.8            Transactions with Affiliates.

(a)            The Borrower shall not, and shall not permit any Subsidiary to, enter into any transaction, including any purchase, sale, lease or exchange of property or the rendering of any service or the payment of any management or consulting fees, with or to any of the Borrower’s Affiliates, except for transactions that (i) are in the ordinary course of the Borrower or such Subsidiary’s business, (ii) are upon fair and reasonable terms, and (iii) are no less favorable to the Borrower or such Subsidiary, than they would obtain in a comparable arm’s length transaction with a Person not an Affiliate; provided, that none of the foregoing shall be deemed to permit a Division/Series Transaction.

6.9            Fiscal Year.  The Borrower shall not permit the fiscal year of the Borrower or any Subsidiary to end on a day other than December 31.

6.10            Prohibitions on Certain Agreements, Modifications to Certain Agreements.

(a)            The Borrower shall not, nor shall it permit any Subsidiary to, enter into or permit to exist any indenture, agreement, instrument or other arrangement, other than the Loan Documents that, directly or indirectly, prohibits or restrains, or has the effect of prohibiting or restraining, or imposes materially adverse conditions upon, the incurrence or payment of Indebtedness, the granting of Liens (with respect to the Loan Parties) (except with respect to Capitalized Lease Obligations and Indebtedness permitted by Section 6.2(c) and (d), and then only with respect to the property encumbered thereby), or the declaration or payment of dividends on any such Subsidiary’s Capital Stock, the making of loans, advances or Investments to the Borrower or any Subsidiary or the sale, assignment, transfer or other disposition of Property by the Borrower or any Subsidiary (except with respect to Capitalized Lease Obligations and Indebtedness permitted by Section 6.2(c) and (d), and then only with respect to the property encumbered thereby), except for such restrictions that:

(i)	are binding on a Person at the time such Person first becomes a Subsidiary, so long as such obligation was not entered into in contemplation of such Person becoming a Subsidiary;
(ii)
are customary restrictions that (x) are related to any Permitted Lien (but solely with respect to the property subject to such Lien) or (y) are contained in agreements relating to any disposition permitted by Section 6.5 pending such transaction, provided such restrictions and conditions apply only to the applicable assets or Person subject to such disposition;

(iii)
are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 6.2 but solely to the extent any negative pledge relates to the property financed by such Indebtedness and the proceeds, accessions and products thereof;

(iv)
are customary restrictions (i) on leases, subleases, or licenses by a Loan Party or a Subsidiary of property in the ordinary course of business so long as such restrictions relate only to the property interest subject thereto and (ii) in leases and other contracts restricting the assignment thereof;

(v)	are restrictions on cash deposits imposed by customers under contracts entered into in the ordinary course of business; and
(vi)	are restrictions on reasonable cash earnest money deposits in favor of sellers in connection with acquisitions permitted hereunder and only pending such transaction.

(b)            The Borrower shall not, nor shall it permit any Subsidiary to, (i) terminate any Material Agreement except pursuant to the terms thereof or (ii) make or permit to be made any amendment or modification to any Material Agreement, if such amendment or modification could reasonably be expected to be materially adverse to the interests of the Agent or the Lenders.

(c)            The Borrower shall not, and shall not permit any Subsidiary to, make any amendment to its Organic Documents in a manner that could reasonably be expected to be materially adverse to the Agent or the Lenders.

6.11            Sale-Leaseback Transactions.  The Borrower shall not, and shall not permit any Subsidiary to, sell, assign or otherwise transfer any of its properties, rights or assets (whether now owned or hereafter acquired) to any Person and thereafter directly or indirectly lease back the same or similar property.

6.12            Line of Business.  Neither the Borrower nor any of its Subsidiaries shall engage in any business other than as described in Section 3.18.

6.13            Anti-Terrorism Laws.  The Borrower shall not, nor shall it permit any of its Subsidiaries to, directly or knowingly indirectly (a) enter into any Contractual Obligation with any Person listed on the OFAC Lists with which a U.S. Person cannot deal with or otherwise engage in business transactions; (b) conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person with which a U.S. Person cannot deal with or otherwise engage in business transactions; (c) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law; or (d) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.

SECTION 7.            EVENTS OF DEFAULT

7.1            Events of Default.

If any of the following events shall occur, regardless of the reason therefor (each, an “Event of Default”):

(a)        The Borrower shall fail to pay (i) any principal of any Loan when due, (ii) any interest on any Loan within three (3) Business Days after the date when due or (iii) any other amount payable hereunder or under any Loan Document within five (5) Business Days after any such other amount becomes due; or

(b)        Any representation or warranty made by any Loan Party herein or in any other Loan Document, as applicable, or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement or any other Loan Document shall prove to have been incorrect in any material respect when made or deemed made (except to the extent already qualified by materiality, in which case, it shall prove to have been incorrect in any respect); or

(c)        Any Loan Party shall default in the observance or performance of any agreement contained in Sections 5.1, 5.2(a), (f) or (g), 5.4(a), (b) or (c), 5.5(b) or (c), 5.6 (only with respect to the Agent’s right to visit the properties or conduct a collateral audit), 5.7, 5.12, 5.14 or 5.16 or any provision of Section 6; or

(d)        Any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or the other Loan Documents (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of thirty (30) days after the earlier of (i) notice thereof from the Agent to the Borrower and (ii) knowledge thereof by such Loan Party; or

(e)        Any material provision of any Loan Document shall at any time for any reason be declared null and void, or the validity or enforceability of any material provision of any Loan Document shall at any time be contested by any Loan Party or any other party thereto (other than the Agent) in writing, or a proceeding shall be commenced by any Loan Party or such other party, or by any Governmental Authority or other Person having jurisdiction over any Loan Party or such other party, seeking to establish the invalidity or unenforceability thereof, or any Loan Party or any such other party shall deny in writing that it has any liability or obligation purported to be created under any Loan Document or any Loan Document shall cease to be in full force and effect; or

(f)        Any Loan Party shall (A) default in any payment of principal or interest, regardless of the amount, due in respect of any (1) Indebtedness (other than the Loans), issued under the same indenture or other agreement, if the maximum principal amount of Indebtedness covered by such indenture or agreement is $1,000,000 individually, or $5,000,000 in the aggregate for all such indentures or agreements, or greater or (2) Guarantee Obligation with respect to an amount of $1,000,000 individually, or $5,000,000 in the aggregate for all such Guarantee Obligations, or greater, in any case without regard to any period of grace provided in the instrument or agreement under which such Indebtedness or Guarantee Obligation was created, whether or not such default has been waived by the holders of such Indebtedness or Guarantee Obligation or (B) default in the observance or performance of any other material agreement or condition relating to any such Indebtedness or Guarantee Obligation referred to in clause (A) of this Section 7.1(f) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Guarantee Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or such Guarantee Obligation to become payable or such Indebtedness to be required to be defeased or purchased; or

(g)        (i) The Borrower or any other Loan Party shall commence any voluntary case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or the Borrower or any other Loan Party shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any other Loan Party any involuntary case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment and (B) remains undismissed, undischarged, unstayed or unbonded for a period of forty-five (45) days; or (iii) there shall be commenced against the Borrower or any other Loan Party any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, stayed or bonded pending appeal within forty-five (45) days from the entry thereof; or (iv) the Borrower or any other Loan Party shall take any action in writing in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Borrower or any other Loan Party shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due or there shall be a general assignment for the benefit of creditors; or

(h)        Except as could not reasonably be expected to and does not result in a Material Adverse Effect (i) any Person shall engage in any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Title IV Plan, (ii) any failure of a Title IV Plan to satisfy the applicable minimum funding standard (as defined in Section 412 of the Code), (iii) any Termination Event shall occur, (iv) any Title IV Plan shall terminate, or (v) the Borrower or any of its Subsidiaries or any ERISA Affiliate thereof could reasonably be expected to incur any liability in connection with a withdrawal from, or the Insolvency of, a Multiemployer Plan; or

(i)        One or more judgments or decrees shall be entered against one or more of the Loan Parties involving in the aggregate a liability (to the extent not paid or fully covered by insurance under which the insurer has been notified of the potential claim and has not denied coverage within two fiscal quarters from the filing of such claim) for all Loan Parties of $1,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged or pending appeal within forty-five (45) days from the entry thereof or in any event five (5) days before the date of any sale pursuant to such judgment or decree; or any non-monetary judgment or order shall be entered against any Loan Party that could reasonably be expected to have a Material Adverse Effect and either (i) enforcement proceedings shall have been commenced by any Person upon such judgment which has not been stayed pending appeal or (ii) there shall be any period of ten (10) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(j)        A Change of Control shall occur; or

(k)        Any Lien created under any Loan Document shall for any reason other than pursuant to the terms thereof or as a result of an act or omission by the Agent relating to the failure to file a UCC continuation (or similar) statement or the loss of possessory collateral delivered to the Agent, cease to be a valid and perfected first priority (except as permitted by Section 6.3) Lien in any material portion of the Collateral or the property purported to be covered thereby; or

(l)        Borrower or any of its Subsidiaries is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs; or

(m)        any (i) strike, lock‑out, or walkout shall occur or (ii) material slowdown, stoppage or other labor dispute shall occur, that, in the case of each of clause (i) and (ii), has had or would reasonably be expected to have a Material Adverse Effect; or

(n)        a recall is conducted by any Loan Party or required by any Governmental Authority with regard to products of the Borrower having a wholesale value (as reasonably determined by the Borrower) equal to or in excess of 65% of the sum of the Borrower’s gross revenue for the most recently ended three consecutive calendar months occurring prior to such recall (without the cost of the recalled product) not covered by insurance reasonably satisfactory to the Agent;

(o)        any one or more licenses, permits, accreditations or authorizations of the Borrower or any other Loan Party shall be suspended, limited or terminated or shall not be renewed, or any other action shall be taken, by any Governmental Authority in response to any alleged failure by the Borrower or any other Loan Party to be in compliance with applicable Requirements of Law, and such action, individually or in the aggregate, has or could reasonably be expected to have a Material Adverse Effect;

then, and in any such event, (A) if such event is an Event of Default specified in paragraph (g) above, automatically each Commitment and the commitment to issue Letters of Credit shall immediately terminate and the Loans made to the Borrower hereunder (with accrued interest thereon) and all other Obligations shall immediately become due and payable and, to the extent any Letters of Credit are then outstanding, the Borrower shall make a Cash Collateral Deposit, to be held by the Agent, for the benefit of the Lenders, as collateral for reimbursement with respect to outstanding Letters of Credit, in the amount equal to the aggregate Letter of Credit Amount of such Letters of Credit and (B) if such event is any other Event of Default, with the consent of the Required Lenders the Agent may, or upon the request of the Required Lenders the Agent shall, take any or all of the following actions: (i) by written notice to the Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments and the commitment to issue Letters of Credit to be terminated forthwith, whereupon the Commitments and the commitment to issue Letters of Credit shall immediately terminate; and (ii) by written notice to the Borrower, declare the Loans (with accrued interest thereon) and all other Obligations under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon (x) the same shall immediately become due and payable and (y) to the extent any Letters of Credit are then outstanding, the Borrower shall make a Cash Collateral Deposit, to be held by the Agent, for the benefit of the Lenders as collateral for reimbursement with respect to outstanding Letters of Credit, in an amount equal to the aggregate Letter of Credit Amount of the Letters of Credit outstanding.  In all cases, subject to the foregoing, the Agent may enforce any or all of the Liens and other rights and remedies created pursuant to any Loan Document or available at law or in equity.  For purposes of clauses (A) and (B) of this paragraph of this Section 7, “Loan Documents” shall not include any Lender Hedging Agreement and “Obligations” shall not include obligations pursuant to any Lender Hedging Agreement.  Presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

In furtherance and not in limitation of the foregoing, upon the occurrence, and during the continuation, of any Event of Default, the Required Lenders (at their election but without notice of their election and without demand) may authorize and instruct Agent to do any one or more of the following on behalf of the Secured Parties, in addition to any other rights or remedies provided for hereunder or under any other Loan Document or by applicable law, all of which are authorized by Borrower:

(i)            Settle or adjust disputes and claims directly with Borrower’s Account Debtors for amounts and upon terms which Agent considers advisable, and in such cases;

(ii)            Cause Borrower to hold all of its returned Inventory in trust for the Secured Parties and segregate all such Inventory from all other assets of Borrower or in Borrower’s possession;

(iii)            Without notice to or demand upon Borrower, make such payments and do such acts as Agent considers necessary or reasonable to protect its security interests in the Collateral.  Borrower agrees to assemble the Collateral if Agent so requires, and to make the Collateral available to Agent at a place that Agent may designate which is reasonably convenient to both parties.  Borrower authorizes Agent to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any Lien that in Agent’s determination appears to conflict with the priority of Agent’s Liens in and to the Collateral and to pay all expenses incurred in connection therewith and to charge balances and deposits of Borrower held by the Secured Parties (including any amounts received in the Cash Management Accounts) therefor.  With respect to any of Borrower’s owned or leased premises, Borrower hereby grants Agent a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of the Secured Parties’ rights or remedies provided herein, at law, in equity, or otherwise;

(iv)            Without notice to Borrower (such notice being expressly waived), and without constituting an acceptance of any collateral in full or partial satisfaction of an obligation (within the meaning of the UCC), set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by the Secured Parties (including any amounts received in the Cash Management Accounts), or (ii) Indebtedness at any time owing to or for the credit or the account of Borrower held by the Secured Parties;

(v)            Hold, as cash collateral, any and all balances and deposits of Borrower held by the Secured Parties, and any amounts received in the Cash Management Accounts, to secure the full and final repayment of all of the Obligations;

(vi)            Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Borrower Collateral.  Borrower hereby grants to Agent a license or other right to use, without charge, Borrower’s labels, patents, copyrights, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Borrower Collateral, in completing production of, advertising for sale, and selling any Borrower Collateral and Borrower’s rights under all licenses and all franchise agreements shall inure to the Secured Parties’ benefit;

(vii)            Sell the Borrower Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Agent determines is commercially reasonable.  It is not necessary that the Borrower Collateral be present at any such sale;

(viii)            Except in those circumstances where no notice is required under the UCC, Agent shall give notice of the disposition of the Borrower Collateral as follows:

(a)
Agent shall give Borrower a notice in writing of the time and place of public sale, or, if the sale is a private sale or some other disposition other than a public sale is to be made of the Borrower Collateral, the time on or after which the private sale or other disposition is to be made; and

(b)
The notice shall be personally delivered or mailed, postage prepaid, to Borrower as provided in Section 10.3, at least 10 days before the earliest time of disposition set forth in the notice; no notice needs to be given prior to the disposition of any portion of the Borrower Collateral that is perishable or threatens to decline speedily in value or that is of a type customarily sold on a recognized market;

(ix)            Agent, on behalf of the Secured Parties, may credit bid and purchase at any public sale;

(x)            Agent may seek the appointment of a receiver or keeper to take possession of all or any portion of the Borrower Collateral or to operate same and, to the maximum extent permitted by law, may seek the appointment of such a receiver without the requirement of prior notice or a hearing; and

(xi)            Agent may exercise all other rights and remedies of the Secured Parties available at law or in equity or pursuant to any other Loan Document.

Borrower hereby agrees that:  (a) so long as Agent complies with its obligations, if any, under the UCC, the Secured Parties shall not in any way or manner be liable or responsible for:  (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by Borrower.

7.2            Application of Payments and Proceeds.  Upon the occurrence and during the continuance of an Event of Default and after the acceleration of the principal amount of any of the Loans, all payments and proceeds in respect of any of the Obligations received by the Agent or any Secured Party under any Loan Document, including any proceeds of any sale of, or other realization upon, all or any part of the Collateral, shall be applied as follows:

first, to all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to the Agent with respect to this Agreement, the other Loan Documents or the Collateral;

second, to all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to any other Secured Party with respect to this Agreement, the other Loan Documents or the Collateral;

third, to accrued and unpaid interest on the Obligations (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts);

fourth, to the principal amount of the Obligations, including to make Cash Collateral Deposits to secure existing obligations with respect to Letters of Credit in compliance with Section 2.19(h), and to the Obligations owing to any counterparty in respect of any Lender Hedging Agreement;

fifth, to any other Obligations owing to the Agent or any other Secured Party under the Loan Documents; and

sixth, to the Borrower or to whoever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct.

In carrying out the foregoing, (a) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category, and (b) each of the Persons entitled to receive a payment in any particular category shall receive an amount equal to its pro rata share of amounts available to be applied pursuant thereto for such category.  Excluded Swap Obligations with respect to any Loan Party shall not be paid with amounts received from such Loan Party or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to the Obligations otherwise set forth in this Section.

SECTION 8.            THE AGENT

8.1            Appointment.  Each Lender and the Issuing Bank hereby irrevocably designates and appoints CNB, as Agent for such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes CNB, as the Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Agent, by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary elsewhere in this Agreement, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent in such capacity. The provisions of this Section are solely for the benefit of the Agent, the Lenders and the Issuing Bank, and neither the Borrower nor any other Loan Party shall have rights as a third-party beneficiary of any of such provisions.

8.2            Delegation of Duties.  The Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

8.3            Exculpatory Provisions.  Neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except for its or such Person’s own gross negligence or willful misconduct as determined by the final non-appealable judgment of a court of competent jurisdiction) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower, any other Loan Party, or any other party to the Loan Documents, or any officer thereof, contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of the Borrower, any other Loan Party, or any other party to the Loan Documents to perform its obligations hereunder or thereunder.  The Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower, any other Loan Party, or any other party to the Loan Documents.

8.4            Reliance by Agent.  The Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice (including any telephonic notice), consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), the Accountants and independent accountants and other experts selected by the Agent.  The Agent may deem and treat the payee of any Note or the holder of any Loan, as set forth in the Register, as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Agent.  The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders or all Lenders, as it deems appropriate, or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense (except those incurred solely as a result of the Agent’s gross negligence or willful misconduct as determined by the final non-appealable judgment of a court of competent jurisdiction) which may be incurred by it by reason of taking or continuing to take any such action.  The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders or all Lenders, as may be required, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

8.5            Notice of Default.  Neither the Agent nor any Lender shall be deemed to have knowledge or notice of the occurrence of any Default hereunder unless such Person has received notice from the Agent, a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default”.  In the event that the Agent or any Lender receives such a notice, the Agent or such Lender, as the case may be, shall give notice thereof to the Agent and the Lenders.  The Agent shall take such action with respect to such Default as shall be reasonably directed by the Required Lenders or all Lenders as appropriate; provided that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interests of the Lenders or as the Agent shall believe necessary to protect the Agent and the Lenders’ interests in the Collateral.

8.6            Non-Reliance on Agent and Other Lenders.  Each Lender expressly acknowledges that none of the Agent or any of its respective officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates has made any representations or warranties to it and that no act by the Agent hereafter taken, including any review of the affairs of the Borrower, any other Loan Party, or any other party to the Loan Documents, shall be deemed to constitute any representation or warranty by the Agent to any Lender.  Each Lender represents to the Agent that it has, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, operations, property, financial and other condition and creditworthiness of the Borrower, the other Loan Parties, and any other party to the Loan Documents and made its own decision to make its Loans, participate in Letters of Credit hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower, the other Loan Parties, and any other party to the Loan Documents.  The Agent agrees to promptly furnish to each Lender a copy of all notices, reports and other documents received by it from the Borrower pursuant to the terms hereof; provided that the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower, any other Loan Party, or any other party to the Loan Documents which may otherwise come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates except such as may come into the possession of the employees of Agent then having the responsibility for the administration of this Agreement.

8.7            Indemnification.  The Lenders hereby indemnify the Agent, the Issuing Bank and the Swing Line Lender, in each case, in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), severally and ratably according to the respective amounts of their Aggregate Total Commitment Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs (including, without limitation, the allocated cost of internal counsel), expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Obligations) be imposed on, incurred by or asserted against the Agent, the Issuing Bank and the Swing Line Lender in any way relating to or arising out of this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent, the Issuing Bank or Swing Line Lender under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting from the gross negligence or willful misconduct of the Agent, the Issuing Bank or the Swing Line Lender, as determined by the final non-appealable judgment of a court of competent jurisdiction.  The agreements in this Section shall survive the termination of this Agreement, the Commitments and the expiration of the Letters of Credit and the payment of all Obligations.

8.8            Agent in Its Individual Capacity.  The Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower, the other Loan Parties and any other party to the Loan Documents as though the Agent were not the Agent hereunder and under the other Loan Documents.  With respect to the Agent, the Loans made by the Agent, the Letters of Credit participated in by the Agent and any Notes issued to the Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and the Agent may exercise the same as though it were not the Agent and the terms “Lender” and “Lenders” shall include the Agent in its individual capacity.

8.9            Successor Agent.  The Agent may resign as Agent upon thirty (30) days’ notice to the Lenders, the Issuing Bank and the Borrower.  If the Agent shall resign as Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint (with the approval of the Borrower, such approval (i) not to be unreasonably withheld, delayed or conditioned and not to be required if an Event of Default shall have occurred and be continuing and (ii) shall automatically be deemed to have been granted to any such assignment unless the Borrower shall object thereto by written notice to Agent within 5 Business Days after having received notice thereof) from among the Lenders a successor agent for the Lenders and the Issuing Bank, whereupon such successor agent shall succeed to the rights, powers and duties of the Agent and the term “Agent” shall mean such successor agent, effective upon its appointment, and the former Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of any of the Obligations.  Notice of such appointment shall be given by such successor agent to the Borrower, the Issuing Bank and each Lender.  Whether or not a successor has been appointed, such resignation shall nonetheless become effective in accordance with such notice on such thirtieth (30th) day.  After any retiring Agent’s resignation as Agent, the provisions of this Section shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent, under this Agreement and the other Loan Documents.

8.10            Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under the Bankruptcy Code or any similar debtor relief law or any other judicial proceeding relative to any Loan Party, the Agent (irrespective of whether the principal of any Loan or Letter of Credit shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)            to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, the Letters of Credit and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agent and their respective agents and counsel) allowed in such judicial proceeding; and

(b)            to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Agent.

8.11            Collateral Matters

(a)            The Lenders hereby authorize the Agent, at its option and in its discretion, to release any Lien granted to or held by the Agent upon any Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the Obligations in full (other than contingent indemnification obligations that are not then due and payable), (ii) constituting property being sold or otherwise disposed of upon the sale or other disposition thereof in compliance with Section 6.5, (iii) if approved, authorized or ratified in writing by the Required Lenders or all Lenders, as applicable.  Upon request by the Agent at any time, the Lenders will confirm in writing the Agent’s authority to release particular types or items of Collateral pursuant to this Section.  The Lenders hereby authorize the Agent, at its option and in its discretion to release any Guarantor from its obligations under any Guaranty and Guarantor Security Agreement, or any other guaranty and security agreement, if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

(b)            No Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guaranty or Guarantor Security Agreement, or any other guaranty or security agreement provided in connection herewith.  The Lenders understand and agree that all powers, rights and remedies hereunder and under any of the Loan Documents (other than the Lender Hedging Agreements) may be exercised solely by the Agent for the benefit of the Secured Parties in accordance with the terms hereof and thereof.

(c)            The Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral or the Collateral, the existence, priority or perfection of any Lien thereon, or any certificate prepared by any Loan Party in connection therewith, and the Agent shall not be responsible or liable to the Lenders or any other Secured Party for any failure to monitor or maintain any portion of the Collateral.

8.12            Lead Arranger.  Lead Arranger, in such capacity, shall not have any right, power, obligation, liability, responsibility, or duty under this Agreement or any other Loan Document, other than those applicable to it in its capacity as a Lender or as Agent, as applicable.  Without limiting the generality of the foregoing, Lead Arranger, in such capacity, shall not have or be deemed to have any fiduciary relationship with any Lender or any Loan Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Lead Arranger.  Each Lender, Agent, and each Loan Party acknowledges that it has not relied, and will not rely, on the Lead Arranger in deciding to enter into this Agreement or in taking or not taking action hereunder.  At any time that any Lender serving (or whose Affiliate is serving) as the Lead Arranger shall have transferred to any other Person (other than any Affiliates) all of its interests in the Loans and the Commitments, such Lender (or an Affiliate of such Lender acting as a Lead Arranger) shall be deemed to have concurrently resigned as Lead Arranger.

SECTION 9.            CREATION OF SECURITY INTEREST

9.1            Grant of Security Interest.  Borrower hereby grants to Agent, for the benefit of the Secured Parties, a continuing security interest in all of its right, title, and interest in all currently existing and hereafter acquired or arising Borrower Collateral in order to secure prompt repayment of any and all of the Obligations in accordance with the terms and conditions of the Loan Documents and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents.  The Agent’s Liens in and to the Borrower Collateral shall attach to all Borrower Collateral without further act on the part of Agent or Borrower.  Anything contained in this Agreement or any other Loan Document to the contrary notwithstanding, except as permitted pursuant to Section 6.5, Borrower and its Subsidiaries have no authority, express or implied, to dispose of any item or portion of the Collateral.

9.2            Negotiable Collateral.  In the event that any Borrower Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral, and if and to the extent that Agent determines that perfection or priority of Agent’s security interest is dependent on or enhanced by possession, Borrower, promptly upon the request of Agent, shall endorse and deliver physical possession of such Negotiable Collateral to Agent.

9.3            Collection of Accounts, General Intangibles, and Negotiable Collateral.  At any time after the occurrence and during the continuation of an Event of Default, Agent or Agent’s designee may (a) notify Account Debtors of Borrower that Borrower’s Accounts, Chattel Paper, or General Intangibles have been assigned to Agent or that Agent has a security interest therein, or (b) collect Borrower’s Accounts, Chattel Paper, or General Intangibles directly and charge the collection costs and expenses to balances and deposits of Borrower held by the Secured Parties (including any amounts received in the Cash Management Accounts).  Borrower agrees that it will hold in trust for the Secured Parties, as the Secured Parties’ trustee, any of its or its Subsidiaries’ Collections that it receives and immediately will deliver such Collections to Agent in their original form as received by Borrower or its Subsidiaries.

9.4            Filing of Financing Statements; Commercial Tort Claims; Delivery of Additional Documentation Required.

(a)            Borrower authorizes Agent at any time and from time to time to file, transmit, or communicate, as applicable, financing statements and amendments (i) describing the Borrower Collateral as “all personal property of debtor” or “all assets of debtor” or words of similar effect, (ii) describing the Borrower Collateral as being of equal or lesser scope or with greater detail, or (iii) that contain any information required by part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance.  Borrower also hereby ratifies any and all financing statements or amendments previously filed by Agent in any jurisdiction.

(b)            As of the Closing Date, Borrower and its Subsidiaries do not hold any Commercial Tort Claims.  If Borrower or its Subsidiaries acquire any Commercial Tort Claims with a value in excess of $500,000 on or after the Closing Date, Borrower shall promptly (but in any event within 3 Business Days after such acquisition) deliver to Agent a written description of such Commercial Tort Claim and shall deliver a written agreement, in form and substance reasonably satisfactory to Agent, pursuant to which Borrower or its Subsidiary, as applicable, shall grant a perfected security interest in all of its right, title and interest in and to such Commercial Tort Claim to Agent, as security for the Obligations (a “Commercial Tort Claim Assignment”).

(c)            At any time upon the request of Agent, Borrower shall execute or deliver to Agent, and shall cause its Subsidiaries to execute or deliver to Agent, any and all financing statements, original financing statements in lieu of continuation statements, amendments to financing statements, fixture filings, security agreements, pledges, assignments, Commercial Tort Claim Assignments (as defined in clause (b) above), endorsements of certificates of title, and all other documents (collectively, the “Additional Documents”) that Agent may request in its Permitted Discretion, in form and substance reasonably satisfactory to Agent, to create, perfect, and continue perfected or to better perfect the Agent’s Liens in the assets of Borrower and its Subsidiaries (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal), to create and perfect Liens in favor of Agent in any Real Property Collateral acquired after the Closing Date, and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents.  To the maximum extent permitted by applicable law, Borrower authorizes Agent to execute any such Additional Documents in Borrower’s name and authorizes Agent to file such executed Additional Documents in any appropriate filing office.  In addition, together with each delivery of a Covenant Compliance Certificate pursuant to Section 5.2(a), Borrower shall (i) provide Agent with a report of all new U.S. federal patent applications, patents, registered copyrights, copyright applications, registered trademarks, and trademark registration acquired or generated by Borrower or its Subsidiaries during the prior period, and (ii) cause to be prepared, executed, and delivered to Agent supplemental schedules to the applicable Loan Documents to identify such patents, copyrights, and trademarks as being subject to the security interests created thereunder; provided, however, that neither Borrower nor any of its Subsidiaries shall register with the U.S. Copyright Office any unregistered copyrights (whether in existence on the Closing Date or thereafter acquired, arising, or developed) unless within 20 days of the filing of an application for such registration, the applicable Person executes and delivers to Agent a copyright security agreement in form and substance reasonably satisfactory to Agent, supplemental schedules to any existing copyright security agreement, or such other documentation as Agent reasonably deems necessary in order to perfect and continue perfected Agent’s Liens on such copyrights following such registration.

9.5            Power of Attorney.  Borrower hereby irrevocably makes, constitutes, and appoints Agent (and any of Agent’s officers, employees, or agents designated by Agent) as Borrower’s true and lawful attorney, with power to (a) if Borrower refuses to, or fails timely to execute and deliver any of the documents described in Section 9.4, sign the name of Borrower on any of the documents described in Section 9.4, (b) at any time that an Event of Default has occurred and is continuing, sign Borrower’s name on any invoice or bill of lading relating to the Borrower Collateral, drafts against Account Debtors, or notices to Account Debtors, (c) send requests for verification of Borrower’s or its Subsidiaries’ Accounts, (d) endorse Borrower’s name on any of its payment items (including all of its Collections) that may come into any Secured Party’s possession, (e) at any time that an Event of Default has occurred and is continuing, make, settle, and adjust all claims under Borrower’s policies of insurance and make all determinations and decisions with respect to such policies of insurance, and (f) at any time that an Event of Default has occurred and is continuing, settle and adjust disputes and claims respecting Borrower’s or its Subsidiaries’ Accounts, Chattel Paper, or General Intangibles directly with Account Debtors, for amounts and upon terms that Agent determines to be reasonable, and Agent may cause to be executed and delivered any documents and releases that Agent determines to be necessary.  The appointment of Agent as Borrower’s attorney, and each and every one of its rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully and finally repaid and performed and the Secured Parties’ obligations to extend credit hereunder are terminated.

9.6            Right to Inspect.  Agent (through any of its officers, employees, or agents) shall have the right, from time to time hereafter to inspect the Books and make copies or abstracts thereof and to check, test, and appraise the Collateral, or any portion thereof, in order to verify Borrower’s and its Subsidiaries’ financial condition or the amount, quality, value, condition of, or any other matter relating to, the Collateral.

9.7            Control Agreements.  Borrower agrees that it will and will cause its Subsidiaries to take commercially reasonable steps in order for Agent to obtain control in accordance with Sections 8-106, 9-104, 9-105, 9-106, and 9-107 of the UCC, including obtaining Control Agreements where applicable, with respect to all of its or their Securities Accounts, Deposit Accounts, electronic Chattel Paper, Investment Property, and Letter-of-Credit Rights; provided that the requirements in this Section 9.7 shall not apply to Excluded Deposit Accounts.  Upon the occurrence and during the continuance of an Event of Default, Agent may notify any bank or securities intermediary to liquidate the applicable Deposit Account or Securities Account or any related Investment Property maintained or held thereby and remit the proceeds thereof to the Agent.

SECTION 10.            MISCELLANEOUS

10.1            Amendments and Waivers.  Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof may be amended, supplemented, waived or modified except in accordance with the provisions of this Section.  With the prior written consent of the Required Lenders, the Borrower may, from time to time, enter into written amendments, supplements, waiver or modifications hereto and to the other Loan Documents for the purposes of adding or modifying any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders, the Borrower or any other Loan Party hereunder or thereunder or waiving, on such terms and conditions as may be specified in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall:  (a)  (i) reduce the amount of, waive, or extend or postpone the maturity of, any Loan or any installment due thereon; (ii) reduce the rate of, waive, or extend or postpone the time of payment of, interest thereon (provided that only the consent of the Required Lenders shall be necessary (x) to amend the default interest rate specified in Section 2.7(b) or to waive the obligation of the Borrower to pay interest at the default rate specified therein or (y) to amend any financial covenant (or any defined term directly or indirectly used therein), even if the effect of such amendment would be to reduce the rate of interest on any Loan or other Obligation or to reduce any fee payable hereunder); (iii) reduce the amount of, waive, or extend or postpone the time of payment of, any fee, indemnity or reimbursement payable to any Lender hereunder; or (iv) increase or extend the expiration of any Commitment, in each case without the written consent of each Lender affected thereby; or (b) (i) amend, modify or waive any provision of this Section 10.1 or reduce the percentage specified in or otherwise modify the definition of Required Lenders, or consent to the assignment or transfer by any Loan Party of any of its rights and obligations under this Agreement and the other Loan Documents (except as permitted by Section 6.4, as in effect on the Closing Date); or (ii) release any Loan Party from any liability under its respective Loan Documents (except as permitted by Section 6.4, as in effect on the Closing Date); or (iii) release all or substantially all of the Collateral of the Loan Parties; or (iv) amend, modify or waive, directly or indirectly, any of the provisions of Sections 2.1(f), 2.2(g), 2.10, 7.2 or 10.8; or (v) amend, modify or waive any provision of this Agreement requiring the consent or approval of all Lenders, in each case without the written consent of all the Lenders; or (c) amend, modify or waive any provision of Section 8 without the written consent of the Agent; or (d) amend, modify, terminate or waive any provision hereof relating to the Swing Line Sublimit or the Swing Line Loans without the written consent of the Swing Line Lender; or (e) amend, modify or waive of any Loan Document so as to alter the ratable treatment of Obligations arising under the Loan Documents and Obligations arising under Hedging Agreements or the definition of “Hedging Agreement,” “Hedging Obligations,” or “Obligations,” (as defined in any applicable Loan Document) in each case in a manner adverse to any Eligible Counterparty with Obligations then outstanding without the written consent of any such Eligible Counterparty; or (f) (i) extend the stated expiration date of any Letter of Credit beyond the date set forth in the definition of the Revolving Loan Commitment Expiration Date without the written consent of each Lender holding a Revolving Loan Commitment that is affected thereby; (ii) reduce any reimbursement obligation in respect of any Letter of Credit without the written consent of each Lender holding a Revolving Loan Commitment; and (iii) amend, modify, terminate or waive any obligation of the Lenders relating to the purchase of participations in Letters of Credit as provided in Section 2.19 without the written consent of the Agent and the Issuing Bank; or (g) (i) waive any existing Event of Default or Default for purposes of satisfying the conditions to funding set forth in Section 4.2 with respect to any requested Delayed Draw Term Loans or (ii) amend, waive or otherwise modify this clause (g) or the definitions of the terms used in this clause (g) insofar as the definitions affect the substance of this clause (g) without the written consent of each Delayed Draw Lender.  Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Borrower, the other Loan Parties, the Lenders, the Agent, and all permitted successors and assigns of the Lenders and the Agent.  Notwithstanding the foregoing, any amendment, restatement or other modification to the Fee Letter shall require the consent of the Agent and the Borrower only.  In the case of any waiver, the Borrower, the other Loan Parties, the Lenders and the Agent, shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Event of Default or Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Event of Default or Default, or impair any right consequent thereon.

10.2            Replacement of Holdout Lender.

(a)            If any action to be taken by the Lender Group or Agent hereunder requires the unanimous consent, authorization, or agreement of all Lenders, and a Lender (“Holdout Lender”) fails to give its consent, authorization, or agreement, then Agent, upon at least five (5) Business Days prior irrevocable notice to the Holdout Lender, may permanently replace the Holdout Lender with one or more substitute Lenders (each, a “Replacement Lender”), and the Holdout Lender shall have no right to refuse to be replaced hereunder.  Such notice to replace the Holdout Lender shall specify an effective date for such replacement, which date shall not be later than fifteen (15) Business Days after the date such notice is given.

(b)            Prior to the effective date of such replacement, the Holdout Lender and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Holdout Lender being repaid its share of the outstanding Obligations (including an assumption of its pro rata share of the Risk Participation Liability) without any premium or penalty of any kind whatsoever.  If the Holdout Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, the Holdout Lender shall be deemed to have executed and delivered such Assignment and Acceptance.  The replacement of any Holdout Lender shall be made in accordance with the terms of Section 10.7.  Until such time as the Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Holdout Lender hereunder and under the other Loan Documents, the Holdout Lender shall remain obligated to make the Holdout Lender’s pro rata share of Revolving Loans and Delayed Draw Term Loan, and to purchase a participation in each Letter of Credit, in an amount equal to its pro rata share of the Risk Participation Liability of such Letter of Credit.

10.3            Notices.

(a)            All notices, requests and demands or other communications to or upon the respective parties hereto to be effective shall be in writing unless otherwise expressly provided herein (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three (3) days after being deposited in the United States mail, certified and postage prepaid and return receipt requested, or, in the case of telecopy notice, when received, in each case addressed to the parties at their addresses as set forth on the signature pages hereof or to such other address as may be hereafter notified by the respective parties hereto; provided that any notice, request or demand to or upon the Agent pursuant to Section 2.1, 2.2, 2.3, 2.4 or 2.5 shall not be effective until received.

(b)            The Agent shall be entitled to rely and act upon telephonic notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, (ii) such notices are found not to have been authorized by the Borrower or (iii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower hereby indemnifies the Agent from all losses, costs, expenses and liabilities resulting from the reliance by the Agent on any such notice.

(c)            Notices and other communications to the Lenders may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by the Agent.  The Agent or the Borrower may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. For the avoidance of doubt, notices delivered by the Borrower to the Agent pursuant to Sections 2.1(e), 2.21(d) and 2.5 hereof, may be made by electronic mail and need not include an executed signature; provided that such electronic notice shall be in a form acceptable to the Agent and from an officer of the Borrower covered by an incumbency certificate previously or concurrently delivered to the Agent. Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e‑mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e‑mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(d)            The Borrower agrees that the Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Lenders by posting the Communications (as defined below) on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

The Platform is provided “as is” and “as available.”  The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform.  In no event shall the Agent or any agent or affiliate thereof (collectively, the “Agent Parties”) have any liability to the Borrower or the other Loan Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Agent’s transmission of communications through Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Agent or any Lender by means of electronic communications pursuant to this Section, including through the Platform.

10.4            No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Agent, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.5            Survival of Representations and Warranties.  All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement.

10.6            Payment of Expenses; Indemnification.

(a)            The Borrower agrees, whether or not the transactions contemplated hereby are consummated, (a) to pay or reimburse the Agent and each Lender for all its reasonable and documented costs and out-of-pocket expenses incurred in connection with the preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby (including the transactions to occur on the Closing Date), including reasonable due diligence expenses and the reasonable and documented fees and disbursements of (i) one outside counsel to the Agent  and the Lenders taken as a whole and (ii) one local counsel to the Agent and the Lenders taken a whole in each relevant jurisdiction, and in the case of any actual or perceived conflict of interest with respect to any of the counsel identified in clauses (i) through (ii) above, one additional counsel to each group of affected Persons similarly situated, taken as a whole and as to any amendment, supplement or modification to this Agreement or any other Loan Document and the administration of the transactions contemplated thereby, including in connection with any proceeding or negotiation of the type referred to in clause (b) below, regardless of whether an Event of Default or Default has occurred and is continuing, (b) after the occurrence and during the continuance of a Default, to pay or reimburse the Agent and the Lenders for all of their reasonable and documented costs and out-of-pocket expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents or in connection with any refinancing or restructuring of the Loans or Letters of Credit provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceeding, including reasonable legal fees and disbursements of outside counsel to the Agent and the Lenders and local counsel in each relevant jurisdiction to the Agent and the Lenders, and (c) to pay reasonable and documented fees incurred by the Agent in connection with the collateral audits referred to in Section 5.6 to the extent required thereby.

(b)            The Borrower and its Subsidiaries shall indemnify the Agent, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of one counsel for such Indemnitees and in the case of any actual or perceived conflict of interest, one additional counsel to each group of affected Persons similarly situated, taken as a whole), and shall indemnify and hold harmless each Indemnitee from all reasonable and documented fees and time charges, incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Agent and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom, (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party or any of the Borrower’s or such Loan Party’s directors, shareholders or creditors and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee.  This Section 10.6 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)            The agreements in this Section shall survive the resignation of the Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

(d)            To the fullest extent permitted by applicable law, no party hereto shall assert, and each party hereto hereby waives, any claim against any Indemnitee or any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit, or the use of the proceeds thereof.

10.7            Successors and Assigns; Participation; Purchasing Lenders.

(a)            This Agreement shall be binding upon and inure to the benefit of the Borrower, the Agent and their respective permitted successors and assigns, except that the Borrower may not assign, transfer or delegate any of their rights or obligations under this Agreement without the prior written consent of the Lenders.

(b)            Any Lender may at any time sell to one or more banks or other entities (“Participants”) participating interests in the rights of such Lender hereunder and under the other Loan Documents; provided any such sale must result in the Participant acquiring at least a $5,000,000 risk participation interest in the aggregate amount of obligations under this Agreement and the other Loan Documents.  A Participant shall have the right only to vote on the extension of regularly scheduled maturity of principal or interest on the Loans or reduction of the principal amount or rate of interest on the Loans.  In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of its Loans for all purposes under this Agreement and the other Loan Documents, and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents.  The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12 and 2.13 (subject to the requirements and limitations therein, including the requirements under Section 2.13(g) (it being understood that the documentation required under Section 2.13(e) and (f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment; provided that such Participant (A) agrees to be subject to the provisions of Section 2.15 as if it were an assignee; and (B) shall not be entitled to receive any greater payment under Section 2.12 or 2.13, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in law that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.15 with respect to any Participant.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amount (and stated interest) of each Participant’s interest in the rights of such Lender hereunder and under the other Loan Documents (the “Participating Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interests) to any Person except to the extent such disclosure is necessary to establish that any Obligation under the Loan Documents is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  In each case, such joinder shall be on terms and conditions (including with respect to its priority vis-a-vis other Lenders to payments and proceeds of Collateral and pricing arrangements) satisfactory to the Required Lenders and Agent party to such agreement.

(c)            Any Lender may at any time sell to any of its Affiliates or to any Lender, any Affiliate thereof or to one or more additional lenders that are approved by the Borrower (“Purchasing Lenders”), such approval (i) not to be unreasonably withheld, delayed or conditioned and not to be required if an Event of Default has occurred and is continuing and (ii) shall automatically be deemed to have been granted to any such assignment unless the Borrower shall object thereto by written notice to Agent within five (5) Business Days after having received notice thereof, and the Agent, all or any part of its rights and obligations under this Agreement and the other Loan Documents pursuant to an Assignment and Acceptance executed by such Purchasing Lender and such transferor Lender, and delivered to the Agent for its acceptance and recording in the Register (as defined below), accompanied by a $5,000 processing fee; provided, however, that any such sale (other than a sale of all of the selling Lender’s interest hereunder) must result in the Purchasing Lender having an interest in at least $5,000,000 in aggregate amount of obligations under this Agreement and the other Loan Documents.  Upon such execution and delivery from and after the transfer effective date determined pursuant to such assignment document, (x) the Purchasing Lender thereunder shall be a party hereto and, to the extent provided in the Assignment and Acceptance, have the rights and obligations of a Lender hereunder with Commitments as set forth therein, and (y) the transferor Lender thereunder shall, to the extent of such assigned portion and as provided in the Assignment and Acceptance, be released from its obligations under this Agreement and the other Loan Documents (and, in the case of an Assignment and Acceptance covering all or the remaining portion of a transferor Lender’s rights and obligations under this Agreement, such transferor Lender shall cease to be a party hereto).  Any such Assignment and Acceptance shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of Revolving Commitment Percentages, or Delayed Draw Term Loan Commitment Percentages, as applicable, arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the other Loan Documents.  Notwithstanding the foregoing, no Purchasing Lender shall be (i) the Borrower or an Affiliate thereof, (ii) a Defaulting Lender, or (iii) a natural person.  At the request of any Lender, the Borrower, at its own expense, shall execute and deliver to the Agent in exchange for any surrendered Note or Notes a new Note or Notes to such Purchasing Lender and its registered assigns in an amount equal to the Commitments assumed by it, and if the transferor Lender has retained a Commitment hereunder, a new Note or Notes to the transferor Lender and its registered assigns in an amount equal to such Commitment retained by it hereunder.

(d)            The Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower shall maintain at its address referred to in Section 10.3 a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amounts (and stated interest) of the Loans owing to each Lender from time to time.  No assignment shall be effective unless it has been recorded in the Register as provided in this Section 10.7(d). The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loans recorded therein for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.  This Section shall be construed so that the Loans are at all times maintained in “registered form” within the meanings of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related regulations (and any successor provisions).

(e)            Upon its receipt of an Assignment and Acceptance executed by a transferor Lender and Purchasing Lender (and, in the case of a Purchasing Lender that is not then a Lender or an Affiliate thereof, by the Borrower (if required) and the Agent) the Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register.  Each assignee shall execute and deliver to the Agent and the Borrower the documentation required under Section 2.13(e) and (f) applicable to it.

(f)            The Borrower authorizes each Lender to disclose to any Participant or Purchasing Lender (each, a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the Borrower, the other Loan Parties, and the Affiliates and Subsidiaries of any of the foregoing which has been delivered to such Lender by or on behalf of the Borrower pursuant to this Agreement or any other Loan Document or which has been delivered to such Lender by or on behalf of the Borrower in connection with such Lender’s credit evaluation of the Borrower and the other Loan Parties; provided that such Transferee or prospective Transferee agrees in writing to maintain the confidentiality of such information in accordance with the provisions of Section 10.15.

(g)            Nothing herein shall prohibit any Lender from pledging or assigning a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including to any Federal Reserve Bank or other central bank, in accordance with applicable law;  provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

10.8            Adjustments; Set-Off.

(a)            If any Lender (a “benefitted Lender”) shall at any time receive any payment of all or part of its Loans, or its participations in Letters of Credit, or interest thereon, or fees, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 7.1(g) or 8.8, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans, its participation in Letters of Credit,  or interest thereon, or fees, such benefitted Lender shall purchase for cash from the other Lenders such portion of each such other Lender’s Loans or fees, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefitted Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.  The Borrower agrees that each Lender so purchasing a portion of another Lender’s Loans or its participation in Letters of Credit may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

(b)            In addition to any rights and remedies of the Agent provided by law, the Agent shall have the right, exercisable upon the occurrence and during the continuance of an Event of Default, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, to set-off and appropriate and apply against any such Obligations any and all deposits (general or special, time or demand, provisional or final) (excluding any payroll, trust and tax withholdings accounts), in any currency, and any other credits, indebtedness or claims in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Agent or any branch or agency thereof or bank controlling the Agent to or for the credit or the account of the Borrower.  The Agent agrees promptly to notify the Borrower after any such set-off and application made by the Agent, provided that the failure to give such notice shall not affect the validity of such set-off and application.

10.9            Counterparts and Electronic Signatures.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  The parties agree to electronic contracting and signatures with respect to this Agreement, or any amendment, modification or waiver hereto.  Delivery of an electronic signature to, or a signed copy of, this Agreement by facsimile, email or other electronic transmission (including, without limitation, Adobe “fill and sign“ and DOCUSIGN) shall be fully binding on the parties to the same extent as the delivery of the signed originals and shall be admissible into evidence for all purposes.  The words “execution,” “execute,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Electronic Signatures in Global and National Commerce Act of 2000, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.  Notwithstanding the foregoing, if any party shall request manually signed counterpart signatures to this Agreement, each of the other parties hereby agrees to provide such manually signed signature pages as soon as commercially reasonable. The Borrower agrees to assume all risks arising out of the use of electronic signatures and electronic methods to submit communications to the Agent, including without limitation the risk of the Agent acting on unauthorized instructions that the Agent, in good faith believes to be genuine, and the risk of interception and misuse by third parties.  The Agent shall have no liability for accepting and relying on electronic contracting and signatures it in good faith believes to be genuine.  The foregoing shall apply to each other Loan Document mutatis mutandis.

10.10            Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.11            Integration.  This Agreement, together with the other Loan Documents, represents the entire agreement of the Borrower, the Lenders and the Agent with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.12            CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE PROVISION.

(a)            THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO, AND ANY CLAIMS, CONTROVERSIES OR DISPUTES ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA.

(b)            THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA; PROVIDED, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND.  BORROWER, AGENT AND LENDERS, WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 10.12(b).

(c)            TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, BORROWER, AGENT AND LENDERS HEREBY WAIVE THEIR RESPECTIVE RIGHTS, IF ANY, TO A JURY TRIAL OF ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS (EACH A “CLAIM”).  BORROWER, AGENT AND LENDERS REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(d)            BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF LOS ANGELES AND THE STATE OF CALIFORNIA, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT AGENT MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(e)            NO CLAIM MAY BE MADE BY ANY LOAN PARTY AGAINST THE AGENT, ISSUING BANK, SWING LINE LENDER, ANY OTHER LENDER OR ANY AFFILIATE, DIRECTOR, OFFICER, EMPLOYEE, COUNSEL, REPRESENTATIVE, AGENT, OR ATTORNEY-IN-FACT OF ANY OF THEM FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES OR LOSSES IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION THEREWITH, AND EACH LOAN PARTY HEREBY WAIVES, RELEASES, AND AGREES NOT TO SUE UPON ANY CLAIM FOR SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

(f)            IN THE EVENT ANY LEGAL PROCEEDING IS FILED IN A COURT OF THE STATE OF CALIFORNIA (THE “COURT”) BY OR AGAINST ANY PARTY HERETO IN CONNECTION WITH ANY CLAIM AND THE WAIVER SET FORTH IN CLAUSE (C) ABOVE IS NOT ENFORCEABLE IN SUCH PROCEEDING, THE PARTIES HERETO AGREE AS FOLLOWS:

(i)            WITH THE EXCEPTION OF THE MATTERS SPECIFIED IN SUBCLAUSE (ii) BELOW, ANY CLAIM SHALL BE DETERMINED BY A GENERAL REFERENCE PROCEEDING IN ACCORDANCE WITH THE PROVISIONS OF CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 638 THROUGH 645.1.  THE PARTIES INTEND THIS GENERAL REFERENCE AGREEMENT TO BE SPECIFICALLY ENFORCEABLE.  VENUE FOR THE REFERENCE PROCEEDING SHALL BE IN THE COUNTY OF LOS ANGELES, CALIFORNIA.

(ii)            THE FOLLOWING MATTERS SHALL NOT BE SUBJECT TO A GENERAL REFERENCE PROCEEDING:  (A) NON-JUDICIAL FORECLOSURE OF ANY SECURITY INTERESTS IN REAL OR PERSONAL PROPERTY, (B) EXERCISE OF SELF-HELP REMEDIES (INCLUDING SET-OFF OR RECOUPMENT), (C) APPOINTMENT OF A RECEIVER, AND (D) TEMPORARY, PROVISIONAL, OR ANCILLARY REMEDIES (INCLUDING WRITS OF ATTACHMENT, WRITS OF POSSESSION, TEMPORARY RESTRAINING ORDERS, OR PRELIMINARY INJUNCTIONS).  THIS AGREEMENT DOES NOT LIMIT THE RIGHT OF ANY PARTY TO EXERCISE OR OPPOSE ANY OF THE RIGHTS AND REMEDIES DESCRIBED IN CLAUSES (A) - (D) AND ANY SUCH EXERCISE OR OPPOSITION DOES NOT WAIVE THE RIGHT OF ANY PARTY TO PARTICIPATE IN A REFERENCE PROCEEDING PURSUANT TO THIS AGREEMENT WITH RESPECT TO ANY OTHER MATTER.

(iii)            UPON THE WRITTEN REQUEST OF ANY PARTY, THE PARTIES SHALL SELECT A SINGLE REFEREE, WHO SHALL BE A RETIRED JUDGE OR JUSTICE.  IF THE PARTIES DO NOT AGREE UPON A REFEREE WITHIN 10 DAYS OF SUCH WRITTEN REQUEST, THEN, ANY PARTY SHALL HAVE THE RIGHT TO REQUEST THE COURT TO APPOINT A REFEREE PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 640(B).  THE REFEREE SHALL BE APPOINTED TO SIT WITH ALL OF THE POWERS PROVIDED BY LAW.  PENDING APPOINTMENT OF THE REFEREE, THE COURT SHALL HAVE THE POWER TO ISSUE TEMPORARY OR PROVISIONAL REMEDIES.

(iv)            EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE REFEREE SHALL DETERMINE THE MANNER IN WHICH THE REFERENCE PROCEEDING IS CONDUCTED INCLUDING THE TIME AND PLACE OF HEARINGS, THE ORDER OF PRESENTATION OF EVIDENCE, AND ALL OTHER QUESTIONS THAT ARISE WITH RESPECT TO THE COURSE OF THE REFERENCE PROCEEDING.  ALL PROCEEDINGS AND HEARINGS CONDUCTED BEFORE THE REFEREE, EXCEPT FOR TRIAL, SHALL BE CONDUCTED WITHOUT A COURT REPORTER, EXCEPT WHEN ANY PARTY SO REQUESTS A COURT REPORTER AND A TRANSCRIPT IS ORDERED, A COURT REPORTER SHALL BE USED AND THE REFEREE SHALL BE PROVIDED A COURTESY COPY OF THE TRANSCRIPT.  THE PARTY MAKING SUCH REQUEST SHALL HAVE THE OBLIGATION TO ARRANGE FOR AND PAY THE COSTS OF THE COURT REPORTER, PROVIDED THAT SUCH COSTS, ALONG WITH THE REFEREE’S FEES, SHALL ULTIMATELY BE BORNE BY THE PARTY WHO DOES NOT PREVAIL, AS DETERMINED BY THE REFEREE.

(v)            THE REFEREE MAY REQUIRE ONE OR MORE PREHEARING CONFERENCES.  THE PARTIES HERETO SHALL BE ENTITLED TO DISCOVERY, AND THE REFEREE SHALL OVERSEE DISCOVERY IN ACCORDANCE WITH THE RULES OF DISCOVERY, AND SHALL ENFORCE ALL DISCOVERY ORDERS IN THE SAME MANNER AS ANY TRIAL COURT JUDGE IN PROCEEDINGS AT LAW IN THE STATE OF CALIFORNIA.

(vi)            THE REFEREE SHALL APPLY THE RULES OF EVIDENCE APPLICABLE TO PROCEEDINGS AT LAW IN THE STATE OF CALIFORNIA AND SHALL DETERMINE ALL ISSUES IN ACCORDANCE WITH CALIFORNIA SUBSTANTIVE AND PROCEDURAL LAW.  THE REFEREE SHALL BE EMPOWERED TO ENTER EQUITABLE AS WELL AS LEGAL RELIEF AND RULE ON ANY MOTION WHICH WOULD BE AUTHORIZED IN A TRIAL, INCLUDING MOTIONS FOR DEFAULT JUDGMENT OR SUMMARY JUDGMENT.  THE REFEREE SHALL REPORT HIS OR HER DECISION, WHICH REPORT SHALL ALSO INCLUDE FINDINGS OF FACT AND CONCLUSIONS OF LAW.  THE REFEREE SHALL ISSUE A DECISION AND PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE, SECTION 644, THE REFEREE’S DECISION SHALL BE ENTERED BY THE COURT AS A JUDGMENT IN THE SAME MANNER AS IF THE ACTION HAD BEEN TRIED BY THE COURT.  THE FINAL JUDGMENT OR ORDER FROM ANY APPEALABLE DECISION OR ORDER ENTERED BY THE REFEREE SHALL BE FULLY APPEALABLE AS IF IT HAS BEEN ENTERED BY THE COURT.

(g)            THE PARTIES RECOGNIZE AND AGREE THAT ALL CLAIMS RESOLVED IN A GENERAL REFERENCE PROCEEDING PURSUANT HERETO WILL BE DECIDED BY A REFEREE AND NOT BY A JURY.  AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR OWN CHOICE, EACH PARTY HERETO KNOWINGLY AND VOLUNTARILY AND FOR THEIR MUTUAL BENEFIT AGREES THAT THIS REFERENCE PROVISION SHALL APPLY TO ANY DISPUTE BETWEEN THEM THAT ARISES OUT OF OR IS RELATED TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.

10.13            Acknowledgements.  The Borrower hereby acknowledges that:

(a)            it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)            neither the Agent nor any Lender has any fiduciary relationship to the Borrower solely by virtue of any of the Loan Documents, and the relationship pursuant to the Loan Documents between the Agent and the Lenders on one hand, and the Borrower on the other hand, is solely that of creditor and debtor; and

(c)            no joint venture exists among the Lenders, or among the Borrower and the Lenders.

10.14            Headings.  Section headings herein are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

10.15            Confidentiality.  The Agent and each Lender shall take reasonable precautions, in accordance with their customary procedures for handling confidential information of the same nature, to maintain the confidentiality of all non-public information obtained from any Loan Party in connection with this Agreement or any other Loan Document but may, in any event, (a) make disclosures to any of its Affiliates and as reasonably required by any transferee, assignee or participant in connection with the contemplated transfer or assignment of any of the Commitments, the Loans, any participation in Letters of Credit or participation in any of the foregoing or (b) make disclosures as required or requested by any governmental agency or representative thereof or as required pursuant to legal process or (c) make disclosures to its attorneys, accountants and credit and political risk insurance providers or (d) make disclosures as required by or deemed advisable under applicable law (including federal and state securities laws and applicable securities exchanges and markets) or (e) make disclosures in connection with litigation involving the Agent or any Lender or (f) may (at its own expense and with the Borrower’s consent) place advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of information on the Internet or worldwide web as it may choose, and circulate similar promotional materials, in the form of a “tombstone” or otherwise describing the names of the Borrower and its Affiliates (or any of them), and the amount, type and closing date with respect to the transactions contemplated hereby or (g) disclose information about the financing transactions in the ordinary course of its business and in a manner consistent with the public disclosures by such Person in respect of similar financings (including in filings with or communications to investors required by the United States Securities and Exchange Commission or applicable foreign counterpart and earnings press releases); provided that (i) such transferee, assignee or participant agrees in writing to comply with the provisions of this Section 10.15, (ii) the Agent and the Lenders, as applicable, shall attempt to give prior notice to Borrowers of such disclosure pursuant to clause (b) (regarding legal process), provided that neither the Agent nor any Lender shall have liability for failing to give such notice and (iii) in no event shall the Agent or any Lender be obligated or required to return any materials furnished by the Borrower and its Subsidiaries.

10.16            Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Agent in accordance with applicable law, the rate of interest payable in respect of such Loan, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to the Agent in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by the Agent.

10.17            PATRIOT Act.  Each Lender subject to USA PATRIOT Improvement and Reauthorization Act, Title III of Pub. L. 109-177 (signed into law March 9, 2009) (the “PATRIOT Act”) hereby notifies the Borrower that, pursuant to the requirements of the PATRIOT Act, such Lender is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the PATRIOT Act.

10.18            Keepwell.  At such time as the Borrower is a Qualified ECP Guarantor at the time the guarantee by any Guarantor that is not then an “eligible contract participant” under the Commodity Exchange Act (a “Specified Loan Party”) or the grant of a security interest under the Loan Documents by any such Specified Loan Party, in either case, becomes effective with respect to any Swap Obligation, the Borrower hereby absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering the Borrower’s obligations and undertakings under this Section 10.18 voidable under applicable bankruptcy or insolvency laws, and not for any greater amount). The obligations and undertakings of the Borrower under this Section shall remain in full force and effect until the Obligations have been paid and performed in full (other than unasserted contingent indemnification obligations and unasserted expense reimbursement obligations).  The Borrower intends this Section to constitute, and this Section shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Specified Loan Party for all purposes of the Commodity Exchange Act.

10.19            Acknowledgement and Consent to Bail-In of Affected Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)
the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)	the effects of any Bail-in Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)            a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)            the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

10.20            Amendment and Restatement.  This Agreement amends and restates in its entirety the Existing Loan Agreement effective as of the date hereof.  Anything contained herein to the contrary notwithstanding, this Agreement is not intended to and shall not serve to effect a novation of the “Obligations” (as defined in the Existing Loan Agreement).  Instead, it is the express intention of the parties hereto to reaffirm the indebtedness, obligations and liabilities created under the Existing Loan Agreement which is secured by the Collateral pursuant to the terms of the Loan Documents, as reaffirmed by the reaffirmations required hereunder.  Each of Borrower and the other Loan Parties acknowledges and confirms (x) that the liens and security interests granted pursuant to the Loan Documents secure the applicable indebtedness, liabilities and obligations of the Loan Parties to the Agent and the Lenders under the Existing Loan Agreement, as amended and restated by this Agreement, (y) the Loan Documents shall continue in full force and effect in accordance with their terms unless otherwise amended by the parties thereto, and (z) that the term “Obligations” as used in the Loan Documents (or any other term used therein to describe or refer to the indebtedness, liabilities and obligations of the Loan Parties to the Agent and the Lenders) includes, without limitation, the indebtedness, liabilities and obligations of the Loan Parties under this Agreement and any notes delivered hereunder, and under the Existing Loan Agreement, as amended and restated hereby, as the same may be further amended, modified, supplemented and/or restated from time to time.  The Loan Documents and all agreements, instruments and documents executed or delivered in connection with any of the foregoing shall each be deemed to be amended to the extent necessary to give effect to the provisions of this Agreement.  Each reference to the “Loan and Security Agreement” in any Loan Document shall mean and be a reference to this Agreement (as further amended, restated, supplemented or otherwise modified from time to time).  Cross-references in the Loan Documents to particular section numbers in the Existing Loan Agreement shall be deemed to be cross-references to the corresponding sections, as applicable, of this Agreement.  Upon the effectiveness of this Agreement, and on and after the Closing Date, each reference in the Existing Loan Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import, and each reference to the Existing Loan Agreement in any other related document, including any Loan Document as amended hereby, shall mean and be a reference to this Agreement.

10.21            Acknowledgement Regarding Any Supported QFCs.  To the extent that this Agreement or any other Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of California and/or of the United States or any other state of the United States):

(a)
In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States.  In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)	As used in this Section 10.21, the following terms have the following meanings:

(i)            “BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

(ii)            “Covered Entity” means any of the following:  (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

(iii)            “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

(iv)            “QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

(v)            “Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

10.22            Revival and Reinstatement of Obligations; Certain Waivers.

(a)            If any Secured Party repays, refunds, restores, or returns in whole or in part, any payment or property (including any proceeds of Collateral) previously paid or transferred to such Secured Party in full or partial satisfaction of any Obligation or on account of any other obligation of any Loan Party under any Loan Document or any documents relating to Cash Management Obligations, because the payment, transfer, or the incurrence of the obligation so satisfied is asserted or declared to be void, voidable, or otherwise recoverable under any law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent transfers, preferences, or other voidable or recoverable obligations or transfers (each, a “Voidable Transfer”), or because such Secured Party elects to do so on the reasonable advice of its counsel in connection with a claim that the payment, transfer, or incurrence is or may be a Voidable Transfer, then, as to any such Voidable Transfer, or the amount thereof that such Secured Party elects to repay, restore, or return (including pursuant to a settlement of any claim in respect thereof), and as to all reasonable costs, expenses, and attorneys’ fees of such Secured Party related thereto, (i) the liability of the Loan Parties with respect to the amount or property paid, refunded, restored, or returned will automatically and immediately be revived, reinstated, and restored and will exist and (ii) Agent’s Liens securing such liability shall be effective, revived, and remain in full force and effect, in each case, as fully as if such Voidable Transfer had never been made.  If, prior to any of the foregoing, (A) Agent’s Liens shall have been released or terminated or (B) any provision of this Agreement shall have been terminated or cancelled, Agent’s Liens, or such provision of this Agreement, shall be reinstated in full force and effect and such prior release, termination, cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligation of any Loan Party in respect of such liability or any Collateral securing such liability.

(b)            Anything to the contrary contained herein notwithstanding, if Agent or any Lender accepts a guaranty of only a portion of the Obligations pursuant to any guaranty, Borrower hereby waives its right under Section 2822(a) of the California Civil Code or any similar laws of any other applicable jurisdiction to designate the portion of the Obligations satisfied by the applicable guarantor’s partial payment.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

FRESHPET, INC.,
a Delaware corporation

By: /s/ Heather Pomerantz
Name: Heather Pomerantz
Title: Chief Financial Officer

Address for Notices:

FRESHPET, INC.
400 Plaza Drive FL1
Secaucus, NJ 07094
Attn:  Richard Kassar
Fax No. (201) 866-2018

with copies to (which shall not constitute notice):

KIRKLAND & ELLIS LLP
601 Lexington Avenue
New York, NY 10022
Attn:  Jason Kanner, Esq.
Fax No. (212) 446-6460

[Signature Page to Sixth Amended and Restated Loan and Security Agreement]

CITY NATIONAL BANK, as Agent, Lender, Issuing Bank, Swing Line Lender
By: /s/ John S. Kim
Name: John S. Kim Title: Senior Vice President

Address for Notices:

CITY NATIONAL BANK
400 Park Avenue
7th Floor
New York, New York 10022
Attn:  John S. Kim

with copies to (which shall not constitute notice):

CITY NATIONAL BANK
agencyservices@cnb.com

and

KATTEN MUCHIN ROSENMAN LLP
515 South Flower Street
Suite 1000
Los Angeles, California 90071
Attention:  Jan Harris Cate, Esq.
Facsimile:  (213) 947-1151

[Signature Page to Sixth Amended and Restated Loan and Security Agreement]

* LENDER SIGNATURES ON FILE WITH AGENT

[Signature Page to Sixth Amended and Restated Loan and Security Agreement]